SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [_]

Check the appropriate box:

[X]   Preliminary Proxy Statement

[_]   Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[_]   Definitive Proxy Statement

[  ]   Definitive Additional Materials

[_]   Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

LINCOLN SNACKS COMPANY
(Name of Registrant as Specified In Its Charter)

____________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[  ]  No fee required

[X]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies:

Common Stock, $0.01 par value Options to Purchase Common Stock

(2) Aggregate number of securities to which transaction applies:

877,086 shares of Common Stock 523,400 options to purchase Common Stock

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

$3.50 per share, based on merger consideration Various amounts depending on option exercise price

(4) Proposed maximum aggregate value of transaction:

$3,969,617

(5) Total fee paid:

$793.93

[_]   Fee paid previously with preliminary materials.

[_]   Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:
____________________________________________
(2) Form, Schedule or Registration Statement No.:
____________________________________________
(3) Filing Party:
____________________________________________
(4) Date Filed:
____________________________________________

PRELIMINARY COPY

[LETTERHEAD OF LINCOLN SNACKS COMPANY]

August 24, 2001

Dear Stockholders:

                With the unanimous approval of our board of directors, including all of our directors who are not affiliated with Brynwood Partners III L.P., we have entered into a definitive Agreement and Plan of Merger pursuant to which we would be acquired by Lincoln Snacks Acquisition Corp., a wholly owned subsidiary of Brynwood. Under the Merger Agreement, each share of our common stock (other than the common stock owned by Brynwood and shares the holders of which exercise appraisal rights under Delaware law) would be converted into the right to receive $3.50 in cash. Following the merger, Lincoln Snacks would be a wholly owned subsidiary of Brynwood If the merger occurs, you would receive cash and would have no continuing interest in Lincoln Snacks.

                For the Merger Agreement to be approved by our stockholders, the holders of at least a majority of our outstanding common stock must approve it. We have scheduled a special meeting on September 14, 2001 to take this vote. Your vote is very important. However, Brynwood, which owns approximately 89.8% of our common stock, has indicated that it intends to vote its shares in favor of the Merger Agreement, and its vote alone is sufficient to approve the Merger Agreement under Delaware law.

                Whether or not you plan on attending the special meeting, please take the time to vote by completing the enclosed proxy card and mailing it to us. A postage paid envelope is provided for returning your proxy. You may also cast your vote by telephone by following the instructions on the enclosed form of proxy. If you sign, date and return your proxy card without indicating how you want to vote, your proxy will be counted as a vote FOR the merger agreement. If you fail to return your card and do not vote by telephone or at the meeting, your action will have the same effect as voting AGAINST the merger.

                Only stockholders of record as of the close of business on August 17, 2001 are entitled to vote at the special meeting. The date, time and place of the special meeting are as follows:

Friday, September 14, 2001
10:00 A.M.
Lincoln Snacks Company
30 Buxton Farm Road
Stamford, Connecticut 06905

                Your board of directors, including each of the directors who is not an affiliate of Brynwood, has unanimously determined that the merger is in the best interests of Lincoln Snacks and its stockholders. The board unanimously recommends that you vote FOR the approval of the Merger Agreement. Lincoln Snacks’ stockholders should be aware that, in determining to approve the Merger Agreement, the directors of Lincoln Snacks had certain potentially conflicting interests. Some of these potentially conflicting interests could have influenced the board of directors’ approval of the Merger Agreement and its recommendation that Lincoln Snacks’ stockholders vote to approve the Merger Agreement. See “SUMMARY — Interests of Certain Persons in the Merger” and “Interests of Certain Persons in the Merger.”

                The attached Proxy Statement provides you with detailed information about the proposed merger. Before you vote, we encourage you to read carefully the entire Proxy Statement, including the documents attached to the Proxy Statement.

                On behalf of your board of directors, we thank you for your continued support and again we urge you to vote FOR the approval of the Merger Agreement.

Sincerely,

Hendrik J Hartong III President

2

PRELIMINARY COPY

LINCOLN SNACKS COMPANY
30 BUXTON FARMS ROAD
STAMFORD, CONNECTICUT 06905

(203) 329-4545

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT

September 14, 2001

                NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of Lincoln Snacks Company will be held on Friday, September 14, 2001, at 10:00 A.M. at the offices of Lincoln Snacks Company located at 30 Buxton Farm Road, Stamford, Connecticut 06905, for the following purposes:

1.	to consider and vote on a proposal to approve the Agreement and Plan of Merger, dated as of August 2, 2001, among Lincoln Snacks Company, Lincoln Snacks Acquisition Corp. and Brynwood Partners III L.P., pursuant to which each share of common stock of Lincoln Snacks (other than shares the holders of which have exercised appraisal rights under the Delaware General Corporation Law and shares owned by Brynwood) would be converted into the right to receive $3.50 in cash; and

2.	to transact such other business as may properly come before the Special Meeting or any adjournment or adjournments thereof.

                A copy of the Merger Agreement is set forth in ANNEX A to this Proxy Statement.

                The board of directors of Lincoln Snacks has fixed August 17, 2001 as the record date for determination of stockholders entitled to notice of, and to vote at, the Special Meeting. Accordingly, only holders of record of Lincoln Snacks’ common stock at the close of business on that date will be entitled to notice of, and to vote at, the Special Meeting.

                Approval of the Merger Agreement requires the affirmative vote of the holders of a majority of the outstanding common stock of Lincoln Snacks as of the record date. As of the record date, Brynwood owned 7,695,479 shares (or 89.8%) of Lincoln Snacks’ common stock. As a result, the affirmative vote of Brynwood alone will be sufficient to approve the Merger Agreement.

By Order of the Board of Directors of

LINCOLN SNACKS COMPANY

Hendrik J Hartong III President

Stamford, Connecticut
August 24, 2001

IMPORTANT: To ensure that your shares will be represented at the Special Meeting, you are requested to complete, sign, date and return as promptly as possible the enclosed proxy in the envelope

                Neither the Securities and Exchange Commission nor any state securities commission has: approved or disapproved of the merger; passed upon the merits or fairness of the merger; or passed upon the adequacy or accuracy of the disclosure in this Proxy Statement. Any representation to the contrary is a criminal offense.

provided, which requires no postage if mailed in the United States. You may also vote by telephone by following the instructions on the enclosed form of proxy. If you attend the meeting and wish to vote in person, your proxy will be returned to you at the meeting upon request to the Secretary of the meeting.

-i-

FORWARD LOOKING STATEMENTS	27
PROPOSALS OF STOCKHOLDERS	28
OTHER MATTERS	28

ANNEX A	Agreement and Plan of Merger
ANNEX B	Opinion of BNY Capital Markets, Inc.
ANNEX C	Lincoln Snacks Company Annual Report on Form 10-K for the fiscal year ended June 30, 2000
ANNEX D	Lincoln Snacks Company Quarterly Report on Form 10-Q for the quarter ended March 31, 2001
ANNEX E	Section 262 of the Delaware General Corporation Law

-ii-

SUMMARY AND TRANSACTION OVERVIEW

SUMMARY TERM SHEET

Q:          When is the stockholder meeting?

A:           September 14, 2001 at 10:00 A.M. the offices of Lincoln Snacks, 30 Buxton Farm Road, Stamford Connecticut 06905.

Q:           What will be voted on at the stockholder meeting:

A:           We will be voting on a proposal to approve the Merger Agreement among Lincoln Snacks, Brynwood and Lincoln Acquisition. See “THE SPECIAL MEETING.”

Q:           What will the stockholders of Lincoln Snacks receive if the merger becomes effective?

A:          If the merger becomes effective:

•	the stockholders of Lincoln Snacks other than stockholders who properly exercise appraisal rights under Delaware law and other than Brynwood would receive $3.50 in cash for each share of Lincoln Snacks they own (see “THE MERGER AGREEMENT — Consideration”);

•	the stockholders of Lincoln Snacks who properly exercise appraisal rights under Delaware law would be entitled to receive the “fair value” of their shares determined in accordance with Delaware law (see “APPRAISAL RIGHTS”); and

•	Brynwood would own 100% of the stock of Lincoln Snacks as the company surviving the merger (see “SPECIAL FACTORS — Background and Reasons for the Merger; Recommendation of the Lincoln Snacks’ Board — Recommendation of the Special Committee and the Board of Directors”).

Q:             What vote of stockholders is required to approve the Merger Agreement?

A:            The Merger Agreement requires approval by the holders of a majority of the outstanding shares of Lincoln Snacks’ common stock. Since approval of the Merger Agreement requires the affirmative vote of a majority of the shares entitled to vote rather than a percentage of the votes cast, failure to vote will have the effect of a vote AGAINST approval of the Merger Agreement. Brynwood as the owner of 89.8% of the common stock of Lincoln Snacks has the power, acting alone, to approve the Merger Agreement. See “THE SPECIAL MEETING — Proxies and Voting” and “SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.”

Q:           What should stockholders do now?

A:            After carefully reading the information provided in this Proxy Statement, you should complete, sign, date and mail your proxy card in the enclosed return envelope as soon as possible so that your shares may be represented at the Special Meeting. If you prefer to vote by telephone, please follow the instructions on the enclosed form of proxy. In order to assure that your shares are represented, please give your proxy by following the instructions on your proxy card even if you currently plan to attend the Special Meeting in person. The Board of Directors of Lincoln Snacks recommends that you vote FOR approval of the Merger Agreement. See “THE SPECIAL MEETING — Proxies and Voting.”

Q:           Can I vote by telephone or over the internet?

A:           While we have made provision for you to vote by telephone, there is no provision for you to vote over the internet. If you wish to vote, you must return your proxy card, follow the instructions on the proxy card for voting by telephone or attend the Special Meeting and vote in person.

Q:           What do I do if I want to change my vote?

A:            Just send in a later-dated, signed proxy card to our Secretary at 30 Buxton Farm Road, Stamford, Connecticut 06905 so that it reaches her before the Special Meeting. If you have voted by telephone, you should follow the instructions on the enclosed form of proxy to change your vote. Or you can attend the Special Meeting in person and vote. You may also revoke your proxy by sending a notice of revocation to our Secretary. If you have instructed a broker to vote your shares, you must follow instructions from your broker to change your instructions. See “THE SPECIAL MEETING — Proxies and Voting.”

Q:          If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:           If you do not provide your broker with instructions on how to vote your “street name” shares, your broker will not be permitted to vote them on the proposal to approve the Merger Agreement. You should therefore be sure to provide your broker with instructions on how to vote your shares. If you do not give voting instructions to your broker, you will in effect be voting against approval of the Merger Agreement.

Q:          Should I send in my share certificates now?

A:          No. A letter of transmittal for use in surrendering your share certificates and obtaining payment for the shares will be sent to you promptly after the merger is completed. See “The Merger Agreement — Conversion of Certificates.”

Q:          Do I have appraisal rights?

A:          If you so choose, you are entitled to exercise appraisal rights in connection with the merger. To exercise appraisal rights, you would need to follow carefully the procedures prescribed by the Delaware statute. See “Appraisal Rights” and ANNEX E.

Q:          When will the merger be completed?

A:          We are working toward completing the transaction as quickly as possible. We expect to complete the merger promptly following the Special Meeting.

Q:           How will I be taxed on the transaction?

A:           Your receipt of cash in exchange for your shares of Lincoln Snacks’ common stock will be a taxable transaction for United States federal income tax purposes. You generally will recognize gain or loss in an amount equal to the difference between (1) the cash you receive and (2) your tax basis in the shares of Lincoln Snacks’ common stock you surrender. The gain or loss will be a capital gain or loss if you hold your shares of Lincoln Snacks’ common stock as a capital asset. See “MATERIAL FEDERAL INCOME TAX CONSEQUENCES.”

Q:           Who do I call if I need additional materials or assistance in voting my shares or if I have questions about the merger?

A:          Joanne W. Prier, Secretary of Lincoln Snacks at (203) 329-4545. See “WHERE CAN YOU FIND MORE INFORMATION.”

SUMMARY

                The following is a brief summary of certain information relating to the Merger Agreement contained elsewhere in this Proxy Statement. This summary is not intended to be a summary of all material information relating to the merger and is qualified in its entirety by reference to the more detailed information contained elsewhere in this Proxy Statement, including the Annexes hereto and in the documents incorporated by reference in this Proxy Statement. A copy of the Merger Agreement is attached as ANNEX A to this Proxy Statement and reference is made to the Merger Agreement for a complete description of the terms of the merger.

Parties to the Merger

                Lincoln Snacks

                Lincoln Snacks Company is a Delaware corporation which engages principally in the manufacture, distribution and sale of prepopped carmelized popcorn. Lincoln Snacks’ products include Poppycock®, Fiddle Faddle®and Screaming Yellow Zonkers®.

                Brynwood and Lincoln Acquisition

                Brynwood Partners III L.P. is a privately held investment partnership which currently owns 89.8% of the outstanding common stock of Lincoln Snacks. Lincoln Snacks Acquisition Corp. is a wholly owned subsidiary of Brynwood which was organized for the purpose of accomplishing the merger. After the merger, Lincoln Snacks will be a wholly owned subsidiary of Brynwood. The current stockholders of Lincoln Snacks other than Brynwood will have no continuing ownership in Lincoln Snacks after the merger.

Special Meeting; Record Date

                The Special Meeting will be held on Friday, September 14, 2001 at 10:00 A.M. at the offices of Lincoln Snacks, 30 Buxton Farm Road, Stamford, Connecticut 06905, for the purpose of considering and voting on the proposal to approve the Merger Agreement.

                The board of directors of Lincoln Snacks has fixed the close of business on August 17, 2001 as the record date for determining stockholders entitled to notice of, and to vote at, the Special Meeting. As of the record date, there were 8,572,565 shares of Lincoln Snacks’ common stock issued and outstanding and entitled to be voted at the Special Meeting. Of these shares, Brynwood owns 7,695,479 (or 89.8%). See “THE SPECIAL MEETING — Proxies and Voting” and “SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.’

The Merger; Exchange Price

                Under the terms of the Merger Agreement, Lincoln Acquisition would merge with and into Lincoln Snacks. Upon consummation of the Merger, each outstanding share of Lincoln Snacks’ common stock (other than shares the holders of which have exercised appraisal rights under Delaware law and shares owned by Brynwood) would be converted into the right to receive $3.50 in cash. Stockholders of Lincoln Snacks prior to the merger (other than Brynwood) would retain no continuing interest in Lincoln Snacks after completion of the merger. See “The MERGER AGREEMENT - Consideration.”

Vote Required

                Under Delaware law, approval of the Merger Agreement requires the affirmative vote of a majority of the outstanding shares of Lincoln Snacks’ common stock as of the record date.

                Brynwood owned, as of the record date, and is entitled to vote at the Special Meeting, 7,695,479 shares of Lincoln Snacks’ common stock, which represents 89.8% of the Lincoln Snacks’ common stock entitled to vote at the Special Meeting. Brynwood has indicated that it will vote its shares in favor of approval of the Merger Agreement. As a result, the proposal to approve the Merger Agreement will be approved without regard to how any stockholder of Lincoln Snacks other than Brynwood votes. See “SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.”

                A failure to vote, either by not returning the enclosed proxy or voting by telephone or by checking the “ABSTAIN” box on the proxy, will have the same effect as a vote AGAINST approval of the Merger Agreement.

Effective Time

                Subject to the terms of the Merger Agreement regarding termination, the effective time of the merger will be the time of filing all necessary documentation, together with any required related certificates, with the Secretary of State of Delaware (or such later date as is set forth in such documentation). The merger will take place as soon as practicable following the satisfaction or waiver of all conditions specified in the Merger Agreement. Lincoln Snacks, Brynwood and Lincoln Acquisition anticipate that the merger will become effective promptly following approval of the Merger Agreement at the Special Meeting.

Recommendation of Lincoln Snacks’ Board of Directors

                The board of directors of Lincoln Snacks, including the directors who are not affiliated with Brynwood, has approved the Merger Agreement by unanimous vote, believes it is in the best interests of Lincoln Snacks and its stockholders and recommends its approval by Lincoln Snacks’ stockholders. See “SPECIAL FACTORS - Background and Reasons for the Merger; Recommendation of the Lincoln Snacks’ Board.” Lincoln Snacks’ stockholders should be aware that, in determining to approve the Merger Agreement, the directors of Lincoln Snacks had certain potentially conflicting interests. Some of these potentially conflicting interests could have influenced the board of directors' approval of the Merger Agreement and its recommendation that the stockholders of Lincoln Snacks vote to approve the Merger Agreement. See “INTERESTS OF CERTAIN PERSONS IN THE MERGER.”

Opinion of Financial Advisor

                At the August 1, 2001, meeting of the special committee of the Board of Directors of Lincoln Snacks appointed to evaluate the merger and the immediately following meeting of the board of directors of Lincoln Snacks, BNY Capital Markets, Inc. delivered its opinion to the effect that, as of the date of such opinion, the merger contemplated by the Merger Agreement was fair, from a financial point of view, to the stockholders of Lincoln Snacks other than Brynwood. See “SPECIAL FACTORS — Opinion of Financial Advisor.”

Appraisal Rights

                Under Delaware law, a stockholder owning shares of Lincoln Snacks’ common stock is entitled to exercise appraisal rights and to receive cash from Lincoln Snacks as the company surviving the merger equal to the fair value of such stockholder’s shares of Lincoln Snacks’ common stock as determined in accordance with Delaware law. See “APPRAISAL RIGHTS.”

Interests of Certain Persons in the Merger

                Stockholders of Lincoln Snacks should be aware that the directors and executive officers of Lincoln Snacks have interests in the merger that are different from, and possibly conflicting with, the interests of the stockholders of Lincoln Snacks generally. These possibly conflicting interests include:

•	Brynwood has agreed to cause Lincoln Snacks as the surviving company to honor Lincoln Snacks’ obligations to indemnify and advance expenses to Lincoln Snacks’ present and former directors, officers and employees.

•	Certain directors and executive officers of Lincoln Snacks will have the right to receive a cash payment upon the surrender of certain options to purchase Lincoln Snacks’ common stock. To the extent such options are not surrendered or the executive officers hold options not eligible for surrender, such options will remain outstanding and exercisable in accordance with their terms. Accordingly, the directors and executive officers of Lincoln Snacks will have the right to acquire an equity interest in Lincoln Snacks after the merger.

•	Hendrik J. Hartong, Jr. and John T. Gray are general partners, and Ian B. MacTaggart is an employee, of the general partner of Brynwood. As such, they may be deemed to have a continuing interest in Lincoln Snacks after the merger.

                See “INTERESTS OF CERTAIN PERSONS IN THE MERGER.”

Selected Financial Data

                The following table sets forth certain selected financial information for Lincoln Snacks for the fiscal years ended June 30, 1996, 1997, 1998, 1999 and 2000 and for the nine months ended March 31, 2000 and 2001. The information should be read in conjunction with the financial statements of Lincoln Snacks, including the respective notes thereto, and the other documents incorporated herein by reference. See “WHERE YOU CAN FIND MORE INFORMATION.”

Lincoln Snacks Company
Selected Financial Data
(In thousands, except per share data)

                      12 Months    12 Months    12 Months     12        12 Months      9 Months   9 Months
                      Ended June    Ended       Ended June   Months       Ended         Ended      Ended
                       30, 1996    June 30,      30, 1998    Ended       June 30,       March     March 31,
                                     1997                   June 30,       2000        31, 2000     2001
                                                              1999
                      ___________________________________________________________      ____________________
Statement of                                   (audited)                                   (unaudited)
Operations Data:

Net sales               $23,846     $23,102    $24,278(1)     $27,081     $29,703       $23,729    $29,932
                                                                  (1)
Gross profit              6,621       7,576      8,872(1)       9,167      11,174         9,028     13,140
                                                                  (1)
Income (loss) from          897       1,609      1,668(2)(3)  (1,412)       1,041           963      1,960
operations                                                     (4)(5)
Net income (loss)           511       1,443      1,667(2)(3)  (1,378)       1,072           944      2,053
                                                               (4)(5)
Basic net income          $0.08       $0.23           $0.26   $(0.22)       $0.17         $0.15      $0.32
(loss) per common
share
Diluted net income         0.08        0.23            0.26    (0.22)        0.14          0.12       0.22
(loss) per common
share
Weighted average
number of shares
outstanding
Basic                     6,335       6,332           6,332     6,332       6,332         6,332      6,332
Diluted                   6,335       6,332           6,342     6,332       9,987         9,988     10,119

                      June 30,       June      June 30,       June        June           March     March 31,
                        1996       30, 1997      1998       30, 1999    30, 2000       31, 2000      2001
                      ___________________________________________________________      ____________________
Balance Sheet                                 (audited)                                    (unaudited)
Data:
Working capital          $(237)      $2,042       $3,500      $8,356      $9,269         $9,273    $11,426
(deficit)
Total assets             13,979      13,290       16,073      19,753      20,901         20,901     23,522
Total long term debt        309         ---          ---       5,000       5,000          5,000      5,000
Stockholders’ equity      8,506       9,949       11,616      10,238      11,310         11,183     13,387
(1)	The Planters Distribution Agreement was terminated on December 31, 1997. The financial impact of the termination of the Agreement on fiscal 1998 and fiscal 1999 versus fiscal 1996 and fiscal 1997 was an increase in revenue and gross profit which were offset by increased selling, distribution and marketing costs. Reference is made to Management’s Discussion and Analysis of Financial Condition and Results of Operations in Lincoln Snacks’ Annual Report on Form 10-K for the fiscal year ended June 30, 2000, a copy of which is attached as ANNEX C.

(2)	Amount includes a non-recurring charge of $484,000 (or $.08 per share) which represents severance and other compensation costs in connection with the resignation of the Company’s former Chairman and Chief Executive Officer. All amounts were paid as of June 30, 1998.

(3)	Amount includes Net Planters Other Income of $1.4 million (or $.22 per share) which represents Planters compensation of $1.9 million to the Company for failing to achieve certain sales levels during the calendar year ended December 31, 1997 which was partially offset by approximately $.5 million in non-recurring charges associated with initial efforts to rebuild the Fiddle Faddle brand.

(4)	Amount includes a non-recurring charge of $287,000 (or $.05 per share) which represents $177,000 of severance related to the Company’s former President and Chief Operating Officer, $50,000 of costs incurred during the relocation of the Company’s new Chief Executive Officer, and $60,000 of severance related to former employees. All amounts were paid as of June 30, 1999.

(5)	Amount includes a non-cash write down of $590,000 (or $.09 per share) of nut division assets.

INTRODUCTION

                The board of directors of Lincoln Snacks is providing this Proxy Statement to the stockholders of Lincoln Snacks for the purpose of soliciting proxies to be voted at the Special Meeting of Lincoln Snacks’ stockholders being held to vote on the proposal to approve the Merger Agreement. Information about the Special Meeting is set forth under “THE SPECIAL MEETING.”

                This Proxy Statement and the accompanying form of proxy are first being sent to the stockholders of Lincoln Snacks on or about August 24, 2001. The principal executive offices of Lincoln Snacks are at 30 Buxton Farm Road, Stamford, Connecticut 06905, and its telephone number is (203) 329-4545.

SPECIAL FACTORS

Background and Reasons for the Merger; Recommendation of the Lincoln Snacks’ Board

                Background

                In 1998, Brynwood made its initial investment in Lincoln Snacks when it purchased the stock then owned by Lincoln Snacks’ largest stockholder. Thereafter, through open market and negotiated purchases and the conversion of a portion of a Convertible Subordinated Debenture, Brynwood increased its ownership of Lincoln Snacks. These purchases included purchases made from Lincoln Snacks’ stockholders who contacted Brynwood directly soliciting Brynwood to buy their shares. As of the date hereof, Brynwood owns 89.8% of the outstanding Lincoln Snacks’ common stock.

                Over time, Brynwood examined various options relating to its investment in Lincoln Snacks, including the possibility of selling Lincoln Snacks to a third party and the acquisition by Brynwood of the portion of Lincoln Snacks which it did not already own. Brynwood had indicated to the board of directors of Lincoln Snacks that it would, as promptly as practicable consistent with Delaware law, like to be the sole stockholder of Lincoln Snacks.

                In December 2000, the President of Lincoln Snacks was approached on an unsolicited basis by a representative of a company indicating an interest in acquiring Lincoln Snacks. The board of directors of Lincoln Snacks was advised of this overture. Over the next several months, there were intermittent contacts among Lincoln Snacks, Brynwood and the interested company to find a mutually acceptable time to meet for further discussions. In mid-May 2001, Lincoln Snacks and the interested company entered into a confidentiality agreement, and the interested company conducted preliminary due diligence about the business of Lincoln Snacks. Both Lincoln Snacks and Brynwood believed that, based on the relative businesses of Lincoln Snacks and the interested company, the interested company would be willing to pay a higher price than others who might consider buying Lincoln Snacks.

                In early June 2001, Lincoln Snacks told the interested company that, before additional due diligence would be permitted, the interested company would need to indicate its preliminary indication of the price it might be willing to pay for Lincoln Snacks. The preliminary price indicated on a fully diluted basis was approximately $2.70 per share of Lincoln Snacks. However, the interested company also told Lincoln Snacks and Brynwood that the amount of goodwill that would be created if it acquired Lincoln Snacks might require it to offer less than $2.70 per share, assuming it decided to make any offer. Lincoln Snacks and Brynwood indicated that this price was inadequate, and the other party did not respond with an increased price. This marked the end of discussions between Lincoln Snacks and the interested company.

                Brynwood then reviewed its options relating to Lincoln Snacks and determined that it would be in its best interests, as well as the best interests of Lincoln Snacks and its other stockholders, for Lincoln Snacks to become a wholly owned subsidiary of Brynwood with the stockholders of Lincoln Snacks other than Brynwood receiving cash in an amount to be determined. At a meeting of the board of directors of Lincoln Snacks on June 26, 2001, a committee of the Lincoln Snacks board consisting of the independent directors of Lincoln Snacks (the “Special Committee”) was appointed for the purpose of evaluating any recommendation that Brynwood might make. The Special Committee thereafter retained BNY Capital Markets, Inc. to act as its financial advisor.

                In early July 2001, Brynwood proposed that Lincoln Snacks become a wholly owned subsidiary of Brynwood pursuant to a merger of Lincoln Snacks and Lincoln Acquisition. Brynwood proposed that each share of Lincoln Snacks’ common stock not owned by it be converted into the right to receive $3.50 in cash. Brynwood also proposed that holders of options to buy shares of Lincoln Snacks exercisable at the effective time of the merger would be offered the right to surrender such options and receive a cash payment equal to $3.50 minus the option exercise price per share. Any options not so surrendered or not eligible for surrender would remain outstanding after the effective time of the merger and be or become exercisable in accordance with their terms.

                Members of the Special Committee remained in frequent contact with representatives of BNY Capital Markets while BNY Capital Markets performed its analysis of the proposed merger. Mr. MacDonald had various telephone conversations followed by a meeting with representatives of BNY Capital Markets on July 17, 2001 to discuss BNY Capital Markets' preliminary analyses of the proposed transaction. Based on the preliminary analysis of the premium to market value of the proposed transaction compared to transactions identified by BNY Capital Markets, the Special Committee negotiated with Brynwood to determine if it would approve an increased price per share. Brynwood indicated that it would not approve a higher price per share. On July 31, 2001, BNY Capital Markets distributed a preliminary summary of its analyses to the members of the Special Committee.

                On August 1, 2001, the Special Committee met with representatives of BNY Capital Markets. At that meeting, the representatives of BNY Capital Markets presented a summary of their analyses of the fairness of the merger to the stockholders of Lincoln Snacks other than Brynwood. BNY Capital Markets delivered to the Special Committee its oral opinion (subsequently confirmed in writing) to the effect that the merger was fair, from a financial point of view, to the stockholders of Lincoln Snacks other than Brynwood. Members of the Special Committee asked questions of, and received answers from, the representatives of BNY Capital Markets. The Special Committee voted unanimously to approve the Merger Agreement and the transactions contemplated thereby and to recommend its approval by the board of directors and stockholders of Lincoln Snacks.

                After the meeting of the Special Committee, the board of directors met on August 1, 2001 and, following a presentation by representatives of BNY Capital Markets, received the opinion of BNY Capital Markets that the merger was fair, from a financial point of view, to the stockholders of Lincoln Snacks other than Brynwood.

                The board of directors of Lincoln Snacks met on August 2, 2001 to consider further the opinion of BNY Capital Markets and the recommendation of the Special Committee. The board of directors of Lincoln Snacks voted unanimously to approve the Merger Agreement and the transactions contemplated thereby and to recommend approval of the Merger Agreement by the stockholders of Lincoln Snacks. Lincoln Snacks, Brynwood and Lincoln Acquisition executed the Merger Agreement, and Lincoln Snacks announced the proposed merger on August 3, 2001.

                Reasons for Approving the Merger

                In determining to approve the Merger Agreement and to recommend its approval by the board of directors and stockholders of Lincoln Snacks, the Special Committee considered a number of factors including:

•	the relative illiquidity of an investment in Lincoln Snacks’ common stock, including the fact that, solely because Lincoln Snacks did not have 300 stockholders owning 100 share lots, the Lincoln Snacks’ common stock was delisted from the NASDAQ Small Cap Market and now trades only on the NASDAQ Bulletin Board;

•	the absence of coverage of Lincoln Snacks by securities analysts;

•	the opinion it received from BNY Capital Markets;

•	the historical prices at which Lincoln Snacks’ common stock has traded compared to the price offered in the Merger Agreement;

•	the $3.50 per share provided for in the Merger Agreement substantially exceeds the approximate $2.70 per share which an independent third party indicated it might be willing to pay for Lincoln Snacks; and

•	the substantial ongoing expenses incurred by Lincoln Snacks as a publicly reporting company.

                These factors were also among the factors considered by the board of directors in determining to approve the Merger Agreement and to recommend its approval by the stockholders of Lincoln Snacks.

                Neither the Special Committee nor the board of directors assigned any relative weight to any of the factors it considered. Rather, taking into account all of the factors considered, the Special Committee and the board of directors determined that the merger was fair from a financial point of view to the stockholders of Lincoln Snacks other than Brynwood. The Special Committee determined that the merger would be in the best interests of Lincoln Snacks and its stockholders other than Brynwood and recommended that it be approved by the board of directors and stockholders of Lincoln Snacks.

                 Recommendation of the Special Committee and the Board of Directors

                The Special Committee and the board of directors of Lincoln Snacks recommend that the stockholders of Lincoln Snacks vote to approve the Merger Agreement.

Opinion of Financial Advisor

                At the August 1, 2001, meeting of the Special Committee and the immediately following meeting of the board of directors of Lincoln Snacks, BNY Capital Markets delivered its opinion (the “Opinion”) to the effect that, as of the date of such opinion, the merger contemplated by the Merger Agreement was fair, from a financial point of view, to the stockholders of Lincoln Snacks other than Brynwood.

                The summary of the Opinion set forth herein is qualified in its entirety by reference to the full text of the Opinion, a copy of which is attached to this Proxy Statement as ANNEX B. Holders of Lincoln Snacks’ common stock are urged to read carefully the Opinion in its entirety.

                The Opinion is expressly intended for the benefit and use of the Special Committee and the board of directors of Lincoln Snacks and does not constitute a recommendation to the Special Committee, the board of directors or any holders of shares of Lincoln Snacks’ common stock as to whether to vote their shares in favor of approval of the Merger Agreement. BNY Capital Markets was not requested to opine as to, and its opinion does not address, the Lincoln Snacks’ underlying business decision to proceed with or effect the merger.

                In the course of performing its review and analyses for rendering the Opinion, BNY Capital Markets:

•	reviewed the Merger Agreement, the Notice of Annual Meeting and Proxy Statement, the form of Proxy and the form of Notice to Stock Option Holders and Stock Option Surrender Form;

•	reviewed Lincoln Snacks’ Annual Reports on Form 10-K for the fiscal years ended June 30, 1997 through 2000, and its Quarterly Report on Form 10-Q for the period ended March 31, 2001;

•	reviewed certain operating and financial information, including budgets and other financial and operating data concerning Lincoln Snacks, provided to BNY Capital Markets by management relating to Lincoln Snacks’ business and prospects;

•	discussed the past and current operations and the prospects of Lincoln Snacks with senior executives of Lincoln Snacks;

•	reviewed current and historical market prices of Lincoln Snacks’ common stock;

•	reviewed precedent transactions selected for comparative purposes;

•	reviewed publicly available financial data, stock market performance data and valuation parameters of companies which BNY Capital Markets selected for comparative purposes;

•	performed a discounted cash flow analysis (“DCF”);

•	reviewed precedent transactions in which the controlling shareholder acquired the remaining minority interest; and

•	performed such other analyses and considered such other factors as BNY Capital Markets deemed relevant and appropriate.

                BNY Capital Markets relied upon and assumed without independent verification the accuracy and completeness of all information about Lincoln Snacks that BNY Capital Markets reviewed. With respect to the budgets, BNY Capital Markets assumed that such budgets had been prepared on bases reflecting the best currently available estimates and judgments of the management of the Lincoln Snacks as to expected future performance. BNY Capital Markets did not assume any responsibility for the information or budgets provided to it. BNY Capital Markets relied upon assurance of the management that they are unaware of any facts that would make the information or budgets provided to BNY Capital Markets incomplete or misleading. BNY Capital Markets did not perform or obtain an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Lincoln Snacks, nor was BNY Capital Markets furnished with any such appraisals.

                BNY Capital Markets noted that Brynwood owns a majority of Lincoln Snacks’ common stock. BNY Capital Markets also noted that Brynwood has represented to BNY Capital Markets and to the Special Committee that it has no intention of selling any shares. Accordingly, neither BNY Capital Markets nor the Special Committee solicited, nor was BNY Capital Markets asked to solicit, third party acquisition interest in Lincoln Snacks or its assets in liquidation. BNY Capital Markets assumed that the representations and warranties made in the Merger Agreement were true and that the merger will be completed in accordance with the Merger Agreement. The Opinion was necessarily based upon financial market, economic and other conditions, and information made available to BNY Capital Markets, as they existed on, and could be evaluated as of, the date of such Opinion.

                In connection with preparing and rendering the Opinion, BNY Capital Markets performed a variety of valuation, financial and comparative analyses. BNY Capital Markets made numerous assumptions with respect to Lincoln Snacks, as well as to industry performance, general business, financial, market and economic conditions and other matters, which, though considered reasonable by BNY Capital Markets, are inherently subject to significant business, economic, regulatory and competitive uncertainties and contingencies, many of which are beyond the control of Lincoln Snacks and BNY Capital Markets and are subject to change.

                The summary of such analyses, as set forth below, does not purport to be a complete description of the analyses underlying the Opinion. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances at hand. Accordingly, a fairness opinion is not readily susceptible to summary description. BNY Capital Markets believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, could create an incomplete view of the processes underlying the analysis conducted by BNY Capital Markets and the Opinion. The analyses which BNY Capital Markets performed are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by the analyses. The analyses are not appraisals and the estimates of values of companies do not reflect the prices at which a company might actually be sold or the prices at which any securities may trade at the present time or at any time in the future. Accordingly, such estimates are inherently subject to substantial uncertainties.

                Historical Stock Price Analysis

                BNY Capital Markets reviewed the historical closing prices for Lincoln Snacks’ common stock. Over the twelve months ended July 27, 2001, Lincoln Snacks’ common stock traded between a high of $3.10 on May 16, 2001 and a low of $1.50 on December 26, 2000. BNY Capital Markets also noted that the Lincoln Snacks’ common stock traded at $3.15 on July 31, 2001. BNY Capital Markets observed that Lincoln Snacks’ common stock does not trade on all trading days, and volume of trading transactions is relatively low.

                Comparable Transaction Analysis

                BNY Capital Markets reviewed certain publicly-available financial information related to three merger and acquisition transactions involving snack food companies completed over the prior five years that it deemed generally comparable to Lincoln Snacks. For each of the comparative transactions, BNY Capital Markets reviewed certain publicly-available financial information for the acquired companies including revenue and earnings before interest, taxes, depreciation and amortization (“EBITDA”), as adjusted for certain extraordinary and non-recurring items.

                No transaction used in the comparative transaction analyses summarized above is identical to the merger contemplated by the Merger Agreement. Accordingly, any analysis of the fairness of the consideration to be received by the holders of Lincoln Snacks’ common stock in the merger involves complex considerations and judgments concerning differences in the potential financial and operating characteristics of the comparative transactions and other factors in relation to the acquisition values of the comparative companies. BNY Capital Markets noted that of the three comparative transactions, none of the comparative companies was truly comparable to Lincoln Snacks, in that many of their products and services did not overlap with those provided by Lincoln Snacks or general operating or financial performance of the acquisition targets at the time of acquisition was not similar to that of Lincoln Snacks at the time of the

Merger Agreement. Accordingly, BNY Capital Markets excluded its analysis of comparable transactions in reaching its valuation conclusions.

                Comparative Company Analysis

                BNY Capital Markets compared certain ratios and multiples of Lincoln Snacks to the corresponding ratios and multiples of certain publicly-traded companies that BNY Capital Markets considered to have operations similar to the operations of Lincoln Snacks (the “Comparable Companies”).

                The Comparable Companies for Lincoln Snacks included Lance, Inc., J&J Snack Foods Corp., John B. Sanfilippo & Son, Inc., Poore Brothers, Inc., Golden Enterprises, Inc., and Sherwood Brands, Inc. The multiples and ratios were calculated based on publicly available financial information and research reports, and were adjusted for certain extraordinary and non-recurring items. BNY Capital Markets compared the total enterprise value to revenue, EBITDA and earnings before interest and taxes (“EBIT”). Total enterprise value for a given company was defined as the equity market value plus total debt and preferred stock, less cash and cash equivalents, plus the value of any minority stakes in consolidated businesses. BNY Capital Markets also compared the current trading price of publicly-traded stock to per share earnings from the prior twelve months, and expected earnings for the twelve-month period ending June 2002. All multiples were based on closing prices as of July 27, 2001.

                BNY Capital Markets also noted that a portion of Lincoln Snacks’ cash balance may be additive to the per share value of Lincoln Snacks’ common stock. BNY Capital Markets analyzed estimated monthly financial statements for the fiscal year ended June 30, 2001, and monthly budgets for the fiscal year ending June 30, 2002, to determine the cash amount that may be deemed excess cash. BNY Capital Markets added the excess cash component to values determined by the application of the multiples to Lincoln Snacks’ results.

                BNY Capital Markets noted that the consideration to be received by the stockholders of Lincoln Snacks other than Brynwood was greater than the consideration implied by the application of the multiples of the comparative companies plus the excess cash and, therefore, that these analyses of multiples supported a fairness determination concerning the merger.

                BNY Capital Markets applied a weighting of 75% to the valuation range computed by the comparative company analysis in its valuation of Lincoln Snacks.

                Discounted Cash Flow Analysis

                BNY Capital Markets performed a DCF analysis (estimating the present value of the future free cash flows for Lincoln Snacks’ business plus the present value of the terminal value) as a reference to the valuation obtained from the comparative company approach. Due to the fact that Lincoln Snacks does not prepare budgets for more than 12 months ahead, BNY Capital Markets incorporated Lincoln Snacks’ budget for fiscal 2002 and developed projected base, downside and upside cases for the fiscal years 2003-2006. These projected cases were based on certain assumptions regarding revenue growth, margins and required investment for Lincoln Snacks over the course of the projections. As with the comparative company approach, BNY Capital Markets added the excess cash to the DCF approach in its valuation. BNY Capital Markets focused on the base case, which was consistent with recent historical results and the expectations of management.

                BNY Capital Markets noted that the consideration to be received by the stockholders of Lincoln Snacks other than Brynwood in the merger was greater than the consideration implied by the DCF approach plus the excess cash and therefore, that this analysis supported a fairness determination concerning the merger.

                BNY Capital Markets applied a weighting of 25% to the valuation range computed by the DCF in its final valuation of Lincoln Snacks.

                Minority Interest Transactions

                BNY Capital Markets compared the premium to recent prices for Lincoln Snacks’ common stock to be paid in the merger with the median premiums paid for domestic transactions involving a majority shareholder purchasing a remaining minority interest announced and closed since January 1, 2000. BNY Capital Markets noted that the premiums offered were consistent with recent minority interest premiums, although lower than the median. However, the limited trading volume and lack of liquidity of Lincoln Snacks’ common stock makes precise determination of the premium difficult. BNY Capital Markets further noted that while premiums analyses are an indication of value, such analyses by themselves were not sufficient to reach conclusions as to financial fairness.

                BNY Capital Markets was engaged by Lincoln Snacks and the Special Committee to act as the financial advisor to the Special Committee based on BNY Capital Markets' experience and expertise. BNY Capital Markets is a nationally recognized investment banking firm that is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions. The Bank of New York, an affiliate of BNY Capital Markets, is an investor in Brynwood Partners IV L.P., an affiliate of Brynwood, and has previously provided various banking and financial services to Lincoln Snacks, for which it received customary fees.

                Pursuant to the terms of its engagement letter dated July 3, 2001, the Special Committee agreed to have Lincoln Snacks pay BNY Capital Markets a total fee of $150,000 in connection with the delivery of the Opinion, to reimburse BNY Capital Markets for reasonable out-of-pocket expenses (including fees and disbursements of counsel) and to indemnify BNY Capital Markets against liabilities and expenses in connection with its engagement.

THE SPECIAL MEETING

General

                This Proxy Statement is being furnished by Lincoln Snacks to its stockholders in connection with the solicitation of proxies by the board of directors of Lincoln Snacks for use at the Special Meeting to be held on September 14, 2001, and any adjournment or adjournments thereof, to consider and vote upon:

1.	a proposal to approve the Merger Agreement; and

2.	such other business as may properly come before the Special Meeting or any adjournment or adjournments thereof.

Proxies and Voting

                We want all stockholders’ votes to be represented at the Special Meeting either in person or by proxy. Each proxy will be voted as directed by the stockholder. Signed proxies that are returned and do not contain contrary instructions will be voted FOR approval of the Merger Agreement.

                A proxy may be revoked at any time before such proxy is voted by delivering a written notice of revocation to the Secretary of Lincoln Snacks, by delivering an executed proxy bearing a later date to the Secretary of Lincoln Snacks, by following the instructions on the enclosed form of proxy with respect to votes cast by telephone or by appearing at the Special Meeting and voting in person.

                Each share of Lincoln Snacks’ common stock entitles the holder thereof to one vote on the proposal to approve the Merger Agreement and on each other item of business properly presented at the Special Meeting. At the close of business on August 17, 2001, the record date for determining the stockholders entitled to notice of, and to vote at, the Special Meeting, there were 8,572,565 shares of Lincoln Snacks’ common stock issued and outstanding and entitled to be voted at the Special Meeting. Of these shares, Brynwood owns 7,695,479 (or 89.8%). Approval of the Merger Agreement requires the affirmative vote of the holders of a majority of the shares entitled to vote at the Special Meeting.

                The vote required to approve the Merger Agreement is based on the total number of votes entitled to be cast on the proposal. Broker nonvotes occur when a broker nominee does not vote on a matter at a meeting because it has not received instructions from the beneficial owner to vote and does not have discretionary authority to vote on such matter. Failures to vote, abstentions or broker nonvotes with respect to the proposal to approve the Merger Agreement will have the same effect as a vote AGAINST that proposal.

                In addition to solicitation by mail, directors, officers and certain management employees of Lincoln Snacks may solicit proxies from Lincoln Snacks’ stockholders, either personally or by telephone, telegraph or other form of communication. Such persons will receive no additional compensation for such services.

                Because it owns 89.8% of the Lincoln Snacks’ common stock entitled to vote at the Special Meeting, Brynwood will have the power acting alone to approve the Merger Agreement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

                The table below sets forth certain information as of August 17, 2001 regarding the beneficial ownership of Lincoln Snacks’ common stock by (i) each person known by Lincoln Snacks to own beneficially more than 5% of the issued and outstanding shares, (ii) each director, (iii) each named executive officer (as defined in applicable SEC regulations) and (iv) all directors and executive officers as a group.

Name and Address of Beneficial Owner	Number of Shares (1)	Percentage (2)

5% Stockholders

Brynwood Partners III L.P.(3) 2 Soundview Drive Greenwich, Connecticut 06830	7,695,479	89.8%

Directors

Hendrik J. Hartong, Jr.	7,695,479 (3)	89.8%

John T. Gray	7,695,479 (3)	89.8%

Ian B. MacTaggart	35,000 (4)	*

C. Alan MacDonald	40,000 (5)	*

Hendrik J. Hartong III	250,000 (6)	2.8%

Robert Zwartendijk	25,000 (7)	*

Named Executive Officers

Hendrik J. Hartong III	250,000 (6)	2.8%

David D. Clarke	97,000 (8)	1.1%

Name and Address of Beneficial Owner	Number of Shares (1)	Percentage (2)

Joanne W. Prier	24,000 (9)	*

Directors and Executive Officers as a Group (8 persons)	8,166,479 (10)	90.4%

*	Less than 1%

(1)	Unless otherwise indicated, each of the parties listed has sole voting and investment power over the shares of Lincoln Snacks owned. The number of shares listed includes, in each case, the number of shares issuable upon exercise of outstanding stock options to the extent that such options are exercisable within 60 days from August 17, 2001.

(2)	Based on 8,572,565 shares issued and outstanding on August 17, 2001. In addition, treated as outstanding for the purpose of computing the percentage ownership of each director, each named executive officer and all directors and executive officers as a group are shares issuable to such individual or group upon exercise of options to purchase Lincoln Snacks’ common stock that are exercisable within 60 days from August 17, 2001.

(3)	Consists of 7,695,479 shares owned by Brynwood. Mr. Hartong, Jr. and Mr. Gray are general partners of Brynwood Management III L.P., which serves as general partner of Brynwood Partners III L.P.. Mr. Hartong, Jr. and Mr. Gray share voting and investment power over the shares owned of record by Brynwood.

(4)	Consists of 35,000 shares issuable upon exercise of options to purchase Lincoln Snacks’ common stock.

(5)	Consists of 5,000 shares held by Mr. MacDonald directly and 35,000 shares issuable upon exercise of options to purchase Lincoln Snacks’ common stock.

(6)	Consists of 250,000 shares issuable upon exercise of options to purchase Lincoln Snacks’ common stock, including options to purchase 30,000 shares which become exercisable within 60 days of August 17, 2001.

(7)	Consists of 25,000 shares issuable upon exercise of options to purchase Lincoln Snacks’ common stock.

(8)	Consists of 97,000 shares issuable upon exercise of options to purchase Lincoln Snacks’ common stock, including options to purchase 12,000 shares which become exercisable within 60 days of August 17, 2001.

(9)	Consists of 24,000 shares issuable upon exercise of options to purchase Lincoln Snacks’ common stock, including options to purchase 12,000 shares which become exercisable within 60 days of August 17, 2001.

(10)	Includes 466,000 shares issuable upon exercise of options to purchase Lincoln Snacks’ common stock, including options to purchase 54,000 shares which become exercisable within 60 days of August 17, 2001 and 7,695,479 shares owned by Brynwood.

THE MERGER AGREEMENT

                The following information relating to the merger is a summary and is qualified by reference to the more detailed information contained in the rest of this Proxy Statement and the information in the Annexes to this Proxy Statement and the documents incorporated into this Proxy Statement by reference. A copy of the Merger Agreement is set forth in ANNEX A to this Proxy Statement. Stockholders of Lincoln Snacks are urged to read the Merger Agreement carefully.

General Description

                The Merger Agreement provides that, at the effective time of the merger, Lincoln Acquisition will be merged into Lincoln Snacks, with Lincoln Snacks as the surviving corporation. The separate identity and existence of Lincoln Snacks will cease upon consummation of the merger and all property, rights, powers and franchises of each of Lincoln Snacks and Lincoln Acquisition will vest in Lincoln Snacks as the surviving corporation. After the merger, Lincoln Snacks will be wholly owned by Brynwood, and the stockholders of Lincoln Snacks other than Brynwood will retain no continuing interest in Lincoln Snacks (other than the right to receive payment of cash in accordance with the Merger Agreement or to exercise appraisal rights under Delaware law, if applicable).

Consideration

                At the effective time of the merger, each share of Lincoln Snacks’ common stock outstanding immediately prior to the effective time, except for shares owned by Brynwood and shares, if any, as to which appraisal rights under Delaware law are perfected and preserved, will be converted into the right to receive $3.50 in cash. The shares of Lincoln Acquisition will be converted into a number of shares of common stock of Lincoln Snacks as the surviving corporation equal to the sum of the number of shares of Lincoln Snacks outstanding immediately before the effective time of the merger and the number of shares subject to options to purchase Lincoln Snacks’ common stock that are surrendered as provided in the Merger Agreement.

Lincoln Snacks’ Stock Options

                Under the Merger Agreement, holders of options under the stock option plans of Lincoln Snacks that are exercisable as of the effective time of the merger will have the right to surrender such options in exchange for a cash payment. The amount of the cash payment for each option surrendered will be equal to $3.50 minus the option exercise price per share multiplied by the number of shares covered by such option. Any options that are not surrendered and all options that are not exercisable as of the effective time of the merger will remain outstanding as options to purchase shares of Lincoln Snacks, as the surviving corporation, in accordance with their terms. Certain directors and executive officers of Lincoln Snacks hold options which will be eligible for surrender. See “INTERESTS OF CERTAIN PERSONS IN THE MERGER — Lincoln Snacks’ Stock Options.”

                After the effective time of the merger, there will be no public market for the Lincoln Snacks’ common stock. In recognition that any shares thereafter acquired by option holders upon exercise of options which are not surrendered prior to the effective time of the merger or which are not eligible for surrender would be illiquid and subject to substantial restrictions on resale, Lincoln Snacks anticipates that it will develop a program which would allow the holders of such options (other than its directors and executive officers) to realize the value of their options in cash.

Conditions to the Merger

                The obligations of Lincoln Snacks, Brynwood and Lincoln Acquisition to consummate the merger are subject to satisfaction of certain conditions. Such conditions are:

•	no temporary restraining order, preliminary or permanent injunction or other court order or legal restraint preventing consummation of the merger is in effect, no litigation by a governmental entity seeking any of the foregoing has been commenced and no statute, rule, regulation or order making consummation of the merger illegal has been enacted, entered, enforced or deemed applicable to the merger; and

•	the stockholders of Lincoln Snacks have approved the Merger Agreement by the necessary vote.

                The obligations of Brynwood and Lincoln Acquisition to consummate the merger are subject to the satisfaction or waiver of additional conditions, including:

•	the continued accuracy of the representations and warranties of Lincoln Snacks made in the Merger Agreement;

•	the performance by Lincoln Snacks in all material respects of its obligations under the Merger Agreement;

•	the obtaining of material consents relating to consummation of the merger;

•	the absence of a material adverse effect on the business, assets, financial condition or results of operation of Lincoln Snacks; and

•	the deposit by Lincoln Snacks of sufficient money with an independent paying agent to pay the cash payable upon consummation of the merger to the stockholders of Lincoln Snacks.

                The obligation of Lincoln Snacks to consummate the merger is subject to the satisfaction or waiver of additional conditions, including:

•	the continued accuracy of the representations and warranties of Brynwood and Lincoln Acquisition made in the Merger Agreement;

•	the performance by Brynwood and Lincoln Acquisition in all material respects of their obligations under the Merger Agreement; and

•	the obtaining of material consents relating to consummation of the merger.

Conduct of Business Pending the Merger

                During the period prior to the effective time of the merger, Lincoln Snacks is required to conduct its business only in the ordinary course consistent with past practices, unless Brynwood otherwise agrees. During this period, Lincoln Snacks has also agreed to use its reasonable best efforts to preserve intact its business organization, to keep available the services of its present officers and key employees, to preserve the goodwill of its customers, suppliers and other persons having a business relationship with it and to pay its obligations to creditors in the ordinary course of business consistent with past practices.

Representations and Warranties

                The Merger Agreement contains customary representations and warranties by Lincoln Snacks. The representations by Lincoln Snacks include representations as to:

•	its organization and qualification;

•	its authority relating to the Merger Agreement;

•	the accuracy of its periodic reports filed with the Securities and Exchange Commission;

•	the absence of material adverse changes, undisclosed liabilities and litigation;

•	the accuracy of the information provided by it for use in this Proxy Statement and the compliance of this Proxy Statement with applicable law and regulations; and

•	its use of BNY Capital Markets as its financial advisor.

                The Merger Agreement contains customary representations and warranties by Brynwood and Lincoln Acquisition. The representations by Brynwood and Lincoln Acquisition include representations as to:

•	their organization and qualification;

•	their authority relating to the Merger Agreement; and

•	the accuracy of the information provided by them for use in this Proxy Statement.

Conversion of Certificates

                At the effective time, holders of certificates formerly representing shares of Lincoln Snacks’ common stock (other than certificates held by Lincoln Snacks’ stockholders who have exercised appraisal rights under Delaware law and other than Brynwood) will cease to have any rights as Lincoln Snacks’ stockholders, and their certificates automatically will represent the right to receive the $3.50 per share into which their shares of Lincoln Snacks’ common stock will have been converted in the merger. Promptly after the effective time of the merger, Lincoln Snacks (as the corporation surviving the merger) will instruct the payment agent selected by it to send written instructions and a letter of transmittal to each holder of record of Lincoln Snacks’ common stock (other than holders who have exercised appraisal rights under Delaware law), indicating the method for exchanging such holder's stock certificates for cash. Holders of Lincoln Snacks’ common stock should not send in their certificates until they receive instructions from the payment agent.

                Holders of outstanding certificates for Lincoln Snacks’ common stock, upon proper surrender of such certificates to the payment agent, will be entitled to receive cash in an amount equal to $3.50 per share multiplied by the number of shares of Lincoln Snacks’ common stock previously represented by the surrendered certificates (after giving effect to any required tax withholding) without interest.

Surrender of Options

                Holders of options under Lincoln Snacks’ option plans that are or will become exercisable prior to the effective time of the merger will receive a form of election to surrender all or a portion of such options in exchange for the cash payment described under “THE MERGER AGREEMENT — Lincoln Snacks’ Stock Options.” Any holder of Lincoln Snacks’ options who does not complete a form of election and return it to Lincoln Snacks prior to the effective time of the merger will lose his or her right to surrender his or her options for cash. Options eligible for surrender for which no form of election is received and options not eligible for surrender will remain outstanding as options to purchase shares of Lincoln Snacks, as the surviving corporation, in accordance with their terms.

Effective Time; Amendments; Termination

                The closing of the merger will occur as promptly as practicable after the satisfaction or waiver of the conditions to the merger specified in the Merger Agreement. The effective time of the merger will be the time when appropriate documents are filed with the Secretary of State of Delaware (unless a later time is specified therein). Lincoln Snacks and Brynwood currently expect that the merger will be completed promptly following the Special Meeting.

                The Merger Agreement may be amended by the mutual consent of Brynwood, Lincoln Acquisition and Lincoln Snacks at any time prior to the effective time of the merger. However, after approval of the Merger Agreement at the Special Meeting, no amendment can be made which requires further approval by the Lincoln Snacks’ stockholders without such further approval.

                The Merger Agreement may be terminated:

•	by the mutual consent of Lincoln Snacks and Brynwood;

•	by either Lincoln Snacks or Brynwood if the merger is not consummated by December 31, 2001 unless the failure to close is due to the failure of the party seeking to terminate to fulfill any of its obligations under the Merger Agreement; or

•	by Lincoln Snacks or Brynwood if a vote of the stockholders of Lincoln Snacks to approve the Merger Agreement is taken and the stockholders of Lincoln Snacks fail to approve the Merger Agreement.

                Lincoln Snacks and Brynwood are obligated to give the other notice of any event which could reasonably be expected to make any of their respective representations and warranties inaccurate or of any failure to comply with any of its covenants, conditions or agreements in the Merger Agreement.

Fees and Expenses

                All fees and expenses incurred by Lincoln Snacks, Brynwood or Lincoln Acquisition in connection with the Merger Agreement and the transactions contemplated by it are to be paid by the party incurring such expenses if the merger is not consummated. If the merger is consummated, the surviving corporation will pay all such fees and expenses.

                While the foregoing summary of the Merger Agreement describes all provisions thereof which would be material to a stockholder of Lincoln Snacks in determining whether or not to vote to approve the Merger Agreement, it is qualified in its entirety by reference to the Merger Agreement (a copy of which is included as ANNEX A to this Proxy Statement).

INTERESTS OF CERTAIN PERSONS IN THE MERGER

Indemnification Rights

                The Merger Agreement provides that Brynwood will cause the surviving company to honor Lincoln Snacks’ obligations under its certificate of incorporation, bylaws or any indemnification agreement of Lincoln Snacks in effect on the date of the Merger Agreement. These obligations cover any acts or omissions occurring at or prior to the effective time of the merger. The persons who must be indemnified in accordance with these provisions include present and former directors, officers and employees of Lincoln Snacks. The obligation to indemnify requires indemnification (including indemnification for expenses) to the fullest extent permitted under applicable law and Lincoln Snacks’ certificate of incorporation and bylaws. In the event of a merger, consolidation or sale of all or substantially all of the assets of Lincoln Snacks (as the company surviving the merger), provision must be made so that Lincoln Snacks’ successors and assigns assume these indemnification obligations.

Lincoln Snacks’ Stock Options

                As described under “THE MERGER AGREEMENT — Lincoln Snacks Stock Options,” options to purchase Lincoln Snacks’ common stock that are exercisable as of the effective time of the merger can be surrendered in exchange for a cash payment. Some of these options are held by the persons identified in the table under “SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.” If each such person elected to surrender all options eligible to be surrendered, he or she would receive the cash payment as set forth in the following table (assuming the effective time of the merger occurs on September 14, 2001):

Name	Maximum Payment on Surrender of Options

Ian B. MacTaggart	$ 64,830

C. Alan MacDonald	64,830

Hendrik J. Hartong III	373,100

Robert Zwartendijk	46,500

Joanne W. Prier	17,040

David D. Clarke	135,900

Directors and Executive Officers as a Group	702,200

                Each of the directors and executive officers of Lincoln Snacks eligible to surrender options pursuant to the Merger Agreement has indicated that he does not currently intend to surrender any of the options he holds.

                To the extent any of the directors and executive officers elect not to surrender options or hold options which are not eligible for surrender, such options will remain outstanding and exercisable in accordance with their terms. Accordingly, the directors and executive officers of Lincoln Snacks will have the right to acquire equity interests in Lincoln Snacks after the merger.

Rights as Partners of Brynwood

                Mr. Hartong, Jr. and Mr. Gray are general partners of Brynwood Management III L.P., which in turn is the sole general partner of Brynwood. Mr. MacTaggart is an employee of Brynwood Management III L.P. In such capacities, Mr. Hartong, Jr., Mr. Gray and Mr. MacTaggart may have conflicts of interest with the stockholders of Lincoln Snacks other than Brynwood and may be deemed to have a continuing interest in Lincoln Snacks after the merger. Mr. Hartong III is the son of Mr. Hartong, Jr.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

                The following is a summary of the material federal income tax consequences of the merger to holders whose shares of Lincoln Snacks’ common stock are converted to cash in the merger (including pursuant to the exercise of dissenter's rights). The discussion applies only to holders of shares of Lincoln Snacks’ common stock who hold the shares as capital assets and may not apply to shares of Lincoln Snacks’

common stock received pursuant to the exercise of employee stock options or otherwise as compensation or to holders of shares of Lincoln Snacks’ common stock who are in special tax situations (such as insurance companies, tax-exempt organizations or non U.S. persons).

                The federal income tax consequences set forth below are based upon current law. Because individual circumstances may differ, each holder of Lincoln Snacks’ common stock should consult such holder's own tax advisor to determine the applicability of the rules discussed below to such stockholder and the particular tax effects of the merger, including the application and effect of foreign, state, local and other income and other tax laws.

                The receipt of cash for Lincoln Snacks’ common stock pursuant to the merger (including pursuant to the exercise of appraisal rights) will be a taxable transaction for federal income tax purposes (and also may be a taxable transaction under applicable foreign, state, local and other income and other tax laws). In general, for federal income tax purposes, a holder of Lincoln Snacks’ common stock will recognize gain or loss equal to the difference between its adjusted tax basis in the shares converted to cash in the merger and the amount of cash received therefor. Gain or loss must be determined separately for each block of shares of Lincoln Snacks’ common stock (i.e., shares of Lincoln Snacks’ common stock acquired at the same cost in a single transaction) converted into cash in the merger. Such gain or loss will be capital gain or loss and will be long-term gain or loss if, on the date of sale (or, if applicable, the date of the merger), the shares of Lincoln Snacks’ common stock were held for more than one year. With respect to stockholders exercising appraisal rights, amounts, if any, which are or are deemed to be interest for federal income tax purposes will be taxed as ordinary income.

                Payments in connection with the merger may be subject to “backup withholding” at a rate of 31%. Backup withholding generally applies if a stockholder:

•	fails to furnish to the payment agent the stockholder’s social security number or taxpayer identification number;

•	furnishes an incorrect tax identification number;

•	fails properly to include a reportable interest or dividend payment on such stockholder’s federal income tax return; or

•	under certain circumstances, fails to provide a certified statement, signed under penalties of perjury, that the tax identification number provided is such stockholder’s correct number and that such stockholder is not subject to backup withholding.

                Backup withholding is not an additional tax but merely an advance payment, which may be refunded to the extent it results in an overpayment of tax. Certain persons generally are entitled to exemption from backup withholding, including corporations and financial institutions. Certain penalties apply for failure to furnish correct information and for failure to include reportable payments in income. Each stockholder should consult with such stockholder’s own tax advisor as to qualification for exemption from backup withholding and the procedure for obtaining such exemption.

APPRAISAL RIGHTS

                Under Delaware law, stockholders owning Lincoln Snacks’ common stock are entitled to exercise appraisal rights and to receive cash from Lincoln Snacks as the surviving corporation of the merger equal to the fair value of such stockholder’s shares of Lincoln Snacks’ common stock.

                Pursuant to Section 262 of the Delaware General Corporation Law (a copy of which is attached hereto as ANNEX E), a holder of Lincoln Snacks’ common stock who complies with the statutory provisions thereof will be entitled to an appraisal by the Delaware Court of Chancery of the fair value of its Lincoln Snacks’ common stock and to receive payment of such amount in lieu of the consideration provided for in the Merger Agreement. Such amount may be more or less than the cash provided for in the Merger Agreement. Any holder of Lincoln Snacks’ common stock desiring to exercise appraisal rights should refer to the statute in its entirety and should consult with legal counsel prior to taking action to ensure that such holder complies strictly with the applicable statutory provisions.

                To exercise appraisal rights, a holder of Lincoln Snacks’ common stock must:

•	hold Lincoln Snacks’ common stock on the date of the making of a demand for payment for appraisal of such shares and continuously hold such shares through the effective time of the Merger;

•	before the taking of the vote on approval of the Merger Agreement, deliver to Lincoln Snacks written demand for the appraisal of its shares;

•	not vote in favor of the Merger Agreement; and

•	make a demand to Lincoln Snacks for appraisal of such shares in writing within twenty days after the mailing of a notice by Lincoln Snacks to such holder, which notice by Lincoln Snacks will state the effective time of the merger, that appraisal rights are available and be accompanied by a copy of Section 262 of the Delaware General Corporation Law.

                While a failure to vote against approval of the Merger Agreement will not be a waiver of a stockholder's appraisal rights, a vote against approval of the Merger Agreement will not be deemed to satisfy the notice requirements of Delaware law.

SELECTED FINANCIAL DATA

                The following table sets forth certain selected financial information for Lincoln Snacks for the fiscal years ended June 30, 1996, 1997, 1998, 1999 and 2000 and for the nine months ended March 31, 2000 and 2001. The information should be read in conjunction with the financial statements of Lincoln Snacks, including the respective notes thereto, and the other documents incorporated herein by reference. See “WHERE YOU CAN FIND MORE INFORMATION.”

Lincoln Snacks Company
Selected Financial Data
(In thousands, except per share data)

                      12 Months    12 Months    12 Months     12        12 Months      9 Months   9 Months
                      Ended June    Ended       Ended June   Months       Ended         Ended      Ended
                       30, 1996    June 30,      30, 1998    Ended       June 30,       March     March 31,
                                     1997                   June 30,       2000        31, 2000     2001
                                                              1999
                      ___________________________________________________________      ____________________
Statement of                                   (audited)                                   (unaudited)
Operations Data:

Net sales               $23,846     $23,102    $24,278(1)     $27,081     $29,703       $23,729    $29,932
                                                                  (1)
Gross profit              6,621       7,576      8,872(1)       9,167      11,174         9,028     13,140
                                                                  (1)
Income (loss) from          897       1,609      1,668(2)(3)  (1,412)       1,041           963      1,960
operations                                                     (4)(5)
Net income (loss)           511       1,443      1,667(2)(3)  (1,378)       1,072           944      2,053
                                                               (4)(5)
Basic net income          $0.08       $0.23           $0.26   $(0.22)       $0.17         $0.15      $0.32
(loss) per common
share
Diluted net income         0.08        0.23            0.26    (0.22)        0.14          0.12       0.22
(loss) per common
share
Weighted average
number of shares
outstanding
Basic                     6,335       6,332           6,332     6,332       6,332         6,332      6,332
Diluted                   6,335       6,332           6,342     6,332       9,987         9,988     10,119

                      June 30,       June      June 30,       June        June           March     March 31,
                        1996       30, 1997      1998       30, 1999    30, 2000       31, 2000      2001
                      ___________________________________________________________      ____________________
Balance Sheet                                 (audited)                                    (unaudited)
Data:
Working capital          $(237)      $2,042       $3,500      $8,356      $9,269         $9,273    $11,426
(deficit)
Total assets             13,979      13,290       16,073      19,753      20,901         20,901     23,522
Total long term debt        309         ---          ---       5,000       5,000          5,000      5,000
Stockholders’ equity      8,506       9,949       11,616      10,238      11,310         11,183     13,387
(1)	The Planters Distribution Agreement was terminated on December 31, 1997. The financial impact of the termination of the Agreement on fiscal 1998 and fiscal 1999 versus fiscal 1996 and fiscal 1997 was an increase in revenue and gross profit which were offset by increased selling, distribution and marketing costs. Reference is made to Management’s Discussion and Analysis of Financial Condition and Results of Operations in Lincoln Snacks’ Annual Report on Form 10-K for the fiscal year ended June 30, 2000, a copy of which is attached as ANNEX C.

(2)	Amount includes a non-recurring charge of $484,000 (or $.08 per share) which represents severance and other compensation costs in connection with the resignation of the Company’s former Chairman and Chief Executive Officer. All amounts were paid as of June 30, 1998.

(3)	Amount includes Net Planters Other Income of $1.4 million (or $.22 per share) which represents Planters compensation of $1.9 million to the Company for failing to achieve certain sales levels during the calendar year ended December 31, 1997 which was partially offset by approximately $.5 million in non-recurring charges associated with initial efforts to rebuild the Fiddle Faddle brand.

(4)	Amount includes a non-recurring charge of $287,000 (or $.05 per share) which represents $177,000 of severance related to the Company’s former President and Chief Operating Officer, $50,000 of costs incurred during the relocation of the Company’s new Chief Executive Officer, and $60,000 of severance related to former employees. All amounts were paid as of June 30, 1999.

(5)	Amount includes a non-cash write down of $590,000 (or $.09 per share) of nut division assets.

MARKET INFORMATION

                Lincoln Snacks’ common stock is traded on the OTC Bulletin Board under the symbol “SNAX.” The range of high and low reported sales prices as reported by NASDAQ for fiscal 1999 and the first and second quarters of fiscal 2000 and as reported by the OTC Bulletin Board for the third and fourth quarters of fiscal 2000 and 2001 were as follows:

Fiscal Year Ended June 30, 1999	Fiscal Year Ended June 30, 2000	Fiscal Year Ended June 30, 2001
	High	Low	High	Low	High	Low

Quarter ended September 30	$2.44	$1.09	$2.13	$1.03	$2.19	$2.00

Quarter ended December 31	1.88	1.19	1.75	0.50	2.25	1.50

Quarter ended March 31	1.50	0.88	1.88	0.13	2.75	1.75

Quarter ended June 30	1.38	1.00	2.13	0.44	3.10	2.20

                The public market for the Lincoln Snacks’ common stock is limited, and the foregoing quotations should not be taken as necessarily reflective of prices which might be obtained in actual market transactions or in transactions involving substantial numbers of shares.

                On August 17, 2001, as reported by Lincoln Snacks’ transfer agent, shares of Lincoln Snacks’ common stock were held by [______] persons, based on the number of record holders. These record holders include several holders who are nominees for an undetermined number of beneficial owners.

                Lincoln Snacks has not declared or paid a cash dividend since its inception. Its present policy is to retain any earnings for use in its business. Payment of dividends is dependent upon the earnings and financial condition of Lincoln Snacks and other factors which its board of directors may deem appropriate. Lincoln Snacks does not expect to pay any dividends on its common stock prior to the effective time of the merger.

WHERE YOU CAN FIND MORE INFORMATION

                Lincoln Snacks files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information Lincoln Snacks files at the SEC’s public reference rooms in Washington, D.C., New York, New

                York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Lincoln Snacks’ SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at “http://www.sec.gov.”

                The SEC allows Lincoln Snacks to “incorporate by reference” information into this Proxy Statement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this Proxy Statement, except for any information superseded by information in, or incorporated by reference into, this Proxy Statement. This Proxy Statement incorporates by reference the documents set forth below that Lincoln Snacks has previously filed with the SEC. These documents contain important information about Lincoln Snacks and its finances.

•	Lincoln Snacks’ Annual Report on Form 10-K for the fiscal year ended June 30, 2000;

•	Lincoln Snacks’ Quarterly Reports on Form 10-Q for the periods ended September 30, 2000, December 31, 2000 and March 31, 2001;

•	Lincoln Snacks’ Proxy Statement dated October 26, 2000 distributed in connection with its Annual Meeting of Stockholders held November 30, 2000; and

•	Lincoln Snacks’ Current Reports on Form 8-K dated June 25, 2001 and August 2, 2001.

                Copies of Lincoln Snacks’ Annual Report on Form 10-K for the fiscal year ended June 30, 2000 and its Quarterly Report on Form 10-Q for the period ended March 31, 2001 are attached to this Proxy Statement as ANNEXES C and D.

                A copy of the documents incorporated by reference but not attached to this Proxy Statement (other than certain exhibits thereto) is available without charge to each person, including a beneficial owner, to whom a Proxy Statement is delivered. A request for any such document must be made in writing or orally directed to:

Lincoln Snacks Company
30 Buxton Farm Road
Stamford, Connecticut 06905
Attention: Joanne W. Prier, Secretary

Telephone: (203) 329-4545

FORWARD LOOKING STATEMENTS

                This Proxy Statement and the other documents incorporated by reference contain, in addition to historical information, certain forward looking statements regarding future financial conditions and results of operations. The words “expect,” “estimate,” “anticipate,” “predict,” “believe” and similar expressions identify forward looking statements. These forward looking statements are based on expectations at the time they were made and are subject to a number of risks and uncertainties. We caution readers that the factors listed below, among others, sometimes have affected and, in the future could affect, Lincoln Snacks’ actual results and could cause the future results to differ materially from those contained in or indicated by any such forward looking statements. There may be additional factors not enumerated which could have a similar impact, including factors which affect business generally, such as economic conditions.

                These factors include:

•	Lincoln Snacks’ business has historically been subject to pronounced seasonal fluctuations;

•	Lincoln Snacks is significantly dependent on sales to its largest customer, Wal-Mart, which accounted for 40%, 33% and 12% of Lincoln Snacks’ sales for the fiscal years ended June 30, 2000, 1999 and 1998; and

•	The competitive nature of Lincoln Snacks’ business.

PROPOSALS OF STOCKHOLDERS

                Lincoln Snacks will hold an Annual Meeting of Stockholders in 2001 only if the merger is not consummated before the time of such meeting. In order for stockholder proposals to be eligible for inclusion in Lincoln Snacks’ proxy statement for the 2001 Annual Meeting of Stockholders, if one is held, they must have been received by Lincoln Snacks at its principal office, 30 Buxton Farm Road, Stamford, Connecticut 06905, by June 28, 2001. Since no such stockholder proposals were received by that date, no stockholder proposal is eligible for inclusion in the proxy statement for the 2001 Annual Meeting of Stockholders, should one be held.

                If any stockholder proposes to make any proposal at the 2001 Annual Meeting of Stockholders, if one is held, which proposal will not be included in Lincoln Snacks’ proxy statement for such meeting, such proposal must have been received by September 11, 2001 to be considered timely for purposes of Rule 14a-4(c) under the Securities Exchange Act of 1934. The form of proxy distributed by the board of directors for any such meeting will confer discretionary authority to vote on any such proposal not received by such date. If any such proposal is received by such date, the proxy statement for the meeting will provide advice on the nature of the matter and how Lincoln Snacks intends to exercise its discretion to vote on each such matter.

OTHER MATTERS

                As of the date of this Proxy Statement, the board of directors of Lincoln Snacks knows of no matters which will be presented for consideration at the special meeting other than the proposal to approve the Merger Agreement. However, if any other matters shall come before the meeting or any adjournment thereof and be voted upon, the enclosed proxy shall be deemed to confer discretionary authority to the individuals named as proxies therein to vote the shares represented by such proxy as to any such matters. On any motion to adjourn the special meeting, only those shares represented by proxies entitled to vote FOR approval of the Merger Agreement will be voted by the named proxies FOR such adjournment.

ANNEX A

AGREEMENT AND PLAN OF MERGER

by and among

LINCOLN SNACKS COMPANY,

LINCOLN SNACKS ACQUISITION CORP.

and

BRYNWOOD PARTNERS III L.P.

                This AGREEMENT AND PLAN OF MERGER, dated as of August 2, 2001 (this “Agreement”), is among LINCOLN SNACKS COMPANY, a Delaware corporation (the “Company”), LINCOLN SNACKS ACQUISITION CORP., a Delaware corporation (“Lincoln Acquisition”), and BRYNWOOD PARTNERS III L.P., a Delaware limited partnership (“Brynwood”).

                 WHEREAS, the Boards of Directors of the Company and Lincoln Acquisition and the General Partner of Brynwood have each determined that it is advisable and in the best interests of their respective stockholders and partners for Brynwood to enter into a strategic business combination with the Company upon the terms and subject to the conditions set forth herein;

                 WHEREAS, in furtherance of such combination, the Boards of Directors of the Company and Lincoln Acquisition and the General Partner of Brynwood have each approved the merger (the “Merger”) of Lincoln Acquisition with and into the Company in accordance with the applicable provisions of the Delaware General Corporation Law (the “DGCL”) and upon the terms and subject to the conditions set forth herein; and

                 WHEREAS, pursuant to the Merger, each outstanding share of common stock of the Company, $0.01 par value (the “Company Common Stock” and each share, a “Share”) shall be converted into the right to receive the Merger Consideration (as defined in Section 1.06(a)), upon the terms and subject to the conditions set forth herein;

                 NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Company, Lincoln Acquisition and Brynwood hereby agree as follows:

ARTICLE I.     THE MERGER

                 Section 1.01        The Merger; Closing.

                  (a)         The Merger.   At the Effective Time (as defined in Section 1.02 hereof), and subject to and upon the terms and conditions of this Agreement and in accordance with the DGCL, Lincoln Acquisition shall be merged with and into the Company, the separate corporate existence of Lincoln Acquisition shall cease upon the filing of a certificate of merger with the Secretary of State of Delaware pursuant to the DGCL, and the Company shall continue as the surviving corporation being the successor to all the property, rights, powers, privileges, liabilities and obligations of both Lincoln Acquisition and the Company. The Company as the surviving corporation after the Merger is hereinafter sometimes referred to as the “Surviving Company.”

                 (b)         The Closing.   The closing of the Merger (the “Closing”) shall take place at a time and on a date to be specified by the parties, which shall be as promptly as practicable after satisfaction or waiver of the conditions set forth in Article VI, unless another time or date is agreed to in writing by the parties hereto. The Closing will be held at the offices of Cummings & Lockwood, Four Stamford Plaza, Stamford, Connecticut, unless another place is agreed to in writing by the parties hereto.

                 Section 1.02        Effective Time.   Simultaneously with the Closing, the parties hereto shall cause the Merger to be consummated by filing all necessary documentation (the “Merger Documents”), together with any required related certificates, with the Secretary of State of Delaware, in such form as required, and executed in accordance with the relevant provisions of the DGCL (the time of such filing, or such later date as is set forth in the Certificate of Merger, being the “Effective Time”).

                  Section 1.03        Effect of the Merger.   The Merger shall have the effects set forth in Section 251 of the DGCL.

                  Section 1.04        Certificate of Incorporation and Bylaws.   At the Effective Time, the certificate of incorporation and bylaws of Lincoln Snacks as in effect immediately prior to the Effective Time shall be the certificate of incorporation and bylaws of the Surviving Company (the “certificate of incorporation” and “bylaws”) until thereafter changed or amended as provided therein or by the DGCL.

                 Section 1.05         Directors and Officers

                 (a)          Directors.   The directors of the Company immediately prior to the Effective Time shall be the initial directors of the Surviving Company, each to hold office in accordance with the certificate of incorporation and bylaws, until their respective successors are duly elected or appointed and qualified.

                 (b)          Officers.    The officers of the Company at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Company until their successors shall have been duly elected or appointed and shall have qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws.

                 Section 1.06        Merger Consideration; Cancellation of Securities.   At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Lincoln Acquisition and Brynwood or the holders of any of the Shares:

                 (a)         Merger Consideration.   Each Share issued and outstanding immediately prior to the Effective Time (excluding (i) any shares to be cancelled pursuant to Section 1.06(b) and (ii) Shares (“Dissenting Shares”) that are owned by stockholders (“Dissenting Stockholders”) of the Company who satisfy all of the requirements to demand payment for such Shares in accordance with Section 262 of the DGCL) shall be converted into the right to receive three dollars and fifty cents ($3.50) per share in cash (the “Merger Consideration”).

                 (b)         Cancellation of Shares.   Each Share owned by the Company, Lincoln Acquisition or Brynwood immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and retired without payment of any consideration therefor and cease to exist.

                 (c)         Stock Options.   Each option outstanding under the stock option plans of the Company outstanding at the Effective Time and exercisable as of the Effective Time (each an “Exercisable Option”) shall, at the option of the holder thereof and upon surrender thereof in whole or in part, be exchanged for cash in an amount equal to the product of (a) the excess of (i) $3.50 over (ii) the exercise price per share of the Exercisable Option and (b) the number of shares as to which the Exercisable Option is surrendered (the “Option Consideration”). The Option Consideration shall be paid by the Surviving Company as soon as practicable after the Effective Time. Any Exercisable Option as to which the holder has not made an election at or before the Effective Time and any outstanding option not eligible for surrender shall remain outstanding after the Effective Time and be or become exercisable in accordance with its terms.

                 (d)         Common Stock of Lincoln Acquisition.   The common stock of Lincoln Acquisition issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for a number of validly issued, fully paid and nonassessable shares of common stock of the Surviving Company equal to the sum of (a) the number of Shares outstanding immediately prior to the Effective Time and (b) the number of shares covered by Exercisable Options which are surrendered in accordance with Section 1.06(c) hereof. Each certificate of Lincoln Acquisition evidencing ownership of any common stock of Lincoln Acquisition shall evidence, from and after the Effective Time, ownership of such shares of the Surviving Company.

                 Section 1.07        Transmittal of Merger Consideration.

                 (a)         Payment Agent. At the Closing, the Surviving Company shall deposit, or shall cause to be deposited, with a payment agent selected by Brynwood prior to the Effective Time (the “Payment Agent”), for the benefit of the holders of Shares, an amount equal to the product of (i) the Merger Consideration multiplied by (ii) the number of Shares then issued and outstanding minus the number of Dissenting Shares and the number of Shares cancelled in accordance with Section 1.06(b) (the “Payment Fund”).

                 (b)         Payment Procedures.   Promptly after the Effective Time, the Surviving Company shall cause the Payment Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time evidenced outstanding Shares other than certificates representing Shares owned by Brynwood (the “Certificates”) (i) a letter of transmittal specifying that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof in accordance with Section 1.07(d)) to the Payment Agent and (ii) instructions for use in effecting the surrender of the Certificates in exchange for payment of the applicable Merger Consideration. Upon surrender of a Certificate for cancellation to the Payment Agent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a check in the amount (after giving effect to any required tax withholdings) equal to the Merger Consideration multiplied by the number of Shares theretofore represented by such Certificate, and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, a check for any cash to be paid upon due surrender of the Certificate may be paid to such transferee if the Certificate formerly representing such Shares is presented to the Payment Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

                 (c)         Termination of Payment Fund.   Any portion of the Payment Fund that remains unclaimed by the stockholders of the Company for 360 days after the Effective Time shall be paid to the Surviving Company. Any shareholders of the Company who have not theretofore complied with this Article I shall thereafter look only to the Surviving Company for payment of the applicable Merger Consideration upon due surrender of their Certificates (or affidavits of loss in lieu thereof in accordance with Section 1.07(d)), in each case, without any interest thereon. If any Certificate shall not have been surrendered prior to two years after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration payable to the holder of such Certificate would otherwise escheat to or become the property of any governmental authority), and such Merger Consideration shall, to the extent permitted by applicable law, become the property of the Surviving Company, free and clear of all claims or interest of any person previously entitled thereto. Notwithstanding the foregoing, none of Brynwood, the Surviving Company, the Payment Agent or any other Person shall be liable to any former holder of Shares for any amount properly delivered to a public official or governmental authority pursuant to applicable abandoned property, escheat or similar laws.

                 (d)         Lost, Stolen or Destroyed Certificates.   In the event that any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact and customary indemnification against loss by the person claiming such Certificate to be lost, stolen or destroyed, the Payment Agent will pay in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration in respect thereof pursuant to Section 1.07(b) upon receipt by the Payment Agent of such affidavit and indemnification against loss.

                 (e)         Withholding Rights.   The Surviving Company or the Payment Agent shall be entitled to deduct and withhold from the Merger Consideration or Option Consideration otherwise payable pursuant to this Agreement to any holder of Shares or Exercisable Options such amounts as the Surviving Company or the Payment Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Company or the Payment Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares or Exercisable Options in respect of which such deduction and withholding was made by the Surviving Company or the Payment Agent.

                 Section 1.08        Stock Transfer Books.   At the Effective Time, the stock transfer books of the Company shall be closed, the Merger Consideration delivered upon the surrender of a Certificate in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares theretofore represented by such Certificate, and there shall be no further registration of transfers on the records of the Company or the Surviving Company of Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Company for any reason, they shall be cancelled and exchanged as provided in this Article I provided that the Payment Agent or the Surviving Corporation shall have received an appropriate letter of transmittal.

                 Section 1.09        Appraisal Rights.   No Dissenting Stockholder shall be entitled to receive payment of the applicable Merger Consideration pursuant to this Article I unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost such holder’s right to an appraisal of the fair value of such holder’s Shares under the DGCL, and any Dissenting Stockholder shall be entitled to only such rights as are granted by the DGCL with respect to Shares owned by such Dissenting Stockholder. If any Person who would otherwise be deemed a Dissenting Stockholder shall have failed properly to perfect or shall have effectively withdrawn or lost the right to an appraisal with respect to any Shares, such Shares shall thereupon be treated as though such Shares had been converted into the right to receive the Merger Consideration pursuant to Section 1.06(a) hereof. The Company shall give Brynwood (i) prompt written notice of any demands for appraisal, attempted withdrawals of such demands and any other instruments served pursuant to applicable law received by the Company relating to appraisal rights and (ii) the opportunity to direct all negotiations with respect to appraisals under the DGCL. The Company shall not, without the prior written consent of Brynwood, voluntarily make any payment with respect to any demands for payment by Dissenting Stockholders, offer to settle or settle any such demands or approve any withdrawal of such demands.

ARTICLE II.     REPRESENTATIONS AND WARRANTIES OF THE COMPANY

                 The Company hereby represents and warrants to Brynwood and Lincoln Acquisition as follows:

                 Section 2.01         Organization and Qualification.   The Company is a corporation duly organized, validly existing and in good standing under the laws of Delaware, has the requisite corporate power and authority and is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders (“Approvals”) necessary to own, lease and operate the properties it purports to own, lease or operate and to carry on its business as it is now being conducted. The Company is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, leased or operated or the nature of its activities make such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that could not, either individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect (as defined below).

                 Section 2.02        Authority Relative to this Agreement.   The Company has all necessary corporate power and authority to execute and deliver this Agreement and, subject to obtaining any necessary stockholder approval of this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions so contemplated (other than the approval of this Agreement by the holders of at least a majority of the outstanding Shares on the record date for determining Shares entitled to vote at the Company Stockholders’ Meeting (as defined below) which constitutes the only stockholder approval required for consummation of the Merger). The board of directors of the Company and the special committee of the board of directors of the Company appointed to evaluate the Merger (the “Special Committee”) have determined that it is advisable and in the best interest of the Company’s stockholders for the Company to enter into the transactions contemplated hereby and has recommended that the Company’s stockholders approve this Agreement. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Brynwood and Lincoln Acquisition constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms subject to (i) the effect of applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws affecting creditors’ rights generally, (ii) the availability of equitable remedies, including specific performance, and (iii) the enforceability of legal remedies insofar as such remedies may be subject to overriding considerations of public policy.

                 Section 2.03         SEC Filings; Financial Statements

                 (a)         SEC Filings.   The Company has filed all forms, reports, exhibits and other documents (collectively, the “Company SEC Reports”) required to be filed with the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since June 30, 1997. The Company SEC Reports (i) when filed complied with the applicable requirements of the Exchange Act and the SEC’s rules thereunder and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

                 (b)         Financial Statements.   Each of the financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports complied with applicable accounting requirements and the published rules and regulations of the SEC promulgated under the Exchange Act and was prepared in accordance with accounting principles generally accepted in the United States on a consistent basis throughout the periods involved (“GAAP”) (except as may be indicated in the notes thereto), and each fairly presents the financial position of the Company as at the respective dates thereof and the results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount.

                 Section 2.04        Absence of Certain Changes or Events.   Since June 30, 2000, the Company has conducted its business in the ordinary course consistent with past practice and there has not occurred: (i) any Company Material Adverse Effect, (ii) any damage, destruction or loss, whether or not covered by insurance, that has had or could reasonably be expected to have a Company Material Adverse Effect or (iii) any other event which has had or could reasonably be expected to have a Company Material Adverse Effect.

                 Section 2.05        No Undisclosed Liabilities.   The Company does not have any liabilities (absolute, accrued, contingent or otherwise) which are, in the aggregate, material to the business, assets (including intangible assets), results of operations or financial condition of the Company, except liabilities (i) adequately provided for in the Company’s balance sheet (including any related notes thereto) as of June 30, 2000 (the “2000 Company Balance Sheet”), (ii) incurred in the ordinary course of business and not required under GAAP to be reflected on the 2000 Company Balance Sheet and not reasonably expected to have a Company Material Adverse Effect, (iii) incurred since June 30, 2000 in the ordinary course of business and consistent with past practice and not reasonably expected to have a Company Material Adverse Effect or (iv) for monetary obligations incurred, or payments made in connection with the transactions contemplated by this Agreement.

                 Section 2.06        No Violation.   The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, and the consummation by the Company of the transactions contemplated hereby will not: (i) conflict with or violate the certificate of incorporation or bylaws of the Company, (ii) conflict with or violate in any material respect any federal, foreign, state, local or provincial law, statute, rule, regulation, order, judgment or decree (collectively, “Laws”) applicable to the Company or by which any of its properties is bound or affected or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair the Company’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, any material contract, or result in the creation of a security interest, lien, claim or pledge (collectively, “Liens”), other than Liens for taxes not yet due and payable and Liens being negotiated in good faith and for which proper reserves exist, on any of the properties or assets of the Company pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company is a party or by which the Company or any of its properties is bound or affected, except in the case of clause (iii) for any such breaches, defaults or other occurrences that could not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

                 Section 2.07        Absence of Litigation.   There are no claims, actions, suits, proceedings or investigations pending or, to the knowledge of the Company, threatened against the Company, and there is no judgment, decree, injunction, rule or order outstanding against the Company other than, in each case, those that the outcome of which, individually or in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect or a material adverse effect on the Company’s ability to consummate the Merger.

                 Section 2.08        Proxy Statement.   The information supplied by the Company for inclusion or incorporation by reference in the proxy statement to be sent to the stockholders of the Company in connection with the meeting of the stockholders of the Company to consider approval of this Agreement (the “Company Stockholders’ Meeting” and such proxy statement as amended or supplemented, the “Proxy Statement”) will not, on the date the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to stockholders of the Company, at the time of the Company Stockholders’ Meeting or at the Effective Time: (i) contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, (ii) omit to state any material fact necessary in order to make the statements made therein not false or misleading or (iii) omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholders’ Meeting which has become false or misleading. If at any time prior to the Effective Time, any event relating to the Company or any of its respective affiliates, officers or directors should be discovered by the Company which should be set forth in an amendment or a supplement to the Proxy Statement, the Company shall promptly inform Brynwood and Lincoln Acquisition. The Proxy Statement shall comply in all material respects as to form and substance with the requirements of the Exchange Act and the rules and regulations thereunder.

                 Section 2.09         Brokers.    No broker, finder or investment banker (other than BNY Capital Markets, Inc. as financial advisor to the Company (“BNY Capital Markets”) is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

                 Section 2.10        Compliance with Laws.   The Company is not in conflict with, or in default or violation of, any law, rule, regulation, order, judgment or decree applicable to the Company or by which any property or asset of the Company is bound or affected, except for any such conflicts, defaults or violations that would not in the aggregate have a Company Material Adverse Effect. The Company has all permits, licenses, authorizations, consents, approvals and franchises from governmental agencies required to conduct its business as now being conducted (the “Company Permits”), except for such permits, licenses, authorizations, consents, approvals, and franchises the absence of which would not in the aggregate have a Company Material Adverse Effect. The Company is in compliance with the terms of the Company Permits, except where the failure so to comply would not in the aggregate have a Company Material Adverse Effect.

                 Section 2.11        Contracts and Property.   The Company is not in default under any contract or agreement, nor does any condition exist that, with notice or lapse of time or both, would constitute a default thereunder, except for such defaults as in the aggregate could not reasonably be expected to have a Company Material Adverse Effect. To the knowledge of the Company, no other party to any such contract or other agreement is in default thereunder, nor does any condition exist that with notice or lapse of time or both would constitute a default thereunder, except for such defaults as in the aggregate could not reasonably be expected to have a Company Material Adverse Effect. The Company has no knowledge of a claim, actual, pending or threatened, by any governmental agency, prime contractor, subcontractor or supplier with respect to any contract, purchase order or agreement to which the Company is a party, except for such claims that could not reasonably be expected to have a Company Material Adverse Effect.

                 Section 2.12        Opinion of Financial Advisor.   BNY Capital Markets has delivered to the board of directors of the Company and the Special Committee its oral opinion to the effect that, as of the date of this Agreement, the Merger Consideration is fair to the Company’s stockholders from a financial point of view, which opinion was or will promptly after the date of this Agreement be confirmed in writing and accompanied by an authorization to include a copy of that opinion in the Proxy Statement.

ARTICLE III.     REPRESENTATIONS AND WARRANTIES OF BRYNWOOD AND LINCOLN ACQUISITION

                 Section 3.01         Organization and Qualifications.   Brynwood is a limited partnership duly organized, validly existing and in good standing under the laws of Delaware and has the requisite partnership power and authority to own, lease or operate and to carry on its business as it is now being conducted. Lincoln Acquisition is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has the requisite corporate power and authority to own, lease or operate and to carry on its business as it is now being conducted. Brynwood and Lincoln Acquisition are each duly qualified or licensed as a foreign entity to do business, and is in good standing, in each jurisdiction where the character of its properties owned, leased or operated or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that could not, either individually or in the aggregate, reasonably be expected to have a Brynwood Material Adverse Effect.

                 Section 3.02        Authority Relative to this Agreement.   Each of Brynwood and Lincoln Acquisition has all necessary partnership or corporate power and authority to execute and deliver this Agreement and, subject to obtaining any necessary stockholder approval of this Agreement by Lincoln Acquisition, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Brynwood and Lincoln Acquisition and the consummation by Brynwood and Lincoln Acquisition of the transactions contemplated hereby have been duly and validly authorized by all necessary partnership or corporate action on the part of Brynwood and Lincoln Acquisition and no other partnership or corporate proceedings on the part of Brynwood or Lincoln Acquisition are necessary to authorize this Agreement or to consummate the transactions so contemplated (other than the approval by Brynwood as the sole stockholder of Lincoln Acquisition). This Agreement has been duly authorized, validly executed and delivered by Brynwood and Lincoln Acquisition and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Brynwood and Lincoln Acquisition enforceable against each in accordance with its terms subject to (i) the effect of applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws affecting creditors’ rights generally, (ii) the availability of equitable remedies, including specific performance, and (iii) the enforceability of legal remedies insofar as such remedies may be subject to overriding considerations of public policy.

                 Section 3.03        No Violation.   The execution and delivery of this Agreement by Brynwood and Lincoln Acquisition does not, and the performance of this Agreement by Brynwood and Lincoln Acquisition will not, and the consummation by Brynwood and Lincoln Acquisition of the transactions contemplated hereby will not, (i) conflict with or violate its Agreement of Limited Partnership, in the case of Brynwood, or its certificate of incorporation or bylaws, in the case of Lincoln Acquisition, (ii) conflict with or violate any laws applicable to Brynwood or Lincoln Acquisition or by which any of their respective properties are bound or affected or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Brynwood’s or Lincoln Acquisition’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, any material contract, or result in the creation of a Lien on any of their properties pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Brynwood or Lincoln Acquisition is a party or by which any of their respective properties are bound or affected, except in the case of clause (iii) for any such breaches, defaults or other occurrences that could not, individually or in the aggregate, reasonably be expected to have a Brynwood Material Adverse Effect.

                 Section 3.04        Proxy Statement.   The information supplied by Brynwood to the Company for inclusion in the Proxy Statement will not, on the date the Proxy Statement is first mailed to stockholders of the Company (or at the time of any subsequent amendment or supplement), at the time of the Company Stockholders’ Meeting and at the Effective Time: (i) contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact; (ii) omit to state any material fact necessary in order to make the statements therein not false or misleading; or (iii) omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholders’ Meeting which has become false or misleading. If at any time prior to the Effective Time any event relating to Brynwood or any of its respective affiliates should be discovered by Brynwood which should be set forth in a supplement to the Proxy Statement, Brynwood shall promptly inform the Company.

ARTICLE IV.     CONDUCT OF BUSINESS PENDING THE MERGER

                 Section 4.01        Conduct of Business by the Company Pending the Merger.   During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, the Company covenants and agrees that, unless Brynwood shall otherwise agree, the Company will conduct its operations only in the ordinary course of business consistent with past practice and will use its reasonable best efforts to preserve intact the business organization of the Company, to keep available the services of the present officers and key employees of the Company, to preserve the goodwill of customers, suppliers and all other persons having business relationships with the Company and to pay its obligations to its creditors in the ordinary course of business consistent with its past practices.

ARTICLE V.     ADDITIONAL AGREEMENTS

                 Section 5.01        Proxy Statement.   As promptly as practicable, the Company shall prepare and file with the SEC the Proxy Statement. The Company shall ensure that, with respect to the preparation and filing of the Proxy Statement, Brynwood promptly receives (i) copies of all correspondence with the SEC, (ii) copies of all drafts of the Proxy Statement and (iii) adequate opportunity to comment substantively upon these documents. The Proxy Statement shall include the recommendation of the board of directors of the Company and of the Special Committee in favor of approval of this Agreement.

                 Section 5.02         Schedule 13E-3.   As promptly as practicable, Brynwood and its affiliates as appropriate shall prepare and file with the SEC a Schedule 13E-3 (the “Schedule 13E-3”) with respect to the transactions contemplated by this Agreement. Brynwood shall ensure that, with respect to the preparation and filing of the Schedule 13E-3, the Company promptly receives (i) copies of all correspondence with the SEC, (ii) copies of all drafts of the Schedule 13E-3 and (iii) adequate opportunity to comment substantively upon these documents.

                 Section 5.03        Company Stockholders’ Meeting.   The Company shall call and hold the Company Stockholders’ Meeting as promptly as practicable for the purpose of voting upon the approval of this Agreement, and the Company shall use its reasonable best efforts to hold the Company Stockholders’ Meeting as soon as practicable, subject to applicable law. The Company shall use its best efforts to solicit from its stockholders proxies in favor of the approval of this Agreement and shall take all other action necessary or advisable to secure the vote or consent of stockholders required by Delaware law and the certificate of incorporation and bylaws of the Company to obtain such approval.

                 Section 5.04        Consents; Approvals.   The Company and Brynwood shall each use their reasonable efforts to obtain all consents, waivers, approvals, authorizations or orders (including, without limitation, all governmental and regulatory rulings and approvals), and the Company, Brynwood and Lincoln Acquisition shall make all filings (including, without limitation, all filings with governmental or regulatory agencies) required in connection with the authorization, execution and delivery of this Agreement by the Company, Brynwood and Lincoln Acquisition and the consummation by them of the transactions contemplated hereby. The Company, Brynwood and Lincoln Acquisition shall furnish all information required to be included in the Proxy Statement, the Schedule 13E-3 or any application or other filing to be made pursuant to the rules and regulations of any governmental body in connection with the transactions contemplated by this Agreement, Except where prohibited by applicable statutes and regulations, each party shall promptly provide the other with copies of all filings made by such party with any state or federal governmental entity in connection with this Agreement or the transactions contemplated hereby.

                 Section 5.05         Notification of Certain Matters.   The Company shall give prompt notice to Brynwood, and Brynwood shall give prompt notice to the Company, of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which could reasonable be expected to cause any representation or warranty contained in this Agreement to be untrue or inaccurate and (ii) any failure of the Company, Brynwood or Lincoln Acquisition, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.05 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

                 Section 5.06        Further Assurances.

                 (a)         Upon the terms and subject to the conditions hereof, each of the parties hereto shall use reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, to obtain in a timely manner all necessary waivers, consents and approvals and to effect all necessary registrations and filings, and otherwise to satisfy or cause to be satisfied all conditions precedent to its obligations under this Agreement.

                 (b)         If, following the Effective Time, the Surviving Company shall determine or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Company the right, title or interest in, to or under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Company as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Company shall be authorized to execute and deliver, in the name and on behalf of the Company or otherwise, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of the Company or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Company or otherwise to carry out this Agreement.

                 Section 5.07        Public Announcements.   Brynwood and the Company shall consult with each other before issuing any press release with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statement without the prior consent of the other party, which shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other party, issue such press release or make such public statement as may upon the advice of counsel be required by law if it has used all reasonable efforts to consult with the other party.

                 Section 5.08        Indemnification and Exculpation.

                 (a)          Indemnification.   Brynwood shall cause the Surviving Company to honor the Company’s obligations under the Company’s certificate or incorporation and bylaws or any indemnification agreement of the Company in effect as of the date hereof to indemnify and hold harmless from liabilities for acts or omissions occurring at or prior to the Effective Time each present or former director, officer or employee of the Company to the fullest extent permitted under applicable law and the Company’s certificate of incorporation and bylaws, including against any costs or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative. Brynwood shall also cause the Surviving Company to advance expenses, as incurred, to the fullest extent permitted under applicable law and any such applicable indemnification agreement, provided that the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

                 (b)         Successors and Assigns.   In the event that the Surviving Company or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision will be made so that the successors and assigns of the Surviving Company assume the obligations set forth in this Section.

                 (c)         Rights of Indemnified Parties.   The provisions of this Section 5.08 (i) are intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs and his or her representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

ARTICLE VI.      CONDITIONS TO THE MERGER

                 Section 6.01        Conditions to Obligation of Each Party to Effect the Merger.   The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

                 (a)        No Injunctions or Restraints; Illegality.   No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect, and no litigation by any governmental entity seeking any of the foregoing shall have been commenced. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal.

                 (b)         Stockholder Approval.    This Agreement shall have been approved by the requisite vote of the stockholders of the Company.

                 Section 6.02        Additional Conditions to Obligations of Brynwood and Lincoln Acquisition.   The obligations of Brynwood and Lincoln Acquisition to effect the Merger are also subject to the following conditions:

                 (a)          Representations and Warranties.   The representations and warranties of the Company contained in this Agreement shall be true and correct on and as of the Effective Time, except (i) for the impact of the expenses incurred in connection with this Agreement, (ii) those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date) and (iii) that those representations and warranties contained in this Agreement that are not qualified by materiality or a Company Material Adverse Effect requirement shall be true and correct in all material respects and that those representations and warranties that are qualified by materiality or a Company Material Adverse Effect requirements (or similar concept) shall be true and correct, in each case, at the Effective Time, with the same force and effect as if made on and as of the Effective Time, and Brynwood and Lincoln Acquisition shall have received a certificate to such effect signed by the President and the Chief Financial Officer of the Company.

                 (b)         Agreements and Covenants.   The Company shall have performed or complied in all material respects with the agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, and Brynwood and Lincoln Acquisition shall have received a certificate to such effect signed by the President and the Chief Financial Officer of the Company.

                 (c)         Consents Obtained.   All material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made (“Material Consents”) by the Company for the authorization, execution and delivery of this Agreement and the consummation by it of the transactions contemplated hereby shall have been obtained and made by the Company, except where the failure to receive such Material Consents would not have a Company Material Adverse Effect.

                 (d)          No Company Material Adverse Effect.    Since the date of this Agreement, there shall not have been a Company Material Adverse Effect.

                 (e)         Government Actions.   There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, by any federal or state governmental entity which imposes, in the reasonable judgment of Brynwood, any condition or restriction upon the Surviving Company including, without limitation, requirements relating to the disposition of assets, which in any such case would materially adversely effect the economic or business benefits to Brynwood of the transactions contemplated by this Agreement.

                 (f)          Deposit of Payment Fund.    The Company shall have deposited the full amount of the Payment Fund with the Payment Agent.

                 Section 6.03        Additional Conditions to the Obligation of the Company.   The obligation of the Company to effect the Merger is also subject to the following conditions:

                 (a)          Representations and Warranties.   The representations and warranties of Brynwood and Lincoln Snacks contained in this Agreement shall be true and correct on and as of the Effective Time, except (i) those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date) and (ii) those representations and warranties contained in this Agreement that are not qualified by materiality or a Brynwood Material Adverse Effect requirement shall be true and correct in all material respects, and those representations and warranties that are qualified by materiality or a Brynwood Material Adverse Effect requirement (or similar concept) shall be true and correct, in each case, at the Effective Time, with the same force and effect as if made on and as of the Effective Time, and the Company shall have received a certificate to such effect signed by the General Partner of Brynwood.

                 (b)         Agreements and Covenants.   Brynwood and Lincoln Acquisition shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Time, and the Company shall have received a certificate to such effect signed by the General Partner of Brynwood.

                 (c)         Consents Obtained.   All Material Consents required to be obtained or made by Brynwood or Lincoln Acquisition for the authorization, execution and delivery of this Agreement and the consummation by them of the transactions contemplated hereby shall have been obtained and made by Brynwood and Lincoln Snacks.

ARTICLE VII.      TERMINATION

                 Section 7.01         Termination.   This Agreement may be terminated at any time prior to the Effective Time, notwithstanding approval hereof by the stockholders of the Company:

                 (a)         by mutual consent duly authorized by the board of directors of the Company and the General Partner of Brynwood;

                 (b)         by either Brynwood or the Company if the Merger shall not have been consummated by December 31, 2001 (provided that the right to terminate this Agreement under this Section 7.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date); or

                 (c)        by either Brynwood or the Company if, at the Company Stockholders’ Meeting (including any adjournment or postponement thereof), the requisite vote of the stockholders of the Company shall not have been obtained.

                 Section 7.02        Effect of Termination.   In the event of the termination of this Agreement pursuant to Section 7.01, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto or any of its affiliates, directors, officers, stockholders or general partners, except nothing herein shall relieve any party from liability for any breach hereof.

                 Section 7.03         Fees and Expenses.   All fees and expenses incurred by the parties in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, if the Merger is not consummated or, if the Merger is consummated, then the Surviving Company shall pay all such fees and expenses.

ARTICLE VIII.      GENERAL PROVISIONS

                 Section 8.01         Effectiveness of Representations, Warranties and Agreements; Knowledge, Etc.   Except as otherwise provided in this Section 8.01, the representations, warranties and agreements of each party hereto shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any other party hereto, any person controlling any such party or any of their officers, directors or partners, whether prior to or after the execution of this Agreement. The representations and warranties in this Agreement shall terminate at the Effective Time or upon termination of this Agreement, as the case may be.

                 Section 8.02         Notices.   All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered or mailed if delivered personally or delivered by a nationally recognized overnight delivery service to the parties at the following addresses (or at such other address for a party as shall be specified by like changes of address which shall be effective upon receipt):

                 (a)         If to Brynwood or Lincoln Acquisition:

Brynwood Partners III L.P.
Two Soundview Drive
Greenwich, Connecticut 06830
Attention: Hendrik J. Hartong, Jr.

                 (b)         If to the Company:

Lincoln Snacks Company
30 Buxton Farm Road
Stamford, Connecticut 06905
Attention: Hendrik J. Hartong III
President

                 Section 8.03         Certain Definitions.   For purposes of this Agreement, the term:

                 (a)          “affiliate” means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person;

                 (b)          “control” (including the terms “controlled by” or “under common control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise;

                 (c)         “Brynwood Material Adverse Effect” means any change or effect that, individually or in the aggregate, is or could reasonably be expected to have a material adverse effect on the ability of Brynwood or Lincoln Acquisition to consummate the Merger;

                 (d)         “Company Material Adverse Effect” means any change or effect that, individually or in the aggregate, is or could reasonably be expected to be materially adverse to the business, assets (including intangible assets), financial condition or results of operations of the Company;

                 (e)         “knowledge” or “to the knowledge of” when used with respect to the Company means the actual knowledge of an executive officer of the Company, assuming such executive officer made reasonable inquiry pertaining to the relevant subject matter; and

                 (f)         “person” means an individual, corporation, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act).

                 Section 8.04         Amendment.   This Agreement may be amended by the parties hereto by action taken by or on behalf of the Company and Lincoln Acquisition by their boards of directors and by or on behalf of Brynwood by its General Partner at any time prior to the Effective Time; provided, however, that, after approval of this Agreement by the stockholders of the Company, no amendment may be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

                 Section 8.05         Waiver.   At any time prior to the Effective Time, any party hereto may with respect to any other party hereto (i) extend the time for the performance of any of the obligations or other acts, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

                 Section 8.06         Headings.   The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

                 Section 8.07         Severability.   If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

                 Section 8.08        Entire Agreement.   This Agreement constitutes the entire agreement and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein, are not intended to confer upon any other person any rights or remedies hereunder.

                 Section 8.09         Assignment.   This Agreement shall not be assigned by operation of law or otherwise, except that Brynwood and Lincoln Acquisition may assign all or any of their rights hereunder to any affiliate provided that no such assignment shall relieve the assigning party of its obligations hereunder.

                 Section 8.10        Parties in Interest.   This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and, except as otherwise expressly provided herein, nothing contained in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

                 Section 8.11        Governing Law.   This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Connecticut applicable to contracts executed and fully performed within the State of Connecticut, without regard to the conflicts of laws provisions thereof.

                 Section 8.12         Counterparts.   This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

                 IN WITNESS WHEREOF, Brynwood, Lincoln Acquisition and the Company have caused this Agreement to be executed as of the date first written above by their respective general partner or officers thereunto duly authorized.

BRYNWOOD PARTNERS III L.P.

By: BRYNWOOD MANAGEMENT III L.P. General Partner

By:	/s/ HENDRIK J. HARTONG, JR.
Hendrik J. Hartong, Jr. A General Partner

LINCOLN SNACKS ACQUISITION CORP.

By:	/s/ HENDRIK J. HARTONG, JR.
Hendrik J. Hartong, Jr. President

LINCOLN SNACKS COMPANY

By:	/s/ HENDRIK J. HARTONG III
Hendrik J. Hartong, III President

ANNEX B

BNY CAPITAL MARKETS, INC.

August 1, 2001	INVESTMENT BANKING 445 PARK AVENUE, NEW YORK, NY. 10022 TELEPHONE 212-821-1900 FACSIMILE 212-832-6946 WRITERS DIRECT DIAL NO.: 212-891-

Special Committee of the Board of Directors
Lincoln Snacks Company
30 Buxton Farm Road
Stamford, CT 06905

Attn:	Mr. C. Alan MacDonald Director and Member of Special Committee

Gentlemen:

We understand that Lincoln Snacks Company (“Lincoln” or the “Company”) has received a proposal from Brynwood Partners III L.P., the controlling shareholder of the Company (together with its affiliates which own or hereafter acquire Company securities and such other participants as may be hereinafter identified, the “Investor Group”), by which the Company would merge with Lincoln Snacks Acquisition Corporation (an affiliate of the Investor Group), and each share of Lincoln common stock, par value $0.01 per share (the “Common Stock”), not owned by the Investor Group would be converted into the right to receive $3.50 in cash (the “Proposed Transaction”). The terms and conditions of the Proposed Transaction are more fully set forth in the Draft Agreement and Plan of Merger dated July 31, 2001 (the “Draft Agreement”).

You have asked for our opinion as to whether the Proposed Transaction is fair from a financial point of view to the Company’s “Public Shareholders” (as defined below).

For purposes of the opinion set forth herein, we have:

(i)	reviewed and compared certain publicly available financial statements and other publicly available information of Lincoln and comparative companies;

(ii)	reviewed and analyzed certain internal financial statements, budgets and other financial and operating data concerning Lincoln prepared by management of Lincoln;

(iii)	discussed the past and current operations and financial condition and the prospects of Lincoln with senior executives of Lincoln;

(iv)	reviewed the reported prices and trading activity for the Common Stock;

(v)	compared the financial performance of Lincoln with that of certain other companies which are comparable to Lincoln;

(vi)	compared the financial performance of Lincoln with that of certain other companies that have been acquired and their respective securities;

Special Committee of the Board of the Directors
Lincoln Snacks Company
August 1, 2001

(vii)	performed a discounted cash flow analysis based on the 2002 budget of the Company, as well as the 2003-2006 projections and related assumptions made by us;

(viii)	reviewed precedent transactions involving publicly-traded companies where an owner of over 50% of the outstanding common stock acquired the remaining shares of the Company for cash;

(ix)	reviewed the Draft Agreement and certain related documents; and

(x)	performed such other analyses and considered such other factors as we have deemed relevant and appropriate.

For the purpose of this opinion, the term “Public Shareholders” shall mean all holders of the Common Stock, other than the members of Investor Group and their respective affiliates.

We have assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by us for the purposes of this opinion. With respect to the budgets, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of Lincoln. We have not made any independent valuation or appraisal of the assets or liabilities of Lincoln. We have assumed that the Proposed Transaction will be consummated in accordance with the terms set forth in the Draft Agreement. Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

BNY Capital Markets, Inc. (“BNYCMI”) is acting as financial advisor to the Special Committee as, and to the extent set forth in the letter agreement between BNYCMI and the Company dated July 3, 2001, and will receive a fee for our services. The Bank of New York, an affiliate of BNYCMI, provides, or has provided commercial lending and other banking services to the Company. In the ordinary course of business, The Bank of New York may from time to time trade in the securities of Lincoln for its own account, the accounts of investment funds under the management of The Bank of New York and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

This letter is for the information of the Special Committee as well as the full Board of Directors of Lincoln and may not be used for any other purpose without our prior written consent, except as may be required in documents filed by the Company with the Securities and Exchange Commission or in communications to Company shareholders.

Based on and subject to the foregoing, we are of the opinion on the date hereof that the Proposed Transaction is fair from a financial point of view to the Company’s Public Shareholders.

Very truly yours,

/s/ BNY CAPITAL MARKETS, INC.

BNY Capital Markets, Inc.

ANNEX C

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                           __________________________

                                    FORM 10-K

              [X] ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

                     For the fiscal year ended June 30, 2000

                                       OR

            [ ] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from _________________ to ___________________.

                         Commission file number 0-23048

                             LINCOLN SNACKS COMPANY
             (Exact name of registrant as specified in its charter)

                 Delaware                          47-0758569
         (State of incorporation)     (I.R.S. Employer Identification No.)

30 Buxton Farm Road, Stamford, Connecticut            06905
  (Address of principal executive offices)          (Zip Code)

Registrant's telephone number, including area code:  (203) 329-4545

Securities registered pursuant to Section 12(b) of the Act:

                                      Name of each exchange on
            Title of each class           which registered
                  None                     Not applicable

Securities registered pursuant to Section 12(g) of the Act

                     Common Stock, $.01 par value per share
                                (Title of Class)

     Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities
Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

                                                  Yes   X    No

     Indicate by check mark if disclosure of delinquent filers pursuant to
Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form
10-K or any amendments to this Form 10-K.  [  ]

     The aggregate market value of voting stock held by non-affiliates of the registrant on September 11, 2000, was approximately $1,974,005.  On such date, the closing price of registrant's common stock was $2.094 per share.
Solely for the purposes of this calculation, shares beneficially owned by directors, executive officers and stockholders of the registrant that beneficially own more than 10% of the registrant's voting stock have been excluded, except shares with respect to which such directors, officers and
10% beneficial owners disclaim beneficial ownership.  Such exclusion should not be deemed a determination or admission by the registrant that such individuals are, in fact, affiliates of the registrant.

     The number of shares of the registrant's Common Stock, $.01 par value, outstanding on September 11, 2000 was 6,331,790.

             DOCUMENTS INCORPORATED BY REFERENCE:

The Company's definitive Proxy Statement to be issued in conjunction with the 2000 Annual Meeting of Shareholders is incorporated herein by reference.

     This Annual Report on Form 10-K contains, in addition to historical information, certain forward- looking statements regarding future financial condition and results of operations.  The words "expect," "estimate,"
"anticipate," "predict," "believe," and similar expressions are intended to identify forward-looking statements.  Such statements involve certain risks and uncertainties.  Should one or more of these risks or uncertainties materialize, actual outcomes may vary materially from those indicated.

                             PART I

Item 1.   Business

(a)  General Development of Business

     Lincoln Snacks Company ("Lincoln Snacks" or the "Company") is one of
the leading manufacturers and marketers in the United States and Canada of caramelized pre-popped popcorn.  The primary product line includes glazed popcorn/nut mixes and sweet glazed popcorn sold under the brand names
Poppycock (Registered Trademark), Fiddle Faddle (Registered Trademark) and
Screaming Yellow Zonkers (Registered Trademark).

     The Company was formed in August 1992, at which time the Company acquired the business and certain assets of Lincoln Snacks Company, a division of Sandoz Nutrition Corporation, an indirect subsidiary of the
Swiss-based drug, pharmaceutical and hospital care company, Sandoz Ltd.  In
March 1993, Carousel Nut Company, a newly formed wholly owned subsidiary of the Company ("Carousel"), acquired the business and certain assets of
Carousel Nut Products, Inc., a producer and marketer of roasted, dry roasted, coated, raw and mixed nuts.  In December 1993, Carousel was merged with and into the Company, and the operations of Carousel were integrated with the Company's plant in Lincoln, Nebraska in the first calendar quarter of 1994.  In March 1998, the Company acquired certain assets of Iroquois
Popcorn Company ("Iroquois"), a private label manufacturer of caramelized popcorn.  In June 1998, Brynwood Partners III, L.P. ("Brynwood") purchased a controlling interest in the Company from Noel Group, Inc. ("Noel").

     The Company markets its Poppycock, Fiddle Faddle and Screaming Yellow
Zonkers directly through independent brokers to grocery stores, supermarkets, convenience stores, drug stores, mass merchandise outlets, warehouse clubs, vending channels, military commissaries and other military food outlets, and other retailers.

     Planters Company, a unit of Nabisco, Inc. ("Planters"), exclusively distributed the Company's Fiddle Faddle and Screaming Yellow Zonkers
products pursuant to a Distribution Agreement dated June 6, 1995 (the
"Distribution Agreement"), for an initial term which was originally scheduled to expire on June 30, 1997.  The Distribution Agreement required
Planters to purchase an annual minimum number of equivalent cases of Fiddle
Faddle and Screaming Yellow Zonkers during the initial term.

     On February 28, 1997, the Company and Planters entered into an amendment to the Distribution Agreement (the "Amendment"), which was further modified on May 9, 1997 (the "Letter Agreement"), pursuant to which the exclusive distribution arrangement with respect to the Company's Fiddle
Faddle product was extended for an additional six month period expiring on
December 31, 1997, at which time the arrangement terminated.  Effective
January 1, 1998 and May 1, 1997, Planters ceased, and the Company resumed, marketing and distributing the Company's Fiddle Faddle and Screaming Yellow
Zonkers products, respectively.

     The Amendment and Letter Agreement required Planters to purchase a specified number of manufactured cases of the Products and for Planters to compensate the Company for the remaining contract minimums for the twelve month period ended June 30, 1997.  The Amendment and Letter Agreement required Planters to compensate the Company for contract minimums for the six month period ended December 31, 1997 (six month minimums).  Planters compensated the Company in fiscal year 1998 for contract minimums, which were 27% less than case sales made to Planters for the six month period ended December 31, 1996.

     The Amendment required Planters to compensate the Company in the event that certain sales levels were not achieved during the calendar year ending
December 31, 1997.  These sales levels were not achieved during the calendar year ending December 31, 1997 resulting in Planters compensating the Company
$1.9 million which is partially offset on the Company's Statement of
Operations by approximately $500,000 in non-recurring charges associated with initial efforts to rebuild the Fiddle Faddle brand ("Net Planters Other
Income").

     See Management's Discussion and Analysis of Financial Condition and
Results of Operations with respect to the transition of the Fiddle Faddle distribution back to the Company.

(b)  Financial Information about Industry Segments

     The Company is engaged principally in one line of business: the manufacturing, marketing and distribution of pre-popped caramel popcorn.

(c)  Narrative Description of Business

Products

     The Company manufactures and markets three nationally-recognized branded products.  Poppycock is a premium priced mixture of nuts and popcorn in a deluxe buttery glaze.  Fiddle Faddle is a more moderately priced brand of popcorn and peanut clusters with a candied glaze; a fat free version of
Fiddle Faddle consists of popcorn with a caramel glaze.  Screaming Yellow
Zonkers is produced by coating popcorn clusters with a sweet buttery glaze.
The Company also manufactures private label caramel popcorn.

Marketing, Sales and Distribution

     Lincoln Snacks' brands are broadly distributed through grocery stores, supermarkets, convenience stores, drug stores, mass merchandise outlets, warehouse clubs, vending channels, military commissaries and other military food outlets, and other retailers.  Selling responsibilities for Poppycock,
Fiddle Faddle, Screaming Yellow Zonkers and the nut products in the U.S. are currently handled by four regional business managers located strategically across the U.S.  These regional business managers manage approximately 80 brokers across the U.S. in all classes of trade.  These brokers receive a commission on net sales plus incentive payments.  Certain exports and large volume customers are handled directly by Lincoln Snacks' personnel.
Pursuant to the Amendment, Lincoln Snacks resumed the sales and distribution of its Fiddle Faddle product as of January 1, 1998.

Seasonality

     Sales of Lincoln Snacks' products are seasonal, peaking during the third and fourth calendar quarters.

Competition

     Lincoln Snacks' primary products participate in the pre-popped caramel popcorn segment of the snack food market. Poppycock competes with other premium quality snack products, while Fiddle Faddle and Screaming Yellow
Zonkers compete directly with Crunch N' Munch (International Home Foods,
Inc., Food Division), Cracker Jack (Frito Lay, Inc.) Orville Redenbacher
(Hunt Wesson) and a number of other regional and local brands. The
Company's products also compete indirectly with traditional confections and other snack food products.

Significant Customers

     In the fiscal years ended June 30, 2000, 1999 and 1998, the Company made sales to Wal-Mart representing 40%, 33% and 12% of the Company's sales, respectively.  Although the Company believes its relationship with Wal-Mart is good, the loss of such customer could have a material adverse effect on the Company.  In the fiscal year ended June 30, 1999, the Company copacked product for Golden Valley Microwave Foods, which represented approximately
10% of fiscal 1999 net sales.  Golden Valley Microwave Foods terminated the copack agreement with the Company in the third quarter of fiscal 1999.

Raw Materials and Manufacturing

     Substantially all of the raw materials used in Lincoln Snacks'
production process are commodity items, including corn syrup, butter, margarine, brown and granulated sugar, popcorn, various nuts and oils.
These commodities are purchased directly from various suppliers.  The
Company believes that such materials are in good supply and are available from multiple sources.

     The Company's manufacturing facility located in Lincoln, Nebraska includes, among other things, continuous process equipment for enrobing popcorn and nuts, as well as four distinct high speed filling and packing lines for canisters, single serving packs and bag-in-box packages.  The manufacturing and packaging equipment is sufficiently flexible to allow for the manufacture of other similar product lines or packaging formats.  The facility was operated during fiscal 2000 at an overall rate varying from approximately 42% to 53% of capacity depending on the season.  Lincoln
Snacks' management believes that the facility is generally in good repair and does not anticipate capital expenditures other than normal maintenance and selected equipment modernization programs.

Trademarks

     Poppycock, Fiddle Faddle and Screaming Yellow Zonkers are registered trademarks of Lincoln Snacks.  The Company believes all its trademarks enjoy a strong market reputation denoting high product quality.

Governmental Regulation

     The production, distribution and sale of the Company's products are subject to the Federal Food, Drug and Cosmetic Act; the Occupational Safety
and Health Act; the Lanham Act; various federal environmental statutes; and
various other federal, state and local statutes regulating the production, packaging, sale, safety, advertising, ingredients and labeling of such products.  Compliance with the above described governmental laws and regulations has not had and is not anticipated to have a material adverse effect on the Company's capital expenditures, earnings or competitive position.

Employees

     As of June 30, 2000, Lincoln Snacks had 82 full-time employees and no part-time employees.  Employment at the Lincoln plant varies according to weekly and seasonal production needs, and averaged approximately 87 employees during fiscal 2000.  None of Lincoln Snacks' work force is unionized.  Lincoln Snacks' management believes that Lincoln Snacks'
relationship with its employees is good.

(d)  Financial Information about Foreign and Domestic Operations and Export
     Sales

     Foreign operations accounted for less than 10% the Company's sales, assets and net income in each of the Company's last three fiscal years.

Item 2.   Properties.

     The Company's principal executive offices are located at 30 Buxton
Farm Road, Stamford, Connecticut 06905.  The initial term of the lease on this space expires on March 31, 2006.  The Company expects that it will be able to obtain other satisfactory lease space upon expiration of the current lease.

     Lincoln Snacks manufactures and packages all of its products at its owned Lincoln, Nebraska manufacturing facility.  The Lincoln plant, constructed in 1968, is a modern 74,000 square foot one-story building on a
10.75 acre site in a light industrial area in the city of Lincoln.
Approximately 67,000 square feet of the facility is dedicated to production with the balance utilized for administration.  In October 1996, the Company sold land adjacent to its manufacturing facility in Lincoln, Nebraska.  At the same time, the Company entered into a ten year lease agreement for
50,000 square feet of a new warehouse which was constructed on the land.
This facility accommodates all of Lincoln Snacks' current warehousing needs.
The Company's lease on this facility expires in July 2006, and there is a five year renewal option beyond 2006.

     The Company believes its properties are sufficient for the current and anticipated needs of its business.

Item 3.   Legal Proceedings.

     The Company is not involved in any material pending legal proceedings.

Item 4.   Submission of Matters to a Vote of Security Holders.

     Not Applicable.

                             PART II

Item 5.   Market for Registrant's Common Equity and Related Stockholder
          Matters.

     A.   Market Information.

     The shares of Common Stock of the Company are traded on the OTC
Bulletin Board under the symbol "SNAX".  The range of high and low reported sales prices for the Common Stock as reported by NASDAQ for fiscal 1999 and the first and second quarters of fiscal 2000 and as reported by the OTC
Bulletin Board for the third and fourth quarter of fiscal 2000 were as follows:

                                    Fiscal Year       Fiscal Year
                                       Ended             Ended
                                   June 30, 1999     June 30, 2000
                                   High    Low       High    Low

First Fiscal Quarter              $2.44    $1.09     $2.13   $1.03

Second Fiscal Quarter              1.88     1.19      1.75    0.50

Third Fiscal Quarter               1.50     0.88      1.88    0.13

Fourth Fiscal Quarter              1.38     1.00      2.13    0.44

______________________

     The public market for the Company's Common Stock is limited, and the foregoing quotations should not be taken as necessarily reflective of prices which might be obtained in actual market transactions or in transactions involving substantial numbers of shares.

     B.   Holders.

     On September 11, 2000, as reported by the Company's transfer agent, shares of Common Stock were held by 30 persons, based on the number of record holders, including several holders who are nominees for an undetermined number of beneficial owners.

     C.   Dividends.

     The Company has not declared or paid a cash dividend since its inception, and its present policy is to retain any earnings for use in its business.  Payment of dividends is dependent upon the earnings and financial condition of the Company and other factors which its Board of Directors may deem appropriate.  The Company expects to use any future earnings in its operations and consequently does not intend to pay dividends on its Common
Stock in the foreseeable future.

Item 6.   Selected Financial Data

                   (In thousands, except per share data)

                     12 Months  12 Months  12 Months   12 Months    12 Months
                         Ended      Ended      Ended       Ended        Ended
                      June 30,   June 30,   June 30,    June 30,     June 30,
                          1996       1997       1998        1999         2000
                     ---------  ---------  ---------   ---------    ---------
Statement of
Operations Data:
----------------
Net sales              $23,846  $23,102   $24,278(F1)   $27,081(F1)     $29,703
Gross profit             6,621    7,576     8,872(F1)     9,167(F1)      11,174
Income (loss)
from operations            897    1,609     1,668(F2)(F3) (1,412)(F4)(F5) 1,041
Net income (loss)          511    1,443     1,667(F2)(F3) (1,378)(F4)(F5) 1,072
Basic net income (loss)
   per common share       $.08     $.23      $.26          $(.22)          $.17
Diluted net income (loss)
   per common share        .08      .23       .26           (.22)           .14
Weighted average number of
shares outstanding
  Basic                  6,335    6,332     6,332          6,332          6,332
  Diluted                6,335    6,332     6,342          6,332          9,987

                       June 30,  June 30,   June 30,   June 30,   June 30,
                           1996      1997       1998       1999       2000
                       --------  --------   --------   --------   --------
Balance Sheet Data:

Working capital
(deficit)                 $(237)   $2,042     $3,500     $8,356     $9,269
Total assets             13,979    13,290     16,073     19,753     20,901
Total long term debt        309       ---        ---      5,000      5,000
Stockholders' equity      8,506     9,949     11,616     10,238     11,310

___________________

(F1) The Planters Distribution Agreement was terminated on December 31,
     1997.  The financial impact of the termination of the Agreement on
     Fiscal 1998 and 1999 versus Fiscal 1996 and Fiscal 1997 was an increase in revenue and gross profit which were offset by increased selling, distribution and marketing costs.  Reference is made to
     Management's Discussion and Analysis of Financial Condition and
     Results of Operations.

(F2) Amount includes a non-recurring charge of $484,000 (or $.08 per share)
     which represents severance and other compensation costs in connection with the resignation of the Company's former Chairman and Chief
     Executive Officer.  All amounts were paid as of June 30, 1998.

(F3) Amount includes Net Planters Other Income of $1.4 million (or $.22 per share) which represents Planters compensation of $1.9 million to the
     Company for failing to achieve certain sales levels during the calendar year ending December 31, 1997 which was partially offset by approximately $.5 million in non-recurring charges associated with initial efforts to rebuild the Fiddle Faddle brand.

(F4) Amount includes a non-recurring charge of $287,000 (or $.05 per share)
     which represents $177,000 of severance related to the Company's former
     President and Chief Operating Officer, $50,000 of costs incurred during the relocation of the Company's new Chief Executive Officer, and $60,000 of severance related to former employees.  All amounts were paid as of June 30, 1999.

(F5) Amount includes a non-cash write down of $590,000 (or $.09 per share)
     of nut division assets.

Item 7.   Management's Discussion and Analysis of Financial Condition and
          Results of Operations

Introduction

     The Company's net sales are subject to significant seasonal variation, with results from operations fluctuating due to these trends.  This seasonality is due to customers' buying patterns of Poppycock products during the traditional holiday season.  As a result, third and fourth calendar quarter sales account for a significant portion of the Company's annual sales.

     On July 17, 1995, Planters Company, a unit of Nabisco, Inc.
("Planters"), began exclusively distributing the Company's Fiddle Faddle and
Screaming Yellow Zonkers products (the "Products") pursuant to a distribution agreement dated June 6, 1995 (the "Distribution Agreement") for an initial term which was originally scheduled to expire on June 30, 1997.
The Distribution Agreement required Planters to purchase an annual minimum number of equivalent cases of the Products during the initial term.

     On February 28, 1997, the Company and Planters entered into an amendment to the Distribution Agreement (the "Amendment"), which was further modified on May 9, 1997 (the "Letter Agreement"), pursuant to which the exclusive distribution arrangement with respect to the Company's Fiddle
Faddle product was extended for an additional six month period expiring on
December 31, 1997, at which time the arrangement terminated.  Effective
January 1, 1998 and May 1, 1997, Planters ceased, and the Company resumed, marketing and distributing the Company's Fiddle Faddle and Screaming Yellow
Zonkers products, respectively.

     The Amendment and Letter Agreement required Planters to compensate the
Company for contract minimums for the six month period ended December 31,
1997 (six month minimums).

     The Amendment also required Planters to compensate the Company in the event that certain sales levels were not achieved during the calendar year ending December 31, 1997.  These sales levels were not achieved during the calendar year ending December 31, 1997 resulting in Planters compensating the Company $1.9 million which is partially offset on the Company's
Statement of Operations by approximately $500,000 in non-recurring charges associated with initial efforts to rebuild the Fiddle Faddle brand ("Net
Planters Other Income").  Net sales to Planters were 9% of net sales for the twelve months period ended June 30, 1998.

     Under the Distribution Agreement, which required Planters to purchase a minimum number of cases during the fiscal year, the Company sold the
Products to Planters at a selling price which was reduced from the Company's historical customer selling prices.  Planters in turn was responsible for the sales and distribution of the Products to its customers.  Therefore, the
Company did not have any selling, marketing or distribution costs associated with these Products.  The financial impact of results under the Distribution
Agreement during fiscal 1997 and 1998 versus historical results was reflected in reductions in revenue and gross profit which were offset by reduced selling, marketing and distribution costs.

     Upon the termination of the Distribution Agreement on December 31,
1997, the Company resumed distribution of Fiddle Faddle at its historical selling prices.  The financial impact of the termination of the Distribution
Agreement versus the results under the Distribution Agreement was reflected in an increase in revenue which was offset by increased selling, marketing and distribution costs.

Twelve months ended June 30, 2000 versus June 30, 1999

     Overall net sales increased 10% or $2.6 million to $29.7 million for the twelve months ended June 30, 2000 versus $27.1 million in the corresponding period of fiscal 1999.  Branded sales increased to 77% of net sales versus 69% a year ago and private label sales increased to 23% of net sales versus 20% the same period last year.  The Company has terminated its contract manufacturing business, and as a result, copack sales represent 0%
of net sales versus 12% the same period last year.

     Gross profit increased $2.0 million to $11.2 million for the twelve months ended June 30, 2000 versus $9.2 million in the corresponding period of 1999.  The improvement in gross profit is due to increases in branded and private label sales which have higher gross margins than copack sales.

     Selling, general and administrative expenses increased 4% or $.4 million to $10.1 million for the twelve months ended June 30, 2000 versus
$9.7 million for the same period in 1999. The increase is primarily due to variable selling costs associated with increases in branded sales, increases in consumer marketing programs and slotting fees for new distribution of branded products.

     In fiscal 1999, the non-recurring charge of $.3 million represents $.2 million of severance related to the Company's former President and Chief
Operating Officer, $.05 million of costs incurred during the relocation of the Company's new Chief Executive Officer and $.05 million of severance related to former employees of the Company.

     In fiscal 1999, management discontinued its nut product line which consisted of honey roasted and dry roasted peanuts in canisters.  Goodwill of $.4 million relating to the nut product lines was written off.  The manufacturing equipment relating to the discontinued nut products was written down to the expected liquidation value which resulted in a $.2 million charge.

     Provision for income taxes represents estimated taxes due after giving effect to the utilization of the Company's NOL carryforwards.

     The net income of $1.1 million versus a net loss of $1.4 million in the same period in 1999 represents an increase in earnings of $2.5 million.
The improvement in earnings is attributable to increases in branded and private label sales, which were partially offset by higher marketing costs.
Additionally, the non-recurring charge and the nut division write-down contributed to the loss in 1999.

Twelve months ended June 30, 1999 versus June 30, 1998

     Overall net sales increased 12% or $2.8 million to $27.1 million for the twelve months ended June 30, 1999 versus $24.3 million for the corresponding period of 1998. The sales increase was attributable to higher private label sales which were partially offset by declines in copack sales.
Branded sales increased in dollars while case sales declined due to the
Company resuming distribution of Fiddle Faddle at historical selling prices which are higher than its selling prices to Planters during the same period in fiscal 1998.  The Planters Agreement was in effect from July 17, 1995 to
December 31, 1997, at which time the agreement terminated.  Sales dollars of branded products represent 69% and 76%, private label products of 19% and 6%
and copack products of 12% and 18% for the fiscal years ended June 30, 1999 and 1998, respectively.

     During the twelve months ended June 30, 1998, the Company's sales to
Planters represented payments, in lieu of manufactured cases, at predetermined rates which were lower than the Company's historical selling rates. The Company's case sales of Fiddle Faddle declined during the twelve months ended June 30, 1999 primarily due to the termination of the
Distribution Agreement.  The decline in case sales was offset by a $2.0 million increase in Fiddle Faddle sales dollars due to the Company's resumption of Fiddle Faddle distribution at historical selling prices which are higher than its selling prices to Planters.  The dollar increase in sales is offset by increases in cost of sales and variable selling costs relating to the Company's resumed distribution of Fiddle Faddle.  Net sales to Planters were 9% of net sales for the twelve months ended June 30, 1998.

     As part of its business, the Company copacked products for other entities.  One of its copack customers, which accounted for approximately
10% and 18% of the Company's net sales during the twelve months ended June
30, 1999 and 1998, respectively, terminated its copack agreement with the
Company.

     Gross profit increased 3% or $.3 million to $9.2 million for the twelve months ended June 30, 1999 versus $8.9 million in the corresponding period of 1998.  The increase is due to higher private label case sales which were partially offset by declines in branded and copack case sales.

     Selling, general and administrative expenses increased 20% or $1.6 million to $9.7 million for the twelve months ended June 30, 1999 versus
$8.1 million for the same period in 1998.  This increase was primarily due to increases in selling costs associated with the Company's resumption of the marketing and distribution of the Fiddle Faddle business, an increase in marketing costs associated with development of new products, and an increase in selling overhead.

     The non-recurring charge of $.3 million represents $.2 million of severance related to the Company's former President and Chief Operating
Officer, $.05 million of costs incurred during the relocation of the
Company's new Chief Executive Officer and $.05 million of severance related to former employees.  All amounts were paid as of June 30, 1999.

     The Company discontinued its nut division operations during the fiscal quarter ended December 31, 1998.  Management determined that the nut division product lines were no longer viable because of continued sales declines resulting from increased competitive activity.  Nut division sales were $.1 million and $1.0 million for the twelve months ended June 30, 1999 and 1998, respectively.

     As a result, all of the goodwill related to the nut division ($.4 million) was written off.  Similarly, manufacturing equipment (book value of
$.3 million) was written down to $50,000, the expected liquidation value.
The write-downs of goodwill and manufacturing equipment comprise the "Nut
Division Write-Down" of $.6 million in the statement of operations.  The equipment was sold during fiscal 2000 with no additional charges with respect to the discontinuance of nut division operations.

     The nut division's operating loss, excluding the "nut division write-
down" was $28,000 including depreciation of $29,000 and goodwill amortization of $8,000 for the twelve months ended June 30, 1999.  The nut division's operating loss was $6,000 including depreciation of $64,000 and goodwill amortization of $15,000 for the twelve months ended June 30, 1998.

     In fiscal 1998, the Company recognized Net Planters Other Income of
$1.4 million which represents Planters compensation of $1.9 million to the
Company for failing to achieve certain sales levels during the calendar year ended December 31, 1997 which was partially offset by approximately $.5 million in non-recurring charges associated with initial efforts to rebuild the Fiddle Faddle brand.

     The net loss of $1.4 million versus a profit of $1.7 million in the same period in 1998 represents a decrease in earnings of $3.0 million.  The earnings decline is primarily attributable to lower branded case sales, an increase in marketing costs associated with the development of new products and an increase in selling overhead.  Additionally, there were several non-
recurring items contributing to the earnings decline: Net Planters Other
Income of $1.4 million recognized in fiscal 1998, the Nut Division write-
down of $.6 million, and the non-recurring charge of $.3 million.

Liquidity and Capital Resources

     As of June 30, 2000, the Company had working capital of $9.3 million compared with a working capital of $8.4 million at June 30, 1999, an increase of $.9 million.  The increase in working capital is attributable to the increase in net income.

     On April 1, 1999, the Company executed and delivered a Convertible
Subordinated Debenture (the "Debenture") in favor of Brynwood Partners III
L.P., ("Brynwood III"), in the principal amount of $5,000,000.  The
Debenture bears interest at the rate of 6% per annum, matures on December
31, 2001 and is convertible, at the option of Brynwood III, into shares of
Common Stock of the Company at any time after a Convertability Event (as defined in the Debenture). The note is convertible at $1.37 per share into shares of common stock.

     The Company currently meets its short-term liquidity needs from its cash on hand.  The Company also has a revolving credit facility which is secured by a first priority, perfected security interest in substantially all of the Company's existing and after-acquired assets.  There were no amounts outstanding under the revolving credit facility at June 30, 2000.

     Management continues to focus on increasing product distribution and continues to review all operating costs with the objective of increasing profitability and ensuring future liquidity.  However, there can be no assurance that any of these objectives will be achieved in future periods.

     The Company's short-term liquidity is affected by seasonal increases in inventory and accounts receivable levels and seasonality of sales.
Inventory and accounts receivable levels increase substantially during the latter part of the third calendar quarter and during the remainder of the calendar year.

     The Company has approximately $2.4 million in NOL carryforwards.  A valuation allowance has been recorded due to the uncertainty of realizing certain loss carryforwards and other deferred tax assets because of the
Company's brief operating history and limitations on the ability to use the carryforwards resulting from Brynwood's purchase in 1998.

     The following chart represents the net funds provided by or used in operating, financing and investment activities for each period as indicated.

                                     Twelve Months Ended
                                        (in thousands)
                        ----------------------------------------------
                         June 30, 2000   June 30, 1999   June 30, 1998
                         -------------   -------------   -------------

Cash provided by
 (used in) operating
 activities                $3,863          $(1,404)          $3,508

Cash provided by
 (used in) investing
 activities                  (913)            (207)          (1,222)

Cash provided by
 (used in) financing
 activities                    --            4,667             (167)

Twelve months ended June 30, 2000 versus June 30, 1999

    Cash provided by operating activities increased to $3.9 million during the twelve months ended June 30, 2000 compared to cash used in operating activities of $1.4 million in 1999.  The increase in cash provided by operating activities is primarily due to the increase in the Company's net profit coupled with the timing of accounts receivable and accounts payable.

    Net cash used in investing activities of $.91 million during the twelve months ended June 30, 2000 is comprised of a $.2 million acquisition payment for Iroquois and $.7 million of capital expenditures.  Net cash used in investing activities of $.2 million for the twelve months ended June 30,
1999 represents capital expenditures.

    Net cash provided by financing activities of $4.7 million for the period ended June 30, 1999 consisted of $5.0 million of proceeds from the
Brynwood convertible debenture partially offset by $.3 million of payments under the short term note relating to the Iroquois acquisition.

Twelve months ended June 30, 1999 versus June 30, 1998

    Cash used in operating activities increased to $1.4 million during the twelve months ended June 30, 1999 compared to cash provided by operating activities of $3.5 million in 1998.  The increase in cash used in operating activities is primarily due to the decrease in the Company's net profit coupled with the timing of accounts receivable.

    Net cash used in investing activities of $.2 million during the twelve months ended June 30, 1999 represents capital expenditures.  Net cash used in investing activities of $1.2 million for the twelve months ended June 30,
1998 is primarily comprised of the $.8 million acquisition of certain assets of Iroquois and $.4 million in capital expenditures.

    Net cash provided by financing activities for the period ended June
30, 1999 was $4.7 million, which consisted of $5.0 million proceeds from the
Brynwood convertible debenture partially offset by $.3 million of payments under the short term note relating to the Iroquois acquisition.  Net cash used in financing activities for the period ended June 30, 1998 represents payments under the short term note relating to the Iroquois acquisition.

New Accounting Pronouncements Not Yet Effective

    In July 2000, the Financial Accounting Standards Board's Emerging
Issues Task Force (EITF) reached a consensus on Issue No. 00-14, "Accounting for Certain Sales Incentives."  This issue addresses the recognition, measurement, and income statement classification for various types of sales incentives including discounts, coupons, rebates and free products.  The
Company will adopt this consensus in the second quarter of 2001.  While the impact of this consensus on the Company's financial statements is still being evaluated, it is expected to only impact revenue and expense classifications and not change reported net income.

Y2K Disclosure

    The Company implemented a formal plan to address issues associated with the Year 2000 as it related to its critical management information systems hardware and software, as well as its other systems that are dependent on microprocessor components.  Additionally, the Company implemented a formal program to address such issues with respect to its suppliers, customers and other business partners.  The Company experienced no significant problems as January 1, 2000 passed, and is not aware of any problems experienced by such third parties.  The total cost for achieving compliance including hardware and software updates was not material.

    Although the transition to the Year 2000 did not have any significant impact on the Company or its reporting systems and operations, the Company will continue to assess the impact of the Year 2000 transition on its systems and those of its suppliers, customers and other business partners.

Item 7A.  Quantitative and Qualitative Disclosure About Market Risk

    Not Applicable

Item 8.   Financial Statements and Supplementary Data

    The financial information required by Item 8 is included elsewhere in this report.  See Part IV, Item 14.

Item 9.   Changes in and Disagreements with Accountants on Accounting and
          Financial Disclosure

    None.

                            PART III

Item 10.  Directors and Executive Officers of the Registrant

    The Company's definitive Proxy Statement to be issued in conjunction with the 2000 Annual Meeting of Shareholders is incorporated herein by reference.

Item 11.  Executive Compensation

    The Company's definitive Proxy Statement to be issued in conjunction with the 2000 Annual Meeting of Shareholders is incorporated herein by reference.

Item 12.  Security Ownership of Certain Beneficial Owners and Management

    The Company's definitive Proxy Statement to be issued in conjunction with the 2000 Annual Meeting of Shareholders is incorporated herein by reference.

Item 13.  Certain Relationships and Related Transactions

    The Company's definitive Proxy Statement to be issued in conjunction with the 2000 Annual Meeting of Shareholders is incorporated herein by reference.

                             PART IV

Item 14.  Exhibits, Financial Statement Schedules, and Reports on Form 8-K

(a)       (1)  Financial Statements.

          The financial statements listed in the accompanying Index to
          Financial Statements are filed as part of this annual report.
          Financial statement schedules are omitted because they are not applicable or the required information is shown in the financial statements or notes thereto.
          (2)  Exhibits.

          The exhibits listed in the accompanying Index of Exhibits.

(b)       Reports on Form 8-K.

          None

                           SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities
Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                LINCOLN SNACKS COMPANY
                                (Registrant)

                                By:  /s/ Hendrik J. Hartong III
                                     Hendrik J. Hartong III
                                     Director, President and Chief
                                       Executive Officer

                                Date:     September 22, 2000

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

/s/ Hendrik J. Hartong III                    September 22, 2000
Hendrik J. Hartong III
Director, President and Chief Executive
   Officer

/s/ Kristine A. Crabs                         September 22, 2000
Kristine A. Crabs
Vice President and Chief Financial Officer,
Secretary and Treasurer (Principal Financial
Officer and Principal Accounting Officer)

/s/ Hendrik J. Hartong, Jr.                  September 22, 2000
Hendrik J. Hartong, Jr.
Director

/s/ John T. Gray                              September 22, 2000
John T. Gray
Director

/s/ C. Alan MacDonald                         September 22, 2000
C. Alan MacDonald
Director

/s/ Ian B. MacTaggart                         September 22, 2000
Ian B. MacTaggart
Director

/s/ Robert Zwartendijk                        September 22, 2000
Robert Zwartendijk
Director

                     LINCOLN SNACKS COMPANY

                  INDEX TO FINANCIAL STATEMENTS

Financial Statements:                                   Page(s)

  Report of Independent Public Accountants                F-1

  Balance Sheets as of June 30, 2000 and 1999             F-2 to F-3

  Statements of Operations for the Years Ended
       June 30, 2000, 1999 and 1998                       F-4

  Statements of Changes in Stockholders' Equity
       for the Years Ended June 30, 2000, 1999 and 1998   F-5

  Statements of Cash Flows for the Years Ended
       June 30, 2000, 1999 and 1998                       F-6 to F-7

  Notes to Financial Statements                           F-8 to F-18

            REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholders and Board of Directors of Lincoln Snacks Company:

We have audited the accompanying balance sheets of Lincoln Snacks Company (a
Delaware corporation) as of June 30, 2000 and 1999, and the related statements of operations, changes in stockholders' equity, and cash flows for the years ended June 30, 2000, 1999 and 1998.  These financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Lincoln Snacks Company as of June 30, 2000 and 1999, and the results of its operations and its cash flows for the years ended June 30, 2000, 1999 and 1998 in conformity with accounting principles generally accepted in the United States.

                                       ARTHUR ANDERSEN LLP

Stamford, Connecticut,
August 1, 2000

                               F-1

                             LINCOLN SNACKS COMPANY
                                 BALANCE SHEETS
                                     ASSETS

                                              June 30,       June 30,
                                                  2000           1999
                                           -----------    -----------
            ASSETS

CURRENT ASSETS:
  Cash                                     $ 9,731,679    $ 6,781,556
  Accounts receivable, net of
  allowances for doubtful accounts
  and cash discounts of $396,326
  and $384,875                               1,527,740      3,304,003
  Inventories                                2,522,311      2,682,434
  Prepaid and other current assets                 946         13,696
                                           -----------    -----------

  Total current assets                      13,782,676     12,781,689
                                           -----------    -----------

PROPERTY, PLANT AND EQUIPMENT:
  Land                                         370,000        370,000
  Building and leasehold improvements        1,792,352      1,789,809
  Machinery and equipment                    4,856,937      4,714,683
  Construction in process                      507,848        100,044
                                           -----------    -----------

                                             7,527,137      6,974,536
  Less-accumulated depreciation             (3,797,491)    (3,349,176)
                                           -----------    -----------

                                             3,729,646      3,625,360

INTANGIBLE AND OTHER ASSETS, net of
  accumulated amortization of
  $1,135,522 and $937,123                    3,388,735      3,346,359
                                           -----------    -----------

  Total assets                             $20,901,057    $19,753,408
                                           ===========    ===========

                 The accompanying notes to financial statements
                  are an integral part of these balance sheets.

                                       F-2

                             LINCOLN SNACKS COMPANY
                                 BALANCE SHEETS
                      LIABILITIES AND STOCKHOLDERS' EQUITY

                                              June 30,       June 30,
                                                  2000           1999
                                           -----------    -----------

       LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Accounts payable                         $   770,851    $   674,388
  Accrued expenses                           1,741,319      1,677,855
  Accrued trade promotions                   1,988,394      2,059,854
  Deferred gain (Note 10)                       13,434         13,434
                                           -----------    -----------
  Total current liabilities                  4,513,998      4,425,531

LONG TERM DEBT (Note 7)                      5,000,000      5,000,000

DEFERRED GAIN (Note 10)                         77,019         89,941
                                           -----------    -----------
  Total liabilities                          9,591,017      9,515,472
                                           -----------    -----------
COMMITMENTS (Notes 8 and 11)

STOCKHOLDERS' EQUITY:
  Common stock, $0.01 par value,
   20,000,000 shares authorized,
   6,450,090 outstanding at June 30,
   2000 and 1999                                64,501         64,501
  Special stock, $0.01 par value,
   300,000 shares authorized,
   none outstanding                                 --             --
  Additional paid-in capital                18,010,637     18,010,637
  Accumulated deficit                       (6,739,072)    (7,811,176)
                                           -----------    -----------
                                            11,336,066     10,263,962
  Less - cost of common stock in
   treasury; 118,300 shares
   at June 30, 2000 and 1999                   (26,026)       (26,026)
                                           -----------    -----------
  Total stockholders' equity                11,310,040     10,237,936
                                           -----------    -----------
  Total liabilities and
    stockholders' equity                   $20,901,057    $19,753,408
                                           ===========    ===========

                 The accompanying notes to financial statements
                  are an integral part of these balance sheets.

                                       F-3

                             LINCOLN SNACKS COMPANY
                            STATEMENTS OF OPERATIONS

                                  Year Ended    Year Ended    Year Ended
                                    June 30,      June 30,      June 30,
                                        2000          1999          1998
                                 -----------   -----------   -----------
NET SALES                        $29,702,542   $27,080,509   $24,277,772

COST OF SALES                     18,528,633    17,913,770    15,405,319

  Gross profit                    11,173,909     9,166,739     8,872,453

SELLING, GENERAL AND
  ADMINISTRATIVE EXPENSES         10,132,943     9,701,671     8,096,238

NON-RECURRING CHARGE (Note 13)            --       286,633       484,388

NUT DIVISION WRITE DOWN (Note 12)         --       590,459            --

NET PLANTERS OTHER INCOME
  (Note 17)                               --           --     (1,376,000)
                                 -----------   -----------   -----------
  Income (loss) from
    operations                     1,040,966    (1,412,024)    1,667,827

OTHER:
  Interest income, net               108,760        78,136       128,452
  Other expense                      (17,622)           --       (19,441)
                                 -----------   -----------   -----------
  Income (loss) before
   provision for income taxes      1,132,104    (1,333,888)    1,776,838

PROVISION FOR INCOME TAXES            60,000        44,000       110,000
                                 -----------   -----------   -----------
  Net income (loss)              $ 1,072,104   $(1,377,888)  $ 1,666,838
                                 ===========   ===========   ===========
BASIC NET INCOME (LOSS)
  PER SHARE (Note 2)             $       .17   $      (.22)  $       .26
                                 ===========   ===========   ===========
DILUTED NET INCOME (LOSS)
  PER SHARE (Note 2)             $       .14   $      (.22)  $       .26
                                 ===========   ===========   ===========
WEIGHTED AVERAGE NUMBER OF
  SHARES OUTSTANDING
    Basic                          6,331,790     6,331,790     6,331,790
                                 ===========   ===========   ===========
    Diluted                        9,987,223     6,331,816     6,341,804
                                 ===========   ===========   ===========

                 The accompanying notes to financial statements
                    are an integral part of these statements.

                                       F-4

                             LINCOLN SNACKS COMPANY
                  STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                FOR THE YEARS ENDED JUNE 30, 2000, 1999 AND 1998

                                       Additional
                   Common   Special       Paid-in  Accumulated      Treasury
                    Stock     Stock       Capital     (Deficit)        Stock
                 --------   -------   -----------  ------------    ---------

June 30, 1997    $ 64,501   $   --    $18,010,637  $ (8,100,126)   $ (26,026)

  Net income           --       --             --      1,666,838          --
                 --------   -------   -----------   ------------   ---------

June 30, 1998      64,501        --    18,010,637     (6,433,288)    (26,026)

  Net (loss)           --        --            --     (1,377,888)         --
                 --------   -------   -----------   ------------   ---------

June 30, 1999      64,501        --    18,010,637     (7,811,176)    (26,026)

  Net income           --        --            --      1,072,104          --
                 --------   -------   -----------   ------------   ---------

June 30, 2000     $64,501   $    --   $18,010,637   $ (6,739,072)  $ (26,026)
                 ========   =======   ===========   ============   =========

                 The accompanying notes to financial statements
                    are an integral part of these statements.

                                       F-5

                          LINCOLN SNACKS COMPANY
                         STATEMENTS OF CASH FLOWS

                                  Year Ended   Year Ended   Year Ended
                                    June 30,     June 30,     June 30,
                                        2000         1999         1998
                                 -----------  -----------  -----------
CASH FLOWS FROM OPERATING ACTIVITIES:

  Net income (loss)              $ 1,072,104  $(1,377,888) $ 1,666,838

  Adjustments to reconcile
  net income to net cash
  provided by operating
  activities:

      Depreciation                   615,724      671,546      645,305
      Amortization                   198,399      192,356      159,856
      Nut division write down             --      590,459           --
      Loss on sale of equipment       17,622           --       19,441
      Provision for doubtful
      accounts and cash
      discounts, net                  11,450       62,367       39,198

  Changes in assets and liabilities:
      (Increase) decrease in
       accounts receivable         1,764,813   (1,662,942)     686,620
      (Increase) decrease in
       inventories                   160,123     (319,147)    (460,182)
      (Increase) decrease in
       prepaid and other assets      (53,025)      47,861      (32,534)
      Increase (decrease) in
       accounts payable               96,463     (523,056)    (159,726)
      Increase (decrease) in
       accrued trade promotions      (71,460)     631,185      753,084
      Increase (decrease) in
       accrued expenses               50,542      283,004      190,406
                                 -----------  -----------  -----------
  Net cash provided by
   (used in) operating
   activities                      3,862,755   (1,404,255)   3,508,306
                                 -----------  -----------  -----------
CASH FLOWS FROM INVESTING ACTIVITIES:

  Acquisition payment            $  (175,000) $        --  $  (800,160)
  Capital expenditures              (807,365)    (207,256)    (488,782)
  Proceeds from sale of
  fixed assets                        69,733           --       67,346
                                 -----------  -----------  -----------
  Net cash provided by
   (used in) investing
   activities                       (912,632)   (207,256)   (1,221,596)
                                 -----------  -----------  -----------

                                       F-6

                             LINCOLN SNACKS COMPANY
                            STATEMENTS OF CASH FLOWS
                                   (Continued)

                                  Year Ended   Year Ended   Year Ended
                                    June 30,     June 30,     June 30,
                                        2000         1999         1998
                                 -----------  -----------  -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Repayments under note
  payable                        $        --  $  (333,333) $  (166,667)
  Borrowings from Brynwood
  note                                    --    5,000,000           --
                                 -----------  -----------  -----------
  Net cash provided by
   (used in) financing
   activities                             --    4,666,667     (166,667)
                                 -----------  -----------  -----------

  Net increase in cash             2,950,123    3,055,156    2,120,043

CASH, beginning of period          6,781,556    3,726,400    1,606,357
                                 -----------  -----------  -----------

CASH, end of period              $ 9,731,679  $ 6,781,556  $ 3,726,400
                                 ===========  ===========  ===========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:

  Interest paid                  $   302,236  $    86,353  $    13,010
                                 ===========  ===========  ===========

  Income taxes paid              $    73,550  $    37,174  $   105,672
                                 ===========  ===========  ===========

                 The accompanying notes to financial statements
                    are an integral part of these statements.

                                       F-7

                             LINCOLN SNACKS COMPANY
                          NOTES TO FINANCIAL STATEMENTS

(1) The Company:

    Lincoln Snacks Company ("Lincoln" or the "Company"), formerly Lincoln
    Foods Inc., is a Delaware corporation and is a majority-owned subsidiary of Brynwood Partners III, L.P. ("Brynwood").  Prior to June
    1998, the Company was a majority-owned subsidiary of Noel Group, Inc.
    ("Noel").  Lincoln is engaged in the manufacture and marketing of caramelized pre-popped popcorn and glazed popcorn/nut mixes primarily throughout the United States and Canada.  Sales of the Company's
    products are subject to seasonal trends with a significant portion of sales occurring in the third and fourth quarter of the calendar year.

(2) Summary of Significant Accounting Policies:

     Use of estimates-

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

     Revenue recognition-

     Revenue is recognized by the Company when products are shipped and title passes to the customer.

     Advertising and promotion-

     Advertising costs are expensed in the period in which the related advertisements occur.  The estimated cost of the total ultimate redemptions of various coupon programs are expensed immediately at the time a coupon program is distributed to the public.

     Inventories-

     Inventories, which include material, labor and manufacturing overhead, are stated at the lower of cost (first-in, first-out) or market (net realizable value).

     Impairment of long-lived assets-

     The Company follows the provisions of Statement of Financial
     Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment
     of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of".
     This statement requires that long-lived assets and certain identifiable intangibles held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.  In general, this statement requires recognition of an impairment loss when the sum of  undiscounted expected future cash flows is less than the carrying amount of such assets.  The measurement for such impairment loss is then based on the fair value of the asset.

     The Company periodically reviews the carrying value of its long lived assets including property, plant, and equipment and intangible and other assets, in order to determine whether an impairment in the value of its long-lived assets may exist.  The Company considers relevant cash flow, estimated future operating results, trends, management's strategic plans, competition, and other available information, in assessing whether the carrying value of the assets can be recovered.  Except for the long lived assets discussed in
     Note 12, the Company has determined that there has been no further impairment in its long lived assets as of June 30, 2000.

     Property, plant and equipment-

     Property, plant and equipment is stated at cost and is depreciated on the straight-line method based upon the estimated useful lives of the assets.  The estimated useful lives of assets are as follows:

         Building and leasehold improvements     10-30 years
         Machinery and equipment                  3-10 years
         Furniture and fixtures                   7-10 years

     Expenditures for maintenance and repairs are charged against income as incurred.  Significant expenditures for betterments are capitalized.  Capital expenditures which are not able to be put into use immediately are included in construction in process.  As these programs are completed, they are transferred to depreciable assets.

     Intangible assets-

     Intangible assets are carried at cost, less accumulated amortization which is calculated on a straight-line basis over the estimated useful lives as follows:

       Excess of purchase price over net assets acquired      10-30 years
       Intellectual property and other                         1-20 years

     The Company believes no impairment of intangible assets exists at
     June 30, 2000.

     Income taxes-

     The Company follows SFAS No. 109, "Accounting for Income Taxes", under which deferred income taxes are determined based on the differences between the financial statement and tax bases of assets and liabilities using presently enacted tax rates and regulations.
     The Company does not believe that it is more likely than not that the Company's deferred tax assets will be utilized and accordingly, a valuation allowance is required.

     Net income per share-

     The Company follows the provisions of SFAS No. 128.  This statement establishes standards for computing and presenting basic and diluted earnings per share.

     Below is a reconciliation of the numerators and denominators of the basic and diluted earnings per share computations:

                                       June 30,    June 30,     June 30,
                                           2000        1999         1998
                                     ----------  ----------   ----------

  Basic earnings per share
    weighted average number of
    shares outstanding                6,331,790   6,331,790    6,331,790

   Dilutive effect:
       Stock options                      5,798          26       10,014
       Convertible debt               3,649,635          --           --
                                    -----------  -----------  -----------

  Diluted earnings per share
    weighted average number of
    shares outstanding                9,987,223    6,331,816    6,341,804
                                    ===========  ===========  ===========
  Net Income (loss)                 $ 1,072,104  $(1,377,888) $ 1,666,838

  Effect of assumed conversion of
    convertible debt                $   288,000           --           --
                                    -----------  -----------  -----------

  Net income (loss) plus assumed
    conversion of convertible debt  $ 1,360,104  $(1,377,888) $ 1,666,838
                                    ===========  ===========  ===========

  Basic earnings (loss) per share         $ .17        $(.22)       $ .26
                                    ===========  ===========  ===========

  Diluted earnings (loss) per share        $.14        $(.22)       $ .26
                                    ===========  ===========  ===========

     Options to purchase 23,000 shares of common stock were outstanding at June 30, 2000 and included in the computation of diluted earnings per share for the twelve months ended June 30, 2000.  Additional options to purchase approximately 735,500 shares of common stock were not included in the computation of diluted earnings per share because the options' exercise price was greater than the average market price of the common shares.  In addition, diluted earnings per share reflect the issuance of 3,649,635 shares upon the assumed conversion of the Brynwood debenture (see Note 5).

     Options to purchase approximately 519,750 shares of common stock were outstanding at June 30, 1999 but were not included in the computation of diluted earnings per share as the effect would be anti-dilutive for the twelve months ended June 30, 1999.  In addition, the issuance of 3,649,635 shares upon the assumed conversion of the Brynwood debenture (see Note 5) were not included in the computation of diluted earnings per share as the effect would be anti-dilutive.

     Options to purchase 65,329 shares of common stock were outstanding at June 30, 1998 and included in the computation of diluted earnings per share for the twelve months ended June 30, 1998.  Additional options and warrants to purchase approximately 812,221 shares of common stock were not included in the computation of diluted earnings per share because the effect would be anti-dilutive.

     New Accounting Pronouncements Not Yet Effective

     In July 2000, the Financial Accounting Standards Board's Emerging
     Issues Task Force (EITF) reached a consensus on Issue No. 00-14,
     "Accounting for Certain Sales Incentives."  This issue addresses the recognition, measurement, and income statement classification for various types of sales incentives including discounts, coupons, rebates and free products.  The Company will adopt this consensus in the second quarter of 2001.  While the impact of this consensus on the Company's financial statements is still being evaluated, it is expected to only impact revenue and expense classifications and not change reported net income.

(3)  Balance Sheet Components:

     The components of certain balance sheet accounts are as follows:

                                              June 30,            June 30,
                                                  2000                1999
                                           -----------         -----------
       Inventories-
       ------------

       Raw and packaging materials         $ 1,686,028         $ 1,828,542
       Finished goods                          836,283             853,892
                                           -----------         -----------
                                           $ 2,522,311         $ 2,682,434
                                           ===========         ===========

       Intangible and other assets-
       ----------------------------

       Excess of purchase price over
        net assets acquired                $ 4,302,631         $ 4,127,631
       Intellectual property and other         170,697             155,851
       Deferred Financing Costs                 50,929                  --
                                           -----------         -----------
                                             4,524,257           4,283,482
       Less:  accumulated amortization      (1,135,522)           (937,123)
                                           -----------         -----------

       Intangible assets, net              $ 3,388,735         $ 3,346,359
                                           ===========         ===========

(4) Income Taxes:

    The income tax provisions for the years ended June 30, 2000, 1999 and
    1998 consist primarily of state taxes and federal alternative minimum taxes.

    The following represents a reconciliation of the federal statutory income tax rate to the effective income tax rate:

                                       June 30,    June 30,    June 30,
                                           2000        1999        1998
                                     ----------  ----------  ----------

  Statutory federal income
   (benefit) tax rate                   34.0%      (34.0)%      34.0%
  State income and franchise
   taxes, net of federal benefit         2.8         2.1         2.9
  Utilization of loss
   carryforwards, net                  (31.9)         --       (31.1)
  Losses and temporary differences
   not benefited                          --        34.9          --
  Non-deductible meals and
   entertainment                         0.4         0.3         0.4
                                     ----------  ----------  ----------
  Effective income tax rate              5.3%        3.3%        6.2%
                                     ==========  ==========  ==========

    The principal temporary items comprising the net unrecognized deferred income tax asset are as follows:

                                     June 30,     June 30,     June 30,
                                         2000         1999         1998
                                  -----------  -----------  -----------

  Net operating loss
    carryforward                  $   954,000  $ 1,370,000  $ 1,386,000
  Depreciation and amortization      (783,000)    (772,000)    (985,000)
  Accrued expenses not yet
   deductible                         867,000      915,000      660,000
  All other                           505,000      619,000      456,000
                                  -----------  -----------  -----------

  Net deferred tax asset
   unrecognized                     1,543,000    2,132,000    1,517,000
  Less:  valuation reserve          1,543,000   (2,132,000)  (1,517,000)
                                  -----------  -----------  -----------

  Net deferred tax asset
   recognized                     $        --  $        --  $        --
                                  ===========  ===========  ===========

    At June 30, 2000, the Company had a pre-tax net operating loss carryforward ("NOLs") for income tax purposes, subject to Internal
    Revenue Service review, of approximately $2,385,000 which expire in
    2009 through 2019 if not utilized.  The above NOLs include those NOLs generated subsequent to  deconsolidating from Noel in 1994.

    A valuation allowance has been recorded due to the uncertainty of realizing certain loss carryforwards and other deferred tax assets because of the Company's brief operating history and the annual limitation on the amount of NOLs that can be used following the
    Brynwood purchase discussed below.

    Under section 382 of the Internal Revenue Code, if the Company undergoes  an ownership change, the amount of its pre-change losses that may be utilized to offset future taxable income generally will be subject to an annual limitation.  In general, the annual limitation would be based on the fair market value of the Company's outstanding stock immediately before the ownership change and multiplied by the adjusted Federal long-term interest rate in effect for the month in which the ownership change occurs.  Any unused  portion of the annual limitation would be available in subsequent years.

    On June 8, 1998, the Company underwent an ownership change as a result of the acquisition of Noel's interest in the Company by Brynwood.  As a result of the ownership change, utilization of the Company's NOL will be subject to an annual limitation of approximately $650,000.

(5) Stock Options:

    In November 1993, the Company adopted the 1993 Stock Option Plan and the Non-Employee Directors' Stock Option Plan.  A total of 1,050,000 shares of common stock are reserved for issuance under the 1993 Stock
    Option Plan, as amended, and 200,000 shares of common stock are reserved for issuance under the  Non-Employee Directors' Stock Option
    Plan.  The Company has granted options to purchase  678,500 shares and
    80,000 shares, respectively, through June 30, 2000.  Under both Plans, the option exercise price equals the stock's market price on date of grant.  The 1993 Stock Option Plan options normally vest 20% annually over a five year period.  The Non-Employee Director's Stock Option
    Plan options vest immediately upon grant.  All options expire ten years from date of grant.  The Company accounts for these plans under
    APB Opinion No. 25, under which no compensation cost has been recognized.

    Under the Non-Employee Directors' Stock Option Plan, each individual subsequently elected to the Board of Directors who is not an employee of the Company will receive a grant of stock options covering 20,000 shares of common stock, with an exercise price equal to the fair market value of a share of common stock as of the date of grant.  In addition, each non-employee director of the Company will receive a stock option covering 5,000 shares of common stock immediately following each annual meeting of stockholders of the Company during the ten-year term of the Non-Employee Directors' Stock Option Plan, with an exercise price equal to the fair market value of a share of common stock as of the date of grant.

    Had compensation cost for these plans been determined consistent with
    SFAS No. 123, the Company's net income and earnings per share would have been reduced to the following pro forma amounts:

                                     June 30,      June 30,       June 30,
                                         2000          1999           1998
                                  -----------   -----------    -----------
  Net income (loss):
   As reported                    $ 1,072,104   $(1,377,888)   $ 1,666,838
   Pro forma                      $   992,801   $(1,492,331)   $ 1,218,607

  Basic net income (loss) per share:
   As reported                           $.17          $(.22)         $.26
   Pro forma                                            $.16         $(.24)          $.19

  Diluted net income (loss) per share:
   As reported                           $.14          $(.22)         $.26
   Pro forma                             $.13          $(.24)         $.19

  Because the SFAS No. 123 method of accounting is not applicable to options granted prior to July 1, 1995, the resulting pro forma compensation cost may not be representative of that to be experienced in future years.

  A summary of the status of the Company's two stock option plans at June
  30, 2000, 1999 and 1998 and changes during the years then ended is presented in the table and narrative below:

                                   June 30,            June 30,            June 30,
                                       2000                1999                1998
                         ------------------  ------------------  ------------------
                                  Wtd. Avg.           Wtd. Avg.           Wtd. Avg.
                          Shares  Ex. Price   Shares  Ex. Price   Shares  Ex. Price
                         -------  ---------  -------  ---------  -------  ---------

Outstanding at
  beginning of year      503,861      $1.62  557,059      $3.16  822,550     $2.73
Granted                  332,500       1.66  379,000       1.64  116,800      1.81
Cancelled                     --         -- (431,309)      3.63 (380,200)     1.81
Forfeited                (77,861)      1.55     (889)      1.50   (2,091)     1.54
Expired                       --         --       --         --       --        --
                         -------  ---------  -------  ---------  -------  ---------
Outstanding at
  end of year            758,500      $1.64  503,861      $1.62  557,059     $3.16
                         =======  =========  =======  =========  =======  =========
Exercisable at
  end of year            192,800             170,746            181,217
                         =======             =======            =======
Weighted average
  fair value of
  options granted                     $1.60               $1.18              $1.37
                                  =========           =========           =========

     The following table summarizes information about stock options outstanding at June 30, 2000:

                                    Options Outstanding      Options Exercisable
                  -------------------------------------  -----------------------
                       Number       Weighted                   Number
                  Outstanding        Average   Weighted   Exercisable   Weighted
       Range of            At      Remaining    Average            At    Average
       Exercise      June 30,    Contractual   Exercise      June 30,   Exercise
         Prices          2000   Life (Years)      Price          2000      Price
  -------------   -----------   ------------   --------   -----------   --------

  $1.03 - $2.12       758,500           8.71      $1.64       192,800      $1.60

    The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions used for grants in 2000, 1999 and 1998, respectively:  risk-free interest rates of 6.56%, 4.87% and 6.25%, no expected dividend yields, expected lives of ten years and expected volatility of 115%, 57% and 61%.

(6) Debt Facilities:

    In April 2000, the Company entered into a three year revolving credit facility ("credit facility") which provides for up to $4 million in revolver borrowings.  Borrowings under the revolver are limited to a percentage of eligible receivables and inventory.  The credit facility bears interest at prime and has a commitment fee of 0.25% on the unused portion of the facility.  The credit facility is collateralized by substantially all of the Company's  assets.  There were no amounts outstanding under the revolving credit facility at June 30, 2000.

(7) Brynwood Convertible Subordinated Debenture:

    On April 1, 1999, the Company executed and delivered a Convertible
    Subordinated Debenture (the "Brynwood Debenture") in favor of
    Brynwood, in the principal amount of $5,000,000.  The Brynwood
    Debenture bears interest at the rate of 6% per annum, matures on
    December 31, 2001 and is convertible, at the option of Brynwood III, for shares of common stock of the Company at any time after a
    Convertability Event (as defined in the Brynwood Debenture).  The note is convertible at $1.37 per share into shares of common stock.
    Interest is payable quarterly.

(8) Commitments:

    In the normal course of business, Lincoln enters into purchase commitments with certain of its raw material suppliers generally for periods up to one year.  Amounts to be purchased under these arrangements are not anticipated to exceed raw material requirements for the period to which the commitments apply.  The total remaining amount of inventory to be purchased under these commitments as of June
    30, 2000 is approximately $5 million.  These purchase commitments expire primarily through June 30, 2001.

(9) Acquisition:

    In 1998, the Company acquired certain assets of Iroquois Popcorn
    Company ("Iroquois"), a private label manufacturer of caramelized popcorn, for approximately $1,300,000, of which $800,000 was paid in cash and $500,000 in a non-interest bearing note.  Additionally there are two  contingent payments of $175,000 to be paid on December 31,
    1999 and December 31, 2000.  The payments are to be paid if the
    Company maintains 70% of the sales volume to Iroquois' largest customer during each twelve month period respectively.  The Company paid the first contingent payment of $175,000 in December 1999.  The payment was accounted for as an addition to the excess of purchase price over net assets acquired and is being amortized over the remaining life of the asset (originally 10 years).

    The acquisition was accounted for as a purchase with the assets acquired recorded at their fair values at the date of acquisition.
    The excess of purchase price over net assets acquired is being amortized over a period of 10 years.  The purchase price has been allocated as follows:

         Accounts receivable             $   477,000
         Inventory                           223,000
         Excess of purchase price over
           net assets acquired               775,000
                                         -----------
                                         $ 1,475,000
                                         ===========

    The following is unaudited pro forma information as if the Company's acquisition of Iroquois had occurred at the beginning of fiscal 1998.
    The incremental revenue reflected below consists primarily of sales to one customer.  These results may not be indicative of what the actual results would have been or may be in the future.

                                               1998
                                          ---------------

            Net sales                       $27,859,707
            Net income                      $ 2,594,054
            Net income per share                  $0.41

(10) Deferred Gain:

    In October 1996, the Company sold land adjacent to its manufacturing facility in Lincoln, Nebraska.  The agreement for the sale and purchase of the land was contingent upon the Company leasing back from the purchaser of the land 50,000 square feet of a new warehouse facility to be constructed on the property by the buyer.

    The Company entered into a 10-year minimum term lease with the purchaser to lease 50,000 square feet of warehouse space,
    approximately 57% of the facility.  Accordingly, the gain on the sale of the land, $129,218, was deferred and is being amortized over the term of the lease in accordance with SFAS No. 13 and SFAS No. 28 since the Company retained more than a minor part of the property sold and the present value of the lease payments related to the land exceeded the gain on the sale of the land.

(11) Leases:

     At June 30, 2000, the Company's minimum future rental payments on a fiscal year basis under non-cancelable operating leases are as follows:

          2001                    $   333,000
          2002                        325,000
          2003                        348,000
          2004                        346,000
          2005 and thereafter         853,000

  Rent expense for operating leases amounted to approximately $317,000, for the years ended June 30, 2000 and 1999, and $310,000 for the year ended June 30, 1998.

(12) Write Down of Fixed Assets:

     The Company discontinued its nut division operations during the fiscal quarter ended December 31, 1998.  Management determined that the nut division product lines were no longer viable because of continued
     sales declines resulting from increased competitive activity.  Nut division sales were $61,814 and $907,863 for the twelve months ended
     June 30, 1999 and 1998, respectively.

     As a result, all of the goodwill related to the nut division
     ($367,800) was written off.  Similarly, manufacturing equipment (book value of $272,659) was written down to the estimated net realizable value. The write-downs of goodwill and manufacturing equipment comprise the "Nut Division Write-Down" of $590,459 in the fiscal 1999 statement of operations. The Company sold the equipment during fiscal
     2000 with no additional charges with respect to the discontinuance of the nut division operations.

     The division's operating income (loss) was ($28,489), excluding the
     "nut division write-down," and $6,049, for the twelve months ended
     June 30, 1999 and 1998, respectively.  These amounts include depreciation of $28,941 and $64,310 and goodwill amortization of
     $7,500 and $15,000, for the twelve months ended June 30, 1999 and
     1998, respectively.

     During the year ended June 30, 1997, the Company wrote down $269,498 of fixed assets.  Management ceased producing and selling certain nut product lines and wrote down $227,566 in manufacturing equipment relating to such product lines.  The Company also wrote down $41,932 of leasehold improvements relating to the termination of its warehouse lease.

(13) Non-recurring Charge:

     The non-recurring charge of $286,633 for the twelve months ended June
     30, 1999 represents $177,000 of severance related to the Company's former president and chief operating officer, $50,000 costs incurred during the relocation of the Company's new Chief Executive Officer, and $59,633 of severance related to former employees. All amounts were paid as of June 30, 1999.

     During the year ended June 30, 1998, the Company recorded a non-recurring charge of $484,388 relating to severance and other compensation costs in connection with the resignation of the Company's former chairman and chief executive officer.  All amounts were paid as of June 30, 1998.

(14) Related Party Transactions:

     During the year ended June 30, 1999, the Company received proceeds from a $5 million convertible debenture from Brynwood, the Company's majority stockholder.  During the year ended June 30, 2000, the
     Company paid interest of $302,236 relating to the convertible debenture from Brynwood.  Two of the Company's directors are general partners of the general partner of Brynwood; a third director of the
     Company is a principal of Brynwood.

     During the year ended June 30, 1998, the Company paid legal fees of approximately $38,000 to a law firm of which one of its partners was a director of Noel.

(15) Employee Benefit Plans:

     The Company sponsors a defined contribution savings plan (401(k)).
     Participation in the plan is available to substantially all salaried and hourly employees.  Company contributions to the plan are based on a percentage (2%) of employee contributions.  During the years ended
     June 30, 2000, 1999 and 1998, Company contributions to the plan totaled $47,000, $48,000, and $52,000, respectively.

(16) Sales Data:

     Export sales-

     During the years ended June 30, 2000, 1999 and 1998, export sales were approximately $960,000, $1,414,000 and $1,520,000,
     respectively.

     Significant customer-

     For the years ended June 30, 2000, 1999 and 1998, one customer represented 40%, 33% and 12% of net sales, respectively.  For the year ended June 30, 1999, another customer represented 10% of net sales.  For the year ended June 30, 1998, Planters (see Note 17)
     represented approximately 9% of net sales.

(17) Net Planters Other Income:

    On July 17, 1995, Planters Company, a unit of Nabisco, Inc.
    ("Planters"), began exclusively distributing the Company's Fiddle
    Faddle and Screaming Yellow Zonkers products (the "Products") pursuant to a distribution agreement dated June 6, 1995 (the "Distribution
    Agreement") for an initial term which was originally scheduled to expire on June 30, 1997 unless renewed for additional one year periods.  The Distribution Agreement required Planters to purchase an annual minimum number of  equivalent cases of the Products during the initial term.

    On February 28, 1997, the Company and Planters entered into an amendment to the Distribution Agreement, which was further modified on
    May 9, 1997 (the "Amendment"), pursuant to which the exclusive distribution arrangement with respect to the Company's Fiddle Faddle product was extended for an additional six month period expiring on
    December 31, 1997, at which time the arrangement terminated.
    Effective January 1, 1998 and May 1, 1997, Planters ceased, and
    Lincoln resumed, marketing and distributing the Company's Fiddle
    Faddle and Screaming Yellow Zonkers products, respectively.

    The Amendment required Planters to compensate the Company for contract minimums for the six month period ended December 31, 1997.

    The Amendment also required Planters to compensate the Company in the event that certain sales levels were not achieved during the calendar year ending December 31, 1997.  These sales levels were not achieved during the calendar year ending December 31, 1997, resulting in
    Planters compensating the Company approximately $1,880,000 which is partially offset on the Company's statement of operations by approximately $500,000 in non-recurring charges associated with initial efforts to rebuild the Fiddle Faddle brand ("Net Planters
    Other Income").

(18) Valuation and Qualifying Accounts:

                             Balance at  Charged to                 Balance
                              Beginning   Costs and                  at end
  Description                 of Period    Expenses  Deductions   of Period
  ------------               ----------  ----------  ----------  ----------

  Year ended June 30, 1998:
     Allowances for doubtful
      accounts and cash
      discounts                $237,778   $315,526   $(230,795)   $322,509
     Inventory reserves         284,665    168,852     (91,019)    362,498

  Year ended June 30, 1999:
     Allowances for doubtful
      accounts and cash
      discounts                $322,509   $316,806   $(254,440)   $384,875
     Inventory reserves         362,498    151,742    (261,346)    252,894

  Year ended June 30, 2000:
     Allowances for doubtful
      accounts and cash
      discounts                $384,875   $365,257   $(353,806)   $396,326
     Inventory reserves         252,894     13,000     (49,545)    216,349

                                INDEX OF EXHIBITS

       Exhibit Title                                         Exhibit No.

(2)    Plan of acquisition, reorganization, arrangement,
       liquidation or succession; Not Applicable

(3)    Articles of Incorporation and By-Laws

      (A)  Certificate of Incorporation, as amended and
           as currently in effect (Incorporated by
           reference to Exhibit 3(A), filed by the Company
           with the Registration Statement on Form S-1
           (33-71432))                                            *

      (B)  By-laws as currently in effect (Incorporated by
           reference to Exhibit 3(B) filed by the Company with
           the Registration Statement on Form S-1 (33-71432))     *

(4)    Instruments defining the rights of security holders,
       including indentures

       (A)  Excerpts from Certificate of Incorporation, as
            amended, (Incorporated by reference to Exhibit 4(A)
            filed by the Company with the Registration Statement
            on Form S-1 (33-71432))                               *

       (B)  Excerpts from By-Laws, as amended, (Incorporated by
            reference to Exhibit 4(B) filed by the Company with
            the Registration Statement on Form S-1 (33-71432))     *

       (C)  Credit Agreement dated as of April 27, 2000 between
            Lincoln Snacks Company and The Bank of New York        4(C)

(9)    Voting Trust Agreement; Not Applicable

(10)   Material Contracts

       Brynwood Note (Incorporated by reference to the Company's
       current report on Form 8-K filed on April 4, 1999)          *

(11)   Statement of computation of per share earnings:  Not
       required because the relevant computations can be clearly
       determined from the material contained in the financial
       statements included herein

(12)   Statement re: computation of ratios; Not applicable

(13)   Annual report to security holders, Form 10-Q or quarterly
       report to security holders; Not applicable

(16)   Letter re: change in certifying accountant; Not Applicable

(18)   Letter re: change in accounting principles; Not Applicable

(21)   Subsidiaries of Registrant; Not Applicable

(22)   Published report regarding matters submitted to vote of
       security holders; Not Applicable

(23)   Consents of Experts and Counsel

       (A)  Consent of Arthur Andersen LLP                    23A

(24)   Power of Attorney;  Not Applicable

(27)   Financial Data Schedule                                27

(99)   Additional Exhibits; Not Applicable

ANNEX D

SECURITIES AND EXCHANGE COMMISSION

Washington, DC   20549

FORM 10-Q

[X] QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

For the Quarterly Period Ended March 31, 2001

OR

[   ]  TRANSITION REPORT PURSUANT TO SECTION 13 OR 15 (d) OF THE
SECURITIES EXCHANGE ACT OF 1934

For the transition period from _______ to _______

Commission file number 0-23048

LINCOLN SNACKS COMPANY
(exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction (IRS Employer Identification No.)	47-0758569 of incorporation or organization)

30 Buxton Farm Road, Stamford, Connecticut (Address of principal executive offices)	06905 (zip code)

(Registrant's telephone number, including area code)      (203) 329-4545

Not Applicable
(Former name, former address and former fiscal year,
if changed since last report)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports) and (2) has been subject to such filing requirements for the past 90 days.

Yes      X         No

The number of shares of the issuer’s Common Stock, $.01 par value, outstanding on April 9, 2001 was 6,331,790 shares.

LINCOLN SNACKS COMPANY
INDEX TO FORM 10-Q

LINCOLN SNACKS COMPANY

BALANCE SHEETS

ASSETS

AS OF MARCH 31, 2001 AND JUNE 30, 2000

                                                   March 31,         June 30,
                                                     2001              2000
                                                 ------------      ------------
           ASSETS                                (Unaudited)

CURRENT ASSETS:

  Cash .....................................     $ 11,194,665      $  9,731,679
  Investments (available for sale) .........           44,474              --
  Accounts receivable (net of allowances
   of $420,541 and $396,326, respectively) .        2,910,352         1,527,740
  Inventories ..............................        2,304,168         2,522,311
  Prepaid and other current assets .........           39,689               946
                                                 ------------      ------------

Total current assets .......................       16,493,348        13,782,676

PROPERTY, PLANT AND EQUIPMENT:

  Land .....................................          370,000           370,000
  Building and leasehold improvements ......        1,806,547         1,792,352
  Machinery and equipment ..................        5,445,668         4,856,937
  Construction in progress .................          339,059           507,848
                                                 ------------      ------------

                                                    7,961,274         7,527,137

  Less: accumulated depreciation
   and amortization ........................       (4,312,816)       (3,797,491)
                                                 ------------      ------------

                                                    3,648,458         3,729,646

INTANGIBLE AND OTHER ASSETS,
(net of accumulated amortization of
$1,309,073 and $1,135,522, respectively) ...        3,379,697         3,388,735
                                                 ------------      ------------

TOTAL ASSETS ...............................     $ 23,521,503      $ 20,901,057
                                                 ============      ============

The accompanying notes to financial statements
are an integral part of these balance sheets.

LINCOLN SNACKS COMPANY

BALANCE SHEETS

LIABILITIES AND STOCKHOLDERS' EQUITY

AS OF MARCH 31, 2001 AND JUNE 30, 2000

                                                   March 31,         June 30,
                                                     2001              2000
                                                 ------------      ------------
LIABILITIES AND STOCKHOLDERS' EQUITY             (Unaudited)

CURRENT LIABILITIES:
  Accounts payable .........................     $    965,303      $    770,851
  Accrued expenses .........................        1,711,233         1,741,319
  Accrued trade promotions .................        2,377,633         1,988,394
  Deferred gain-short term .................           13,434            13,434
                                                 ------------      ------------

Total current liabilities ..................        5,067,603         4,513,998

LONG TERM DEBT .............................        5,000,000         5,000,000
Deferred Gain ..............................           67,327            77,019
                                                 ------------      ------------

TOTAL LIABILITIES ..........................       10,134,930         9,591,017
                                                 ------------      ------------

COMMITMENTS

STOCKHOLDERS' EQUITY:
  Common stock, $0.01 par value,
   20,000,000 shares authorized,
   6,450,090 shares issued at
   March 31, 2001 and June 30, 2000 ........           64,501            64,501
  Special stock, $0.01 par value, 300,000
   shares authorized, none outstanding .....             --                --
  Additional paid-in capital ...............       18,010,637        18,010,637
  Accumulated deficit ......................       (4,685,923)       (6,739,072)
  Other comprehensive income ...............           23,384              --
  Less: cost of common stock in
   treasury 118,300 shares .................          (26,026)          (26,026)
                                                 ------------      ------------

TOTAL STOCKHOLDERS' EQUITY .................       13,386,573        11,310,040
                                                 ------------      ------------

TOTAL LIABILITIES AND
STOCKHOLDERS' EQUITY .......................     $ 23,521,503      $ 20,901,057
                                                 ============      ============

The accompanying notes to financial statements
are an integral part of these balance sheets.

LINCOLN SNACKS COMPANY

STATEMENTS OF OPERATIONS

FOR THE THREE MONTHS ENDED MARCH 31, 2001 AND MARCH 31, 2000

                                                     2001               2000
                                                 -----------         -----------
                                                 (Unaudited)         (Unaudited)

NET SALES ..............................         $ 8,573,206         $ 6,601,455

COST OF SALES ..........................           5,180,784           4,245,112
                                                 -----------         -----------

  Gross profit .........................           3,392,422           2,356,343

SELLING, GENERAL AND
ADMINISTRATIVE EXPENSES ................           3,390,283           2,092,587
                                                 -----------         -----------

  Income from operations ...............               2,139             263,756

Interest income, net ...................              82,625              31,145
Other income ...........................              21,090                --
                                                 -----------         -----------

  Income before provision
   for income taxes ....................             105,854             294,901

PROVISION FOR INCOME TAXES .............               7,000              30,000
                                                 -----------         -----------

  Net income ...........................         $    98,854         $   264,901
                                                 ===========         ===========

BASIC NET INCOME PER SHARE .............         $      0.02         $      0.04
                                                 ===========         ===========

DILUTED NET INCOME PER SHARE ...........         $      0.02         $      0.03
                                                 ===========         ===========

Weighted Average Number of
Shares Outstanding

  Basic ................................           6,331,790           6,331,790
                                                 ===========         ===========

  Diluted ..............................          10,169,575           9,981,425
                                                 ===========         ===========

The accompanying notes to financial statements
are an integral part of these statements.

LINCOLN SNACKS COMPANY

STATEMENTS OF OPERATIONS

FOR THE NINE MONTHS ENDED MARCH 31, 2001 AND MARCH 31, 2000

                                                   2001                2000
                                               ------------        ------------
                                               (Unaudited)         (Unaudited)

NET SALES .............................        $ 29,932,227        $ 23,729,487

COST OF SALES .........................          16,792,180          14,701,410
                                               ------------        ------------

  Gross profit ........................          13,140,047           9,028,077

SELLING, GENERAL AND
ADMINISTRATIVE EXPENSES ...............          11,180,340           8,065,044
                                               ------------        ------------

  Income from operations ..............           1,959,707             963,033

Interest income, net ..................             212,352              49,184
Other income/(expense) ................              21,090             (17,622)
                                               ------------        ------------

  Income before provision
   for income taxes ...................           2,193,149             994,595

PROVISION FOR INCOME TAXES ............             140,000              50,000
                                               ------------        ------------

  Net income ..........................        $  2,053,149        $    944,595
                                               ============        ============

BASIC NET INCOME PER SHARE ............        $       0.32        $       0.15
                                               ============        ============

DILUTED NET INCOME PER SHARE ..........        $       0.22        $       0.12
                                               ============        ============

Weighted Average Number of
Shares Outstanding

  Basic ...............................           6,331,790           6,331,790
                                               ============        ============

  Diluted .............................          10,118,851           9,987,836
                                               ============        ============

The accompanying notes to financial statements
are an integral part of these statements.

LINCOLN SNACKS COMPANY
STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
FOR THE NINE MONTHS ENDED MARCH 31, 2001 AND MARCH 31, 2000
(UNAUDITED)

                                                                                       Accumulated
                                                                                             Other         Total
                          Common    Special       Paid In   Accumulated     Treasury Comprehensive Stockholders'
                           Stock     Stock        Capital       Deficit        Stock        Income        Equity
                          ------    -------   -----------  ------------   ----------   -----------  ------------

June 30, 1999 .......  $    64,501  $   --    $18,010,637  $(7,811,176)  $   (26,026)  $      --    $10,237,936

  Comprehensive
   income:

   Net income .......         --        --           --        944,595          --            --        944,595
                                                                                                    -----------

  Total comprehensive
   income ...........                                                                                   944,595
                       -----------  --------  -----------  -----------   -----------   -----------  -----------
March 31, 2000 ......  $    64,501  $   --    $18,010,637  $(6,866,581)  $   (26,026)  $      --    $11,182,531
                       ===========  ========  ===========  ===========   ===========   ===========  ===========

June 30, 2000 .......  $    64,501      --    $18,010,637  $(6,739,072)  $   (26,026)  $      --    $11,310,040

  Comprehensive
   income:

  Net income ........         --        --           --      2,053,149          --            --      2,053,149

  Unrealized gain
   on available-for-
   sale securities ..         --        --           --           --            --          23,384       23,384
                                                                                                    -----------
  Total comprehensive
   income ...........                                                                                 2,076,533
                       -----------  --------  -----------  -----------   -----------   -----------  -----------
March 31, 2001 ......  $    64,501  $   --    $18,010,637  $(4,685,923)  $   (26,026)  $    23,384  $13,386,573
                       ===========  ========  ===========  ===========   ===========   ===========  ===========

The accompanying notes to financial statements
are an integral part of these statements.

LINCOLN SNACKS COMPANY

STATEMENTS OF CASH FLOWS

FOR THE NINE MONTHS ENDED MARCH 31, 2001 AND MARCH 31, 2000

                                                     2001              2000
                                                 ------------      ------------
                                                  (Unaudited)       (Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income ...............................     $  2,053,149      $    944,595
  Adjustments to reconcile net income
  to cash provided by operating activities:
    Depreciation and amortization ..........          688,876           608,640
    Allowance for doubtful accounts and
     cash discounts, net ...................           24,215             8,361
    Gain on sale of fixed assets ...........             --              17,622
    Receipt of demutualization
         trust interests ...................          (21,090)             --

  Changes in Assets and Liabilities:
    (Increase) decrease in accounts
         receivable ........................       (1,406,827)        1,230,645
    Decrease in inventories ................          218,143           367,959
    (Increase) in prepaid and
         other current assets ..............          (28,256)           (6,689)
    Increase in accounts payable
         and accrued expenses ..............          543,913           262,866
                                                 ------------      ------------

  Net cash provided by
         operating activities ..............        2,072,123         3,433,999
                                                 ------------      ------------

CASH FLOWS FROM INVESTING ACTIVITIES:
    Acquisition payment ....................         (175,000)         (175,000)
    Capital expenditures ...................         (434,137)         (469,520)
                                                 ------------      ------------

  Net cash used in investing activities ....         (609,137)         (644,520)
                                                 ------------      ------------

CASH FLOWS FROM FINANCING ACTIVITIES: ......             --                --
                                                 ------------      ------------

  Net increase in cash .....................        1,462,986         2,789,479

CASH, beginning of period ..................        9,731,679         6,781,556
                                                 ------------      ------------

CASH, end of period ........................     $ 11,194,665      $  9,571,035
                                                 ============      ============

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:

  Interest paid ............................     $    226,886      $    226,886
                                                 ============      ============
  Income taxes paid ........................     $    319,077      $     33,307
                                                 ============      ============

The accompanying notes to financial statements
Are an integral part of these statements.

LINCOLN SNACKS COMPANY

NOTES TO FINANCIAL STATEMENTS

MARCH 31, 2001
(Unaudited)

(1)	The Company:

Lincoln Snacks Company (“Lincoln” or the “Company”) is a Delaware corporation and is a majority-owned subsidiary of Brynwood Partners III L.P. (“Brynwood”). Lincoln is engaged in the manufacture and marketing of caramelized pre-popped popcorn and glazed popcorn/nut mixes. Sales of the Company’s products are subject to seasonal trends with a significant portion of sales occurring in the last four months of the calendar year.

(2)	Basis of Presentation:

The balance sheet as of March 31, 2001, the related statements of operations and changes in stockholders’ equity for the three and nine months ended March 31, 2001 and March 31, 2000, and statements of cash flows for the nine months ended March 31,2001 and March 31, 2000, have been prepared by the Company without audit. In the opinion of management, all adjustments necessary to present fairly the financial position, results of operations and cash flows at and for periods ended March 31, 2001 and March 31, 2000 have been made. During the interim periods presented, the accounting policies followed are in conformity with generally accepted accounting principles and are consistent with those applied for annual periods and described in the Company’s Annual Report on Form 10-K for the twelve months ended June 30, 2000 filed with the Securities and Exchange Commission on September 22, 2000 (the “Annual Report”).

Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been omitted. It is suggested that these financial statements be read in conjunction with the financial statements included in the Annual Report. The results of operations for the three and nine months ended March 31, 2001 and March 31, 2000 are not necessarily indicative of the operating results for the full year.

(3)	Net income per share:

The Company follows the provisions of Statement of Financial Accounting Standards No. 128 (“SFAS No.128 Earnings per Share”). This statement establishes standards for computing and presenting basic and diluted earnings per share.

Below is a reconciliation of the numerators and denominators of the basic and diluted earnings per share computations:

                                                Three Months Ended
                                           ---------------------------

                                             March 31,       March 31,
                                               2001            2000
                                           -----------     -----------
Basic earnings per share weighted
  average number of shares outstanding       6,331,790       6,331,790

Dilutive effect:
  Stock options ......................         188,150            --
  Convertible debt ...................       3,649,635       3,649,635
                                           -----------     -----------

Diluted earnings per share weighted
  average number of shares outstanding      10,169,575       9,981,425
                                           ===========     ===========

Net income ...........................     $    98,854     $   264,901

Effect of assumed conversion
  of convertible debt ................          72,000          72,000
                                           -----------     -----------

Net income plus assumed
  conversion of convertible debt .....     $   170,854     $   336,901
                                           ===========     ===========

Basic earnings per share .............     $      0.02     $      0.04
                                           ===========     ===========

Diluted earnings per share ...........     $      0.02     $      0.03
                                           ===========     ===========

                                                Three Months Ended
                                           ---------------------------

                                             March 31,       March 31,
                                               2001            2000
                                           -----------     -----------
Basic earnings per share weighted
  average number of shares outstanding       6,331,790       6,331,790

Dilutive effect:
  Stock options ......................         137,426           6,411
  Convertible debt ...................       3,649,635       3,649,635
                                           -----------     -----------

Diluted earnings per share weighted
  average number of shares outstanding      10,118,851       9,987,836
                                           ===========     ===========

Net income ...........................     $ 2,053,149     $   944,595

Effect of assumed conversion
  of convertible debt ................         216,000         216,000
                                           -----------     -----------

Net income plus assumed
  conversion of convertible debt .....     $ 2,269,149     $ 1,160,587
                                           ===========     ===========

Basic earnings per share .............     $      0.32     $      0.15
                                           ===========     ===========

Diluted earnings per share ...........     $      0.22     $      0.12
                                           ===========     ===========

Options to purchase 822,500 shares of common stock were outstanding at March 31, 2001 and included in the computation of diluted earnings per share for the three and nine months ended March 31, 2001. Additional options to purchase approximately 247,000 shares of common stock were not included in the computation of diluted earnings per share because the options’ exercise price was greater than the average market price of the common shares. In addition, diluted earnings per share reflect the issuance of 3,649,635 shares upon the assumed conversion of the Brynwood debenture (see Note 5).

Options to purchase 13,000 shares of common stock were outstanding at March 31, 2000 and included in the computation of diluted earnings per share for the three and nine months ended March 31, 2000. Additional options to purchase approximately 754,611 shares of common stock were not included in the computation of diluted earnings per share because the options’ exercise price was greater than the average market price of the common shares. In addition, diluted earnings per share reflect the issuance of 3,649,635 shares upon the assumed conversion of the Brynwood debenture (see Note 5).

(4)	Debt Facility:

In April 2000, the Company entered into a three-year revolving credit facility (“credit facility”) which provides for up to $4 million in revolver borrowings. Borrowings under the credit facility are limited to a percentage of eligible receivables and inventory. The credit facility bears interest at prime and has a commitment fee of 0.25% on the unused portion of the facility. The credit facility is collateralized by substantially all of the Company’s assets. There were no amounts outstanding under the credit facility at March 31, 2001.

(5)	Brynwood Convertible Subordinated Debenture:

On April 1, 1999, the Company executed and delivered a Convertible Subordinated Debenture which was amended on April 27, 2000 (as so amended, the “Brynwood Debenture”) payable to Brynwood, in the principal amount of $5,000,000. The Brynwood Debenture bears interest at the rate of 6% per annum, matures on April 28, 2003 and is convertible, at the option of Brynwood, for shares of common stock of the Company at any time after a Convertibility Event (as defined in the Brynwood Debenture). The note is convertible at $1.37 per share into shares of common stock. Interest is payable quarterly.

(6)	Inventory:

Inventory consists of the following:

	March 31, 2001	June 30, 2000

Raw materials and supplies	$1,322,191	$1,686,028
Finished Goods	981,977	836,283

	$2,304,168	$2,522,311

(7)	Acquisition:

In 1998, the Company acquired certain assets of Iroquois Popcorn Company (“Iroquois”), a private label manufacturer of caramelized popcorn. The agreement with Iroquois provided for two contingent payments of $175,000 to be paid on December 31, 1999 and December 31, 2000 if the Company maintained 70% of the sales volume to Iroquois’ largest customer during each twelve-month period respectively. The Company paid the first contingent payment of $175,000 in December 1999 and the second contingent payment of $175,000 in December 2000. The payments were accounted for as additions to the excess of purchase price over net assets acquired and are being amortized over the remaining life of the asset (originally 10 years).

ITEM 2. -	MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (UNAUDITED)

Results of Operations:

Introduction

                 The Company’s net sales are subject to significant seasonal variation, with results from operations fluctuating due to these trends. This seasonality is due principally to customers’ buying patterns of Poppycock during the traditional holiday season. As a result, third and fourth calendar quarters sales account for a significant portion of the Company’s annual sales.

Three months ended March 31, 2001 versus March 31, 2000

                 Overall net sales increased 30% or $1.97 million to $8.57 million for the three months ended March 31, 2001 versus $6.60 million in the corresponding period of 2000 which was attributable to higher branded sales resulting from stronger consumer demand and increased product distribution. Branded sales increased to 85% of net sales versus 69% a year ago.

                 Gross profit increased $1.04 million to $3.39 million for the three months ended March 31, 2001 versus $2.35 million in the corresponding period of 2000. The improvement in gross profit is due to an increase in overall net sales of higher margin branded products.

                 Selling, general and administrative expenses increased 62% or $1.30 million to $3.39 million for the three months ended March 31, 2001 versus $2.09 million for the same period in 2000. The increase is primarily due to variable selling costs associated with increases in branded sales, increased consumer marketing programs and slotting fees for new distribution of branded products.

                 Interest income, net increased to $.08 million for the three months ended March 31, 2001 due to higher cash balances.

                 Other income of $.02 million for the three months ended March 31, 2001 represents a gain due to the receipt of trust interests upon the demutualization of an insurance company that has issued certain insurance policies for the Company.

                 Provision for income taxes represents estimated taxes due after giving effect to the utilization of the Company’s NOL carryforwards.

                 The quarter net income of $.10 million versus $.26 million in the same period in 2000 represents a decrease in earnings of $.16 million. The reduction in earnings is attributable to increases in variable selling costs, slotting fees for new distribution and higher marketing costs.

Nine months ended March 31, 2001 versus March 31, 2000

                 Overall net sales increased 26% or $6.20 million to $29.93 million for the nine months ended March 31, 2001 versus $23.73 million in the corresponding period of 2000 which was attributable to higher branded sales resulting from stronger consumer demand and increased product distribution. Branded sales increased to 88% of net sales versus 76% a year ago.

                 Gross profit increased $4.11 million to $13.14 million for the nine months ended March 31, 2001 versus $9.03 million in the corresponding period of 2000. The improvement in gross profits is due to an increase in overall net sales of higher margin branded products.

                 Selling, general and administrative expenses increased 39% or $3.11 million to $11.18 million for the nine months ended March 31, 2001 versus $8.07 million for the same period in 2000. The increase is primarily due to variable selling costs associated with increases in branded sales, increases in consumer marketing programs and slotting fees for new distribution of branded products.

                 Interest income, net increased to $.21 million for the nine months ended March 31, 2001 due to higher cash balances.

                 Provision for income taxes represents estimated taxes due after giving effect to the utilization of the Company’s NOL carryforwards.

                 The year to date net income of $2.05 million versus a net income of $.94 million in the same period in 2000 represents an increase in earnings of $1.11 million. The improvement in earnings is attributable to increases in branded sales that were partially offset by higher marketing costs.

Liquidity and Capital Resources

                 As of March 31, 2001, the Company had working capital of $11.43 million compared to a working capital of $9.27 million at June 30, 2000 (the Company’s fiscal year end), an increase in working capital of $2.16 million. The increase in working capital is primarily attributable to the Company’s net income of $2.05 million.

                 On April 1, 1999, the Company executed and delivered a Convertible Subordinated Debenture payable to Brynwood in the principal amount of $5,000,000. The Debenture bears interest at the rate of 6% per annum, matures on April 28, 2003 and is convertible, at the option of Brynwood, into shares of Common Stock of the Company at any time after a Convertibility Event (as defined in the Debenture). The note is convertible at $1.37 per share into shares of common stock.

                 The Company currently meets its short-term liquidity needs from its cash on hand. The Company also has a revolving credit facility which is secured by a first priority, perfected security interest in substantially all of the Company’s existing and after-acquired assets. There were no amounts outstanding under the revolving credit facility as of March 31, 2001.

                 Management continues to focus on increasing product distribution and continues to review all operating costs with the objective of increasing profitability and ensuring future liquidity. However, there can be no assurance that any of these objectives will be achieved in future periods.

                 The Company’s short-term liquidity is affected by seasonal increases in inventory and accounts receivable levels, and seasonality of sales. Inventory and accounts receivable levels typically increase substantially during the latter part of the third calendar quarter and during the remainder of the calendar year. Inventory levels as of March 31, 2001 were lower than the previous quarter but are expected to increase by June 30, 2001.

                 As of July 1, 2000, the Company has approximately $2.4 million in NOL carryforwards. A valuation allowance has been recorded due to the uncertainty of realizing certain loss carryforwards and other deferred tax assets because of the Company’s brief operating history and limitations on the ability to use the carryforwards resulting from Brynwood’s purchase in 1998.

Nine Months Ended

March 31, 2001	March 31, 2000

(in thousands)

Net cash provided by operating activities	$2,072	$ 3,434

Net cash used in investing activities	(609)	(644)

Net cash from financing activities	---	---

                 Net cash provided by operating activities decreased $1.36 million to cash provided of $2.07 million during the nine months ended March 31, 2001 compared to $3.43 million in 2000. The decrease in cash provided by operating activities is primarily due to the timing of accounts receivable, accounts payable and accrued expenses partially offset by the increase in net income of $.81 million.

                 Net cash used in investing activities decreased $.04 million to $.61 million for the nine months ended March 31, 2001 compared to the same period in 2000. Net cash used in investing activities for both periods represents capital expenditures and payments under the short term note related to the Iroquois acquisition.

New Accounting Pronouncements Not Yet Effective

                 In July 2000, the Financial Accounting Standards Board’s Emerging Issues Task Force (EITF) reached a consensus on Issue No. 00-14, “Accounting for Certain Sales Incentives.” This issue addresses the recognition, measurement, and income statement classification for various types of sales incentives including discounts, coupons, rebates and free products. The Company will adopt this consensus in the fourth quarter of 2001. While the impact of this consensus on the Company’s financial statements is still being evaluated, it is expected to only impact revenue and expense classifications and not change reported net income.

Forward Looking Statement

                 This Quarterly Report on Form 10-Q contains, in addition to historical information, certain forward-looking statements regarding future financial condition and results of operations. The words “expect,” “estimate,” “anticipate,” “predict,” “believe,” and similar expressions are intended to identify forward-looking statements. Such statements involve certain risks and uncertainties. Should one or more of these risks or uncertainties materialize, actual outcomes may vary materially from those indicated.

ITEM 3. -	QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

Not Applicable.

PART II.	OTHER INFORMATION

Item 1.	Legal Proceedings	Not Applicable

Item 2.	Changes in Securities	Not Applicable

Item 3.	Defaults Upon Senior Securities	Not Applicable

Item 4.	Submission of Matters to a Vote of Security Holders	Not Applicable

Item 5.	Other Information	Not Applicable

Item 6.	Exhibits and Reports on Form 8-K	Not Applicable

	a Exhibits	Not Applicable

	b Reports on Form 8-K	Not Applicable

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

May 11, 2001	Lincoln Snacks Company (Registrant)

By:	/s/ Hendrik J. Hartong III

Name:	Hendrik J. Hartong III
Title:	President and Chief Executive Officer; Director (Principal Executive Officer)

By:	/s/ Joanne W. Prier

Name:	Joanne W. Prier
Title:	Vice President and Chief Financial Officer, Secretary and Treasurer (Principal Financial Officer and Principal Accounting Officer)

ANNEX E

SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

262.        APPRAISAL RIGHTS
                (a)        Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to §228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the work "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

                (b)        Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to §251 (other than a merger effected pursuant to §251(g) of this title), §252, §254, §257, §258, §263 or §264 of this title:

                (1)        Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of §251 of this title.

                (2)        Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

                a.        Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

                b.        Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

                c.        Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

E-1

                d.        Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

                (3)        In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under §253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

                (c)        Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

                (d)        Appraisal rights shall be perfected as follows:

                (1)        If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

                (2)        If the merger or consolidation was approved pursuant to §228 or §253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than

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20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

                (e)        Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsection (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsection (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder with 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

                (f)        Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

                (g)        At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

                (h)        After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money

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during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancer, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

                (i)        The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

                (j)        The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

                (k)        From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

                (l)        The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger of consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

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PRELIMINARY COPY

LINCOLN SNACKS COMPANY

Solicited by the Board of Directors for the Special Meeting of Stockholders

at the offices of Lincoln Snacks Company,
30 Buxton Farm Road, Stamford, CT 06905

September 14, 2001, 10:00 A.M. Eastern Time

                   The undersigned hereby appoints David D. Clarke and Hendrik J. Hartong III, and each of them acting alone, with full power of substitution, proxies to represent and vote the common stock of Lincoln Snacks Company held of record by the undersigned on August 17, 2001, at the Special Meeting of Stockholders of Lincoln Snacks Company to be held on September 14, 2001, and any adjournment or postponements thereof, for the following purposes:

                   (1) To consider and vote on a proposal to approve the Agreement and Plan of Merger, dated as of August 2, 2001, among Lincoln Snacks Company, Lincoln Snacks Acquisition Corp. and Brynwood Partners III L.P., pursuant to which each share of common stock of Lincoln Snacks Company (other than shares the holders of which have exercised appraisal rights under the Delaware General Corporation Law and shares owned by Brynwood Partners III L.P.) would be converted into the right to receive $3.50 in cash.

                   Receipt of the Notice of Special Meeting of Stockholders and accompanying Proxy Statement of the board of directors is acknowledged.

If no direction is made, this proxy will be voted FOR the approval of the Agreement and Plan of Merger. This proxy also grants discretionary authority to the proxies to represent and vote upon such other matters as may properly come before the annual meeting.

(Continued, and to be dated and signed on the reverse side)

VOTE BY TELEPHONE

QUICK   * * *    EASY   * * *   IMMEDIATE

LINCOLN SNACKS COMPANY

You can now vote your shares on the telephone.

This eliminates the need to return your proxy card.

Your telephonic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card.

TO VOTE YOUR PROXY BY MAIL

Mark, sign and date your proxy card above, detach it and return it in the postage-paid envelope provided.

TO VOTE YOUR PROXY BY PHONE
1-800-293-8533

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. You will be prompted to enter the company number, proxy number and account number. Follow the voting instructions to vote your shares.

PLEASE DO NOT RETURN THE ABOVE CARD IF VOTING BY TELEPHONE.

The board of directors recommends a vote FOR proposal 1.

1.  Proposal to approve the Agreement and Plan of Merger, dated as of August 2, 2001, among Lincoln Snacks Company, Lincoln Snacks Acquisition Corp. and Brynwood Partners III L.P.

FOR	AGAINST	ABSTAIN
[ ]	[ ]	[ ]

Please sign exactly as your name appears herein. If you are signing for the stockholder, please sign the stockholder’s name, your name and state the capacity in which you are signing.

Date:________________________, 2001

________________________________
Signature

________________________________
Signature

MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Votes MUST be indicated (X) in black or blue ink.